    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997.
                                                    REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              WACHOVIA CORPORATION

             (Exact name of registrant as specified in its charter)

       NORTH CAROLINA                      6060                    56-1473727
(State or other jurisdiction         (Primary Standard          (I.R.S. Employer
      of incorporation)                 Industrial            Identification No.)
                                 Classification Code No.)

       100 NORTH MAIN STREET            191 PEACHTREE STREET, N.E.
           P. O. BOX 3099                 ATLANTA, GEORGIA 30303
WINSTON-SALEM, NORTH CAROLINA 27150           (404) 332-5000
           (910) 770-5000

  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                             KENNETH W. MCALLISTER
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                 P. O. BOX 3099
                      WINSTON-SALEM, NORTH CAROLINA 27150
                                 (910) 770-5000

 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                                WITH COPIES TO:

            MARK J. MENTING                                    EDWARD D. HERLIHY
          SULLIVAN & CROMWELL                            WACHTELL, LIPTON, ROSEN & KATZ
            125 BROAD STREET                AND               51 WEST 52ND STREET
        NEW YORK, NEW YORK 10004                            NEW YORK, NEW YORK 10019
             (212) 558-4000                                      (212) 403-1000

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

 TITLE OF EACH CLASS                                                           PROPOSED MAXIMUM
 OF SECURITIES TO BE         AMOUNT TO BE            PROPOSED MAXIMUM         AGGREGATE OFFERING            AMOUNT OF
     REGISTERED             REGISTERED(1)        OFFERING PRICE PER UNIT            PRICE                REGISTRATION FEE
Common stock.......           38,399,500                   N/A                       N/A
                                shares                                                                     $812,102.81(2)
                                                                                                          -$471,010.00(3)
                                                                                                           $341,092.81(3)

(1) The number of shares of Common Stock, par value $5.00 per share ("Wachovia Common Stock"), of Wachovia Corporation to be registered pursuant to this Registration Statement is based upon the number of shares of Common Stock, par value $5.00 per share ("Central Fidelity Common Stock"), of Central Fidelity Banks, Inc. presently outstanding or reserved for issuance under various plans or otherwise expected to be issued upon the consummation of the proposed transaction to which this Registration Statement relates, multiplied by the exchange ratio of 0.63 shares of Wachovia Common Stock for each share of Central Fidelity Common Stock.
(2) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the average of the high and low sales prices of Central Fidelity Common Stock, as reported in the Nasdaq National Market System on September 30, 1997 ($43.96875), and computed based on the estimated maximum number of such shares (60,951,000) that may be exchanged for the Wachovia Common Stock being registered.
(3) A registration fee of $471,010 was previously paid in connection with the filing by Central Fidelity of preliminary proxy solicitation materials, under Section 14(g) and Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, which fee, pursuant to Rule 457(b) under the Securities Act of 1933, as amended, has been credited against the registration fee payable hereunder.
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                            (Central Fidelity Logo appears here)

CENTRAL FIDELITY BANKS, INC.
EXECUTIVE OFFICES
1021 EAST CARY STREET
Post Office Box 26702
RICHMOND, VIRGINIA 23261-7602
(804) 782-4000

                                                                 October 9, 1997

Dear Shareholders:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Central Fidelity Banks, Inc. ("Central Fidelity") to be held at the Central Fidelity National Bank Building located at 219 East Broad Street, Richmond, Virginia at 4:30 p.m. on November 21, 1997.

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger and the related Plan of Merger (together, the "Merger Agreement") between Central Fidelity and Wachovia Corporation ("Wachovia"), under which Central Fidelity would be merged into Wachovia (the "Merger"). If the Merger is consummated, each outstanding share of Central Fidelity Common Stock will be converted into and exchanged for 0.63 of a share of Wachovia Common Stock.

     The Board of Directors of Central Fidelity has unanimously approved the Merger Agreement. The Board believes that the Merger is beneficial to all shareholders and strongly encourages you to vote FOR the proposal. Central Fidelity's financial adviser, Keefe, Bruyette & Woods, Inc., has issued its opinion to Central Fidelity's Board of Directors that the exchange ratio in the Merger is fair from a financial point of view to Central Fidelity's shareholders.

     Regardless of the number of shares you own, or whether you plan to attend the Special Meeting, it is very important that your shares be represented and voted at the meeting. The affirmative vote of more than two-thirds of the outstanding shares of Central Fidelity Common Stock is required for approval. Please read the enclosed material carefully and complete, sign and return the enclosed proxy in the envelope provided as soon as possible.

     We have engaged Morrow & Company, Inc. ("Morrow") to assist us with the proxy solicitation effort. You may receive a phone call from one of their representatives reminding you to send in your proxy. In addition, if you have questions, you may call Morrow at 1-800-662-5200.

     We look forward to seeing you at the Special Meeting.

                                          Sincerely,

                                          /s/ Lewis N. Miller, Jr.

                                          LEWIS N. MILLER, JR.
                                          CHAIRMAN OF THE BOARD & CHIEF
                                          EXECUTIVE OFFICER

                                          (Central Fidelity Logo appears here)


NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Central Fidelity Banks, Inc.
Executive Offices
1021 East Cary Street
Post Office Box 27602
Richmond, Virginia 23261-7602

To the Shareholders of Central Fidelity Banks, Inc.:

     Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of Central Fidelity Banks, Inc. ("Central Fidelity") will be held at the Central Fidelity National Bank Building, located at 219 East Broad Street, Richmond, Virginia at 4:30 p.m., on November 21, 1997, for the following purposes:

     (1) To consider and vote upon an Agreement and Plan of Merger, dated as of June 23, 1997 and the related Plan of Merger (together, the "Merger Agreement"), between Central Fidelity and Wachovia Corporation ("Wachovia"), pursuant to which Central Fidelity will merge with and into Wachovia (the "Merger") and each share of Central Fidelity Common Stock outstanding on the effective date of the Merger shall be converted into 0.63 of a share of Wachovia Common Stock. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Proxy Statement/Prospectus and is incorporated by reference therein.

     (2) To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

     Only shareholders of record at the close of business on September 22, 1997 are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated thereby requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Central Fidelity Common Stock.

     THE BOARD OF DIRECTORS OF CENTRAL FIDELITY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE "FOR" THE PROPOSAL.

                                          By Order of the Board of Directors,

                                          /s/ William N. Stoyko

                                          WILLIAM N. STOYKO
                                          SECRETARY
October 9, 1997

(Central Fidelity                (Wachovia logo appears here)
logo appears here)

     PROXY STATEMENT OF             PROSPECTUS OF
CENTRAL FIDELITY BANKS, INC.     WACHOVIA CORPORATION

                                     COMMON STOCK
                                 (PAR VALUE $5.00 PER
                                        SHARE)

     This Proxy Statement/Prospectus is being furnished to holders of common stock, $5.00 par value ("Central Fidelity Common Stock"), of Central Fidelity Banks, Inc., a Virginia corporation ("Central Fidelity"), in connection with the solicitation of proxies by the Board of Directors of Central Fidelity (the "Central Fidelity Board") for use at a Special Meeting of Shareholders to be held at 4:30 p.m., on November 21, 1997, at the Central Fidelity National Bank Building, located at 219 East Broad Street, Richmond, Virginia and at any adjournments or postponements thereof (the "Special Meeting").
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 23, 1997 and the related Plan of Merger (together, the "Merger Agreement"), by and between Central Fidelity and Wachovia Corporation, a North Carolina corporation ("Wachovia"), which provide for, among other things, the merger of Central Fidelity with and into Wachovia (the "Merger"). See "Summary," "The Merger" and Appendix A to this Proxy Statement/Prospectus.
     Upon consummation of the Merger, each outstanding share of Central Fidelity Common Stock, together with each associated Right (as defined herein), shall cease to be outstanding and each such share (excluding certain shares held by Central Fidelity, Wachovia or their subsidiaries, if any) shall be converted into and exchanged for 0.63 of a share (the "Exchange Ratio") of common stock, par value $5.00 per share, of Wachovia ("Wachovia Common Stock"), with cash paid in lieu of fractional shares. The Merger Agreement also provides for the conversion upon consummation of the Merger of all stock options (the "Central Fidelity Stock Options") outstanding under the Central Fidelity Stock Plans (as defined herein) into options to acquire shares of Wachovia Common Stock, appropriately adjusted to reflect the Exchange Ratio. See "The Merger."
     This Proxy Statement/Prospectus also constitutes a prospectus of Wachovia in respect of the shares of Wachovia Common Stock to be issued to shareholders of Central Fidelity in connection with the Merger and in respect of any shares of Wachovia Common Stock that are issuable upon exercise of the Central Fidelity Stock Options following consummation of the Merger.
     Based on the 57,201,963 shares of Central Fidelity Common Stock outstanding on the Record Date (as hereinafter defined), the 3,428,616 shares of Central Fidelity Common Stock issuable upon exercise of outstanding stock options, the 185,000 shares of Central Fidelity Common Stock estimated to be issued under certain employee benefit plans of Central Fidelity and the 135,000 shares of Central Fidelity Common Stock estimated to be issued under Central Fidelity's Stock Purchase Program and the Exchange Ratio of 0.63, up to approximately 38,399,500 Wachovia Common Shares will be issuable upon consummation of the Merger.
     Wachovia Common Stock is listed and traded on the New York Stock Exchange, Inc. ("NYSE"). Central Fidelity Common Stock is traded in the National Market System of the Nasdaq Stock Market (the "Nasdaq Stock Market"). On June 23, 1997, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of Wachovia Common Stock on the NYSE Composite Transactions Reporting System (the "NYSE Composite Tape") and of Central Fidelity Common Stock on the Nasdaq Stock Market were $62 and $31, respectively, and on October 6, 1997, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale prices per share were $75 and $47.9375, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
            PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO
                           THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF WACHOVIA COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS,
   DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE
      NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE          CORPORATION
                       OR ANY OTHER GOVERNMENTAL AGENCY.

     The date of this Proxy Statement/Prospectus is October 7, 1997, and it is being mailed or otherwise delivered to Central Fidelity shareholders on or about such date.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION......................................................................................     1
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE..........................................................     1
SUMMARY....................................................................................................     3
  Parties to the Merger....................................................................................     3
  Special Meeting; Record Date.............................................................................     4
  The Merger...............................................................................................     4
  Acquisitions.............................................................................................     7
  Market for Common Stock and Related Shareholder Matters..................................................     8
  Comparison of Certain Unaudited per Share Data...........................................................     9
  Selected Financial Data of Wachovia (Historical).........................................................    10
  Selected Financial Data of Central Fidelity (Historical).................................................    11
  Wachovia and Central Fidelity Unaudited Pro Forma Combined Financial Data................................    12

GENERAL INFORMATION........................................................................................    13
  Special Meeting..........................................................................................    13
  Record Date, Solicitation and Revocability of Proxies....................................................    13
  Vote Required............................................................................................    14
  Recommendation of Central Fidelity Board of Directors....................................................    14

THE MERGER.................................................................................................    14
  General..................................................................................................    14
  Background of the Merger.................................................................................    14
  Reasons of Central Fidelity for the Merger...............................................................    16
  Opinion of Central Fidelity's Financial Adviser..........................................................    17
  Reasons of Wachovia for the Merger.......................................................................    21
  Effective Time...........................................................................................    21
  Distribution of Wachovia Certificates....................................................................    22
  Fractional Shares........................................................................................    22
  Stock Options............................................................................................    22
  Certain Federal Income Tax Consequences..................................................................    22
  Management and Operations After the Merger...............................................................    24
  Post-Acquisition Compensation and Benefits...............................................................    24
  Interests of Certain Persons in the Merger...............................................................    25
  Conditions to Consummation...............................................................................    28
  Regulatory Approvals.....................................................................................    28
  Amendment, Waiver and Termination........................................................................    30
  Conduct of Business Pending the Merger...................................................................    30
  Expenses and Fees........................................................................................    32
  Accounting Treatment.....................................................................................    32
  Dissenters' Rights.......................................................................................    32
  Stock Exchange Listing of Wachovia Common Stock..........................................................    32
  Resales of Wachovia Common Stock.........................................................................    32
  Stock Option Agreement...................................................................................    33
  Amendment to Central Fidelity Rights Agreement...........................................................    35

ACQUISITIONS...............................................................................................    36
  Merger with Jefferson Bankshares, Inc....................................................................    36
  Merger with 1st United Bancorp...........................................................................    36
  Acquisitions Generally...................................................................................    37

WACHOVIA AND CENTRAL FIDELITY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION...........................    38

DESCRIPTION OF WACHOVIA CAPITAL STOCK......................................................................    45
  General..................................................................................................    45
  Preferred Stock..........................................................................................    45
  Common Stock.............................................................................................    45

  Changes in Control.......................................................................................    46
CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS AND CENTRAL FIDELITY SHAREHOLDERS...............    48
  Amendment of Articles of Incorporation and Bylaws........................................................    48
  Special Meetings of Shareholders.........................................................................    48
  Number of Directors, Classified Board of Directors.......................................................    49
  Removal of Directors.....................................................................................    49
  Advance Notice of Director Nominations...................................................................    49
  Restrictions on Certain Business Combinations............................................................    49
  Control Share Acquisitions...............................................................................    50
  Limitation on Director Liability.........................................................................    51
  Indemnification..........................................................................................    51
  Dissenters' Rights.......................................................................................    51
  Right to Receive Reports.................................................................................    52
  Shareholder Inspection Rights; Shareholder Lists.........................................................    52
  Shareholder Rights Plan..................................................................................    52

COMPARATIVE MARKET PRICES AND DIVIDENDS....................................................................    53
  Wachovia.................................................................................................    53
  Central Fidelity.........................................................................................    54

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF CENTRAL FIDELITY...........................................    54
  Principal Beneficial Owners..............................................................................    54
  Shares Beneficially Owned By Directors and Executive Officers............................................    55

EXPERTS....................................................................................................    55

VALIDITY OF WACHOVIA COMMON STOCK..........................................................................    55

OTHER MATTERS..............................................................................................    56

SHAREHOLDER PROPOSALS......................................................................................    56

APPENDICES:
APPENDIX A   -- Agreement and Plan of Merger, dated as of June 23, 1997, by and between Wachovia and Central
                Fidelity, and related Plan of Merger
APPENDIX B   -- Stock Option Agreement, dated as of June 24, 1997, by and between Wachovia and
                Central Fidelity
APPENDIX C   -- Opinion of Keefe, Bruyette & Woods, Inc.

                             AVAILABLE INFORMATION

     Wachovia and Central Fidelity are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by Wachovia and Central Fidelity with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. In addition, Wachovia Common Stock is traded on the NYSE. Reports, proxy statements, and other information concerning Wachovia may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Central Fidelity Common Stock is traded in the Nasdaq Stock Market. Reports, proxy statements and other information concerning Central Fidelity may be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with any amendments thereto, the "Registration Statement"), which has been filed by Wachovia with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

     This Proxy Statement/Prospectus contains statements describing the material provisions of certain documents filed or incorporated by reference as exhibits to the Registration Statement. Such descriptions are not necessarily complete, and all such statements contained in this Proxy Statement/Prospectus are qualified in their entirety by reference to the full text of such documents.

     All information contained herein with respect to Wachovia and its subsidiaries has been supplied by Wachovia, and all information with respect to Central Fidelity and its subsidiaries has been supplied by Central Fidelity.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WACHOVIA OR CENTRAL FIDELITY. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF WACHOVIA, CENTRAL FIDELITY, OR ANY OF THEIR RESPECTIVE SUBSIDIARIES SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Wachovia with the Commission (File No. 1-9021) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus: Wachovia's Annual Report on Form 10-K as of and for the year ended December 31, 1996 (the "1996 Wachovia 10-K"); the portions of Wachovia's Proxy Statement for the Annual Meeting of shareholders held on April 25, 1997 (the "1997 Wachovia Proxy Statement") that have been incorporated by reference in the 1996 Wachovia 10-K; Wachovia's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997; the description of Wachovia Common Stock set forth in Wachovia's Registration Statement on Form 8-B filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description; and Wachovia's Current Reports on Form 8-K, dated June 9, June 23, August 6 and September 8, 1997.

     The following documents filed by Central Fidelity with the Commission (File No. 0-8829) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus: Central Fidelity's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Central Fidelity 10-K"), the portions of Central Fidelity's Proxy Statement for the Annual Meeting of shareholders held on May 14, 1997 that have been incorporated by reference in the 1996 Central Fidelity 10-K; Central Fidelity's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and the six months ended June 30, 1997; the description of Central Fidelity Common Stock set forth in Central Fidelity's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description; and Central Fidelity's Current Reports on Form 8-K, dated March 6, 1997, April 24, 1997 and June 23, 1997.

     All documents filed by Wachovia and Central Fidelity pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus, or any supplement hereto.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: WACHOVIA CORPORATION, P.O. BOX 3099, WINSTON-SALEM, NORTH CAROLINA 27150, (910) 770-5000 OR 191 PEACHTREE STREET, N.E., ATLANTA, GEORGIA 30303, (404) 332-5000, ATTENTION: SECRETARY, AS TO WACHOVIA DOCUMENTS; AND CENTRAL FIDELITY BANKS, INC., 1021 EAST CARY STREET, RICHMOND, VIRGINIA 23219, ATTENTION: SECRETARY, (804) 697-7145, AS TO CENTRAL FIDELITY DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY NOVEMBER 14, 1997. THE REQUESTED DOCUMENTS WILL BE SENT BY FIRST CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST.

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF WACHOVIA AND, ASSUMING THE CONSUMMATION OF THE MERGER, THE JEFFERSON MERGER (AS DEFINED HEREIN) AND THE 1ST UNITED MERGER (AS DEFINED HEREIN), A COMBINED WACHOVIA/CENTRAL FIDELITY COMPANY, INCLUDING STATEMENTS RELATING TO: (A) THE COST SAVINGS AND ACCRETION TO CASH EARNINGS AND REPORTED EARNINGS THAT WILL BE REALIZED FROM THE MERGERS; (B) THE IMPACT OF THE MERGERS ON REVENUES, INCLUDING THE POTENTIAL FOR ENHANCED REVENUES AND THE IMPACT ON REVENUES OF CONSOLIDATION OF RETAIL BRANCHES AND OTHER OPERATIONS AS PLANNED; AND (C) THE RESTRUCTURING CHARGES EXPECTED TO BE INCURRED IN CONNECTION WITH THE MERGERS. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGERS CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF WACHOVIA AND CENTRAL FIDELITY, 1ST UNITED BANCORP AND/OR JEFFERSON BANKSHARES, INC. ARE GREATER THAN EXPECTED; (3) REVENUES FOLLOWING THE MERGERS ARE LOWER THAN EXPECTED; (4) COMPETITIVE PRESSURE AMONG DEPOSITORY INSTITUTIONS INCREASES SIGNIFICANTLY; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE INTEREST MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE COMBINED COMPANY WILL BE DOING BUSINESS, ARE LESS FAVORABLE THAN EXPECTED; OR (7) LEGISLATION OR REGULATORY CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED.

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED HEREIN. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED OR INCORPORATED IN THIS PROXY STATEMENT/PROSPECTUS AND IS SUBJECT TO AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. A COPY OF THE STOCK OPTION AGREEMENT (AS DEFINED HEREIN) IS INCLUDED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE OPTION (AS DEFINED HEREIN). SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROXY STATEMENT/PROSPECTUS, THE TERMS "WACHOVIA" AND "CENTRAL FIDELITY" REFER TO SUCH CORPORATIONS, RESPECTIVELY, AND WHERE THE CONTEXT REQUIRES, SUCH CORPORATIONS AND THEIR RESPECTIVE SUBSIDIARIES.

PARTIES TO THE MERGER

     WACHOVIA. Wachovia is a North Carolina corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and a savings and loan holding company registered under the Home Owners' Loan Act of 1933, as amended. Wachovia was formed in 1985 as First Wachovia Corporation, with two bank holding company subsidiaries. Today, Wachovia has one principal banking subsidiary, Wachovia Bank, National Association ("Wachovia Bank"), the assets of which constitute substantially all of the assets of Wachovia. Wachovia has 451 banking offices and 883 ATMs, predominately in North Carolina, South Carolina and Georgia. The First National Bank of Atlanta and Wachovia Bank Card Services, Inc., in Wilmington, Delaware, provide credit card services for Wachovia Bank. Wachovia also has bank-related subsidiaries engaged in large corporate and institutional relationship management and business development, corporate leasing, remittance processing and discount brokerage services. Wachovia's subsidiaries have offices in Chicago, New York City, London, Hong Kong, Tokyo and the Cayman Islands. Based on its consolidated asset size and market capitalization at June 30, 1997, Wachovia was ranked 20th and 22nd, respectively, among domestic U.S. bank holding companies.

     Wachovia's principal executive offices are located at 100 North Main Street, Winston-Salem, North Carolina 27150 (telephone: (910) 770-5000) and at 191 Peachtree Street, N.E., Atlanta, Georgia 30303 (telephone: (404) 332-5000). Certain financial and other information relating to Wachovia and its business, including information relating to Wachovia's directors and executive officers, is set forth under "Summary -- Selected Financial Data of Wachovia (Historical)" and in the 1996 Wachovia 10-K (including the portions of the 1997 Wachovia Proxy Statement incorporated by reference in Part III thereof), Wachovia's 1997 First and Second Quarter Reports on Form 10-Q and 1997 Current Reports on Form 8-K, each of which documents is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

     CENTRAL FIDELITY. Central Fidelity is a bank holding company registered under the provisions of the BHC Act. Central Fidelity, the third largest banking company headquartered in Virginia, serves Virginia markets primarily through its wholly-owned banking subsidiary, Central Fidelity National Bank, a national banking association. At June 30, 1997, Central Fidelity National Bank operated 243 branch offices, including 28 full-service supermarket locations, and 237 automated teller machines throughout Virginia. At June 30, 1997, Central Fidelity had total assets of approximately $10.7 billion, deposits of approximately $8.1 billion and shareholders' equity of approximately $803.6 million.

     Central Fidelity, through Central Fidelity National Bank and its other subsidiaries, provides a wide variety of financial services to a broad customer base of individuals, corporations, institutions and governments primarily located in Virginia. Central Fidelity also engages in limited international banking activities, primarily in connection with foreign trade financing for Virginia-based companies. In addition to traditional retail and commercial banking activities, Central Fidelity generates noninterest income by sales of trust and fiduciary services, annuities and other investment services.

     Central Fidelity's principal executive offices are located at 1021 East Cary Street, Richmond, Virginia 23219 (telephone: (804) 782-4000). Certain financial and other information relating to Central Fidelity and its business is set forth under "Summary -- Selected Financial Data of Central Fidelity (Historical)" and in the 1996

Central Fidelity 10-K, Central Fidelity's 1997 First and Second Quarter Reports on Form 10-Q and 1997 Current Reports on Form 8-K, each of which documents is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held at 4:30 p.m. on November 21, 1997, at the Central Fidelity National Bank Building at 219 East Broad Street, Richmond, Virginia. At the Special Meeting, Central Fidelity shareholders will consider and vote upon approval of the Merger Agreement and the consummation of the transactions contemplated therein. The Central Fidelity Board has fixed the close of business on September 22, 1997, as the record date for determining the Central Fidelity shareholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were 57,201,963 shares of Central Fidelity Common Stock issued and outstanding and entitled to be voted at the Special Meeting. For additional information with respect to the Special Meeting, including the Record Date and vote required for approval, see "General Information."

THE MERGER

     GENERAL. The Merger Agreement provides that Central Fidelity will merge with and into Wachovia, which will be the surviving corporation of the Merger and will be governed by the laws of the State of North Carolina. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth in Appendix A to this Proxy Statement/Prospectus. See "The Merger."

     EXCHANGE RATIO. At the time of the Merger, each outstanding share of Central Fidelity Common Stock (excluding certain shares held by Central Fidelity, Wachovia or their subsidiaries, if any) will be converted into and exchanged for 0.63 of a share of Wachovia Common Stock. No fractional shares of Wachovia Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Central Fidelity shareholder would be entitled upon consummation of the Merger, based on the average of the last sale prices of the Wachovia Common Stock as reported by the NYSE Composite Tape (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) for the five trading days immediately preceding the Effective Date (as defined herein).

     VOTE REQUIRED. Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of the Central Fidelity Common Stock. As of the Record Date, the directors and executive officers of Central Fidelity and their affiliates held 1,072,839 shares (or approximately 1.9% of the outstanding shares) of Central Fidelity Common Stock entitled to vote at the Special Meeting. As of the Record Date, Wachovia held 126,562 shares of Central Fidelity Common Stock and directors and executive officers of Wachovia and their affiliates held no shares of Central Fidelity Common Stock. As of the Record Date, Central Fidelity held 8,199,594 shares (of which it has no voting control over 5,966,066 shares) and Wachovia held 20,903 shares of Central Fidelity Common Stock in a fiduciary capacity for others. See "General
Information -- Vote Required" and "The Merger -- Interests of Certain Persons in the Merger."

     It is not expected that the Merger Agreement and the consummation of the transactions contemplated therein will require the approval of the holders of Wachovia Common Stock under either the North Carolina Business Corporation Act or the rules of the NYSE. See "General Information -- Vote Required."

     RECOMMENDATION OF THE CENTRAL FIDELITY BOARD OF DIRECTORS. The Central Fidelity Board believes that the Merger is in the best interests of Central Fidelity and its shareholders and has unanimously approved the Merger Agreement and approved the consummation of the transactions contemplated therein. In deciding to adopt the Merger Agreement and approve the transactions contemplated therein, the Central Fidelity Board considered a number of factors, including the financial condition, results of operations, and future prospects of Central Fidelity and Wachovia. See "The Merger -- Background of the Merger,"
" -- Reasons of Central Fidelity for the Merger" and " -- Interests of Certain Persons in the Merger."

     THE CENTRAL FIDELITY BOARD UNANIMOUSLY RECOMMENDS THAT CENTRAL FIDELITY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     OPINION OF FINANCIAL ADVISER. Keefe, Bruyette & Woods, Inc. ("KBW") has served as financial adviser to Central Fidelity in connection with the Merger and has rendered an opinion to the Central Fidelity Board that the Exchange Ratio of 0.63 of a share of Wachovia Common Stock for each share of Central Fidelity Common Stock is fair from a financial point of view to Central Fidelity shareholders. For additional information concerning KBW and its opinion, see "The Merger -- Opinion of Central Fidelity's Financial Adviser" and the opinion of KBW attached as Appendix C to this Proxy Statement/Prospectus.

     EFFECTIVE TIME. If the Merger is approved by the requisite vote of the Central Fidelity shareholders, all required governmental and other consents and approvals are obtained and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that articles of merger reflecting the Merger are filed with the office of the Virginia State Corporation Commission and the Secretary of State of North Carolina and a certificate of merger is issued by the Virginia State Corporation Commission. Unless otherwise agreed by Central Fidelity and Wachovia, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to cause the Effective Date to occur on the fifth business day to occur after the last of the conditions to the consummation of the Merger have been satisfied or waived (or, at the election of Wachovia, on the last business day of the month in which such date occurs or, if such fifth business day occurs on one of the last five business days of such month, on the last business day of the succeeding month). Wachovia and Central Fidelity each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by June 30, 1998. See "The Merger -- Effective Time" and
" -- Amendment, Waiver and Termination."

     DELIVERY OF WACHOVIA CERTIFICATES. Promptly after the Effective Time, Wachovia will send or will cause to be sent transmittal materials to each record holder of shares of Central Fidelity Common Stock outstanding at the Effective Time for use in exchanging those certificates for shares of Wachovia Common Stock. See "The Merger -- Distribution of Wachovia Certificates."

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by Central Fidelity shareholders as a result of the Merger except with respect to any cash received in lieu of fractional share interests. A condition to consummation of the Merger is the receipt by each of Wachovia and Central Fidelity of an opinion from their respective legal counsel as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger.

     All shareholders should carefully read the discussion of the material federal income tax consequences of the proposed Merger under "The
Merger -- Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisers as to the federal, state, local and foreign tax consequences in their particular circumstances.

     MANAGEMENT AFTER THE MERGER. Wachovia will be the surviving corporation resulting from the Merger. Wachovia has agreed to cause three members of the Central Fidelity Board to be elected or appointed as directors of Wachovia. See "The Merger -- Management and Operations After the Merger."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of Central Fidelity's management and board of directors have interests in the Merger in addition to their interests as shareholders of Central Fidelity generally. Those interests relate to, among other things, provisions in the Merger Agreement regarding indemnification, the treatment of outstanding options with respect to Central Fidelity Common Stock and employment agreements with Wachovia.

     Wachovia has generally agreed to indemnify, for a period of six years after the Effective Time, the present officers and directors of Central Fidelity and its subsidiaries against certain liabilities arising prior to the effective time of the Merger. Wachovia has also agreed to provide directors' and officers' liability insurance for the present and former officers and directors of Central Fidelity for a period of five years following the Effective Time.

     The Merger Agreement provides that all options to acquire Central Fidelity Common Stock outstanding at the Effective Time under the Central Fidelity Stock Plans (as defined below), including those held by management, will be converted into options to acquire shares of Wachovia Common Stock. In addition, Central Fidelity has agreements with certain of its executive officers that provide for severance payments and certain other benefits if the officer's employment terminates under certain circumstances after a "change in control" of Central Fidelity.

     Wachovia has entered into an employment agreement with Lewis N. Miller, Jr. pursuant to which Mr. Miller will receive an annual base salary equal to $650,000, an annual cash bonus of at least $325,000 for 1998 and benefits similar to those provided to other senior executives of Wachovia. Mr. Miller will also receive 15,000 restricted shares of Wachovia Common Stock and options to purchase 25,000 additional shares, all of which will vest over a period of five years. The value of the 15,000 shares of restricted stock which he will be awarded will be based on the market price of Wachovia Common Stock as of the Effective Time. Using the closing price of Wachovia Common Stock on September 30, 1997 of $72 per share, the estimated current market value of the restricted shares is $1,080,000. Mr. Miller has also entered into a retirement agreement with Wachovia pursuant to which he will receive monthly retirement benefits the present value of which, based on certain assumptions, is estimated at $2,383,000. See "Certain Differences in the Rights of Wachovia Shareholders and Central Fidelity Shareholders -- Indemnification," "The
Merger -- Post-Acquisition Compensation and Benefits," " -- Stock Options" and
" -- Interests of Certain Persons in the Merger."

     CONDITIONS TO CONSUMMATION. Consummation of the Merger is subject to various conditions, including, among other matters: (i) approval of the Merger Agreement by the Central Fidelity shareholders; (ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger; and (iii) satisfaction of certain other usual conditions, including the receipt of the tax opinions discussed above. Under the terms of the Merger Agreement, the conditions to the Merger may generally be waived by Wachovia or Central Fidelity, as applicable. As of the date of this Proxy Statement/Prospectus, neither Wachovia nor Central Fidelity intends to waive the conditions as to the receipt of opinions of counsel on taxation matters. In the event of a failure to obtain a tax opinion, and a party's determination to waive such condition to the consummation of the Merger, Central Fidelity will resolicit the votes of its shareholders to approve the Merger without such condition and update the information contained herein with respect to the tax consequences of the Merger as necessary. See "The Merger -- Conditions to Consummation" and " -- Amendment, Waiver and Termination."

     REGULATORY APPROVALS. The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and the State Corporation Commission of Virginia (the "Virginia Commission"), and may be subject to the approval of or notice to other regulatory authorities. Applications for approval of the Merger have been filed or will promptly be filed with such agencies. There can be no assurance that the approval of the Federal Reserve or the Virginia Commission will be obtained or as to the timing or conditions of such approval. See "The Merger -- Regulatory Approvals."

     TERMINATION. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual action of the board of directors of both Central Fidelity and Wachovia, or by action of the board of directors of either company under certain circumstances, including if the Merger is not consummated by June 30, 1998, unless the failure to consummate by such time is due to knowing action or inaction of the party seeking to terminate. See "The Merger -- Amendment, Waiver and Termination."

     ACCOUNTING TREATMENT. It is anticipated that the Merger will be accounted for as a "pooling-of-interests" for financial reporting purposes. Consummation of the Merger is conditioned upon the receipt by Wachovia and Central Fidelity of letters from their respective independent auditors concurring with the conclusions by Wachovia and Central Fidelity that the Merger will be accounted for in such a manner. See "The Merger -- Accounting Treatment."

     DISSENTERS' RIGHTS. Under the Virginia Stock Corporation Act, holders of Central Fidelity Common Stock have no dissenters' rights in connection with the Merger. See "The Merger -- Dissenters' Rights."

     RESALE OF WACHOVIA COMMON STOCK. The Wachovia Common Stock issuable in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers, and 10% or more shareholders) of Central Fidelity or Wachovia under applicable federal securities laws. See "The Merger -- Resales of Wachovia Common Stock."

     STOCK OPTION AGREEMENT. As an inducement to the willingness of Wachovia to continue to pursue the transactions contemplated by the Merger Agreement, Central Fidelity, as issuer, entered into a stock option agreement with Wachovia, as grantee, dated as of June 24, 1997 (the "Stock Option Agreement"). The Stock Option Agreement is attached hereto as Appendix B and is incorporated by reference herein.

     Pursuant to the Stock Option Agreement, Central Fidelity granted to Wachovia an irrevocable option (the "Option") pursuant to which Wachovia has the right, upon the occurrence of certain events (none of which has occurred to the best of Wachovia's and Central Fidelity's knowledge), to purchase up to 11,280,000 shares of Central Fidelity Common Stock, subject to adjustment in certain cases as described below but in no event exceeding 19.9% of the number of shares of Central Fidelity Common Stock outstanding immediately before exercise of the Central Fidelity Option, subject to termination during certain periods, for a purchase price of $32.19 per share, subject to adjustment in certain circumstances.

     Under certain circumstances, Wachovia also could elect to sell the Option, and any shares previously purchased thereunder, back to Central Fidelity at a price generally reflecting the price offered or paid by a third-party acquirer for other shares of Central Fidelity. Alternatively, under certain circumstances, Wachovia could surrender the Option for a cash payment from Central Fidelity of $50 million.

     In the event that Central Fidelity shareholders fail to approve the Merger Agreement, either Central Fidelity or Wachovia may terminate the Merger Agreement in accordance with its terms. The Stock Option Agreement will automatically terminate within 18 months after such termination. Wachovia will be entitled to exercise its rights under the Stock Option Agreement if both an Initial Triggering Event (as defined herein) and a Subsequent Triggering Event (as defined herein) occur within such 18-month period. The purchase of any shares of Central Fidelity Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHC Act.

     Arrangements such as the Stock Option Agreement are entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Stock Option Agreement was entered into to accomplish these objectives. The Stock Option Agreement may have the effect of discouraging offers by third parties to acquire Central Fidelity prior to the Merger, even if such persons might have been prepared to offer to pay consideration to Central Fidelity shareholders that has a higher current market price than the shares of Wachovia Common Stock to be received by such holders pursuant to the Merger Agreement. See "The
Merger -- Background of the Merger," " -- Reasons of Central Fidelity for the Merger," " -- Stock Option Agreement" and Appendix B to this Proxy Statement/Prospectus.

     CENTRAL FIDELITY RIGHTS AGREEMENT. In connection with the execution of the Merger Agreement, Central Fidelity amended the Central Fidelity Rights Agreement (as defined herein) so that the entering into of the Merger Agreement and the Stock Option Agreement and consummation of the Merger and the other transactions contemplated thereby do not and will not result in the ability of any person to exercise any Rights under the Central Fidelity Rights Agreement or enable or require the Rights to be separated from the shares of Central Fidelity Common Stock to which they are attached or to be triggered or become exercisable, and so that the Central Fidelity Rights Agreement and the related Rights will terminate upon consummation of the Merger. See "The Merger -- Amendment to Central Fidelity Rights Agreement" and "Certain Differences in the Rights of Wachovia Shareholders and Central Fidelity Shareholders -- Shareholder Rights Plan."

ACQUISITIONS

     MERGER WITH JEFFERSON BANKSHARES, INC. On June 10, 1997, Wachovia entered into an agreement for a merger (the "Jefferson Merger") with Jefferson Bankshares, Inc. ("Jefferson"), the parent of Jefferson National Bank in Charlottesville, Virginia. The boards of directors of both companies have approved the agreement. The Jefferson Merger is subject to the approval of shareholders and appropriate regulatory agencies and is expected to close in the fourth quarter of 1997. On August 26, 1997, Wachovia received approval from the Federal Reserve for the Jefferson Merger. The vote of Wachovia's shareholders is not necessary for the consummation of the Jefferson Merger.

     The Jefferson Merger is expected to be accounted for as a purchase for financial reporting purposes and provides for a tax-free exchange of 0.625 of a share of Wachovia Common Stock for each common share of

Jefferson. In connection with the Jefferson Merger, Jefferson has granted Wachovia a stock option representing approximately 19.9% of Jefferson's outstanding shares. Wachovia will add one current member of the Jefferson board of directors to the Wachovia board of directors. As of September 26, 1997, Jefferson had 13,964,773 common shares outstanding and 267,100 shares issuable upon exercise of outstanding stock options (excluding the stock option granted to Wachovia). Wachovia intends to close the Jefferson Merger prior to the Merger.

     Jefferson, headquartered in Charlottesville, Virginia, had assets of $2.2 billion as of June 30, 1997, and is the fifth largest Virginia-based banking company with 96 offices and 60 automated teller machines. Jefferson National Bank has the largest deposit share in Charlottesville with additional branch presence in the Tidewater, Richmond, Fredericksburg and Shenandoah Valley areas of Virginia. See "Acquisitions -- Merger with Jefferson Bankshares, Inc."

     MERGER WITH 1ST UNITED BANCORP. On August 6, 1997 Wachovia entered into an agreement for a merger (the "1st United Merger") with 1st United Bancorp ("1st United"), the parent of 1st United Bank, headquartered in Boca Raton, Florida. The boards of directors of both companies have approved the agreement. The 1st United Merger is subject to the approval of 1st United's shareholders and appropriate regulatory agencies and is expected to close in the fourth quarter of 1997. On September 19, 1997 Wachovia received approval from the Federal Reserve for the 1st United Merger. The vote of Wachovia's shareholders is not necessary for the consummation of the 1st United Merger.

     The 1st United Merger is expected to be accounted for as a purchase for financial reporting purposes and provides for a tax-free exchange of a minimum of 0.3 and a maximum of 0.366 of a share of Wachovia Common Stock for each common share of 1st United. In connection with the 1st United Merger, 1st United has granted Wachovia a stock option representing approximately 19.9% of 1st United's outstanding shares. As of September 26, 1997, 1st United had 10,156,327 common shares outstanding and 514,028 issuable upon exercise of outstanding stock options (excluding the stock option granted to Wachovia). Wachovia intends to close the 1st United Merger prior to the Merger.

     1st United, headquartered in Boca Raton, Florida, had assets of $821 million as of July 1, 1997, and operates 33 full service banking centers in the Florida counties of Palm Beach, Martin, Broward and Brevard. It is the largest commercial bank headquartered in Palm Beach County and specializes in serving individuals and small businesses within its trade area.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

     Wachovia Common Stock is traded on the NYSE. Central Fidelity Common Stock is traded on the Nasdaq Stock Market. The following table sets forth the last sale price of Wachovia Common Stock, the last sale price of Central Fidelity Common Stock, and the equivalent price per share (as explained below) of Central Fidelity Common Stock at the close of business on June 23, 1997, the last trading day immediately preceding public announcement of the Merger, and October 6, 1997, the last practicable date prior to the mailing of this Proxy Statement/Prospectus:

                                                          MARKET PRICE PER SHARE
                                              WACHOVIA      CENTRAL FIDELITY    EQUIVALENT PER
                                            COMMON STOCK      COMMON STOCK      PRICE SHARE (1)
June 23, 1997............................     $ 62.625          $ 31.875            $ 39.45
October 6, 1997..........................     $ 75              $ 47.9375           $ 47.25
                                              --------          --------            -------

(1) The equivalent per share price of Central Fidelity Common Stock at the specified dates represents the last sale price of a share of Wachovia Common Stock on such date multiplied by the Exchange Ratio of 0.63.

     SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WACHOVIA COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF WACHOVIA COMMON STOCK AT OR AFTER THE EFFECTIVE TIME. SEE "COMPARATIVE MARKET PRICES AND DIVIDENDS."

COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA

     The following summary presents selected comparative unaudited per share data for Wachovia and Central Fidelity on an historical basis and on a pro forma combined basis assuming the Merger had been effective during the periods presented. The Merger is accounted for under the "pooling-of-interests" accounting method. Pro forma data is derived accordingly. The information shown below should be read in conjunction with the historical financial data and statements of Wachovia and Central Fidelity included or incorporated by reference herein, including the respective notes thereto. See "Available Information," "Incorporation of Certain Information by Reference," " -- Selected Financial Data of Wachovia (Historical)," " -- Selected Financial Data of Central Fidelity (Historical)" and "The Merger -- Accounting Treatment."

     The per share data set forth herein are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of Wachovia that would have been achieved had the Merger been consummated as of the dates or for the periods indicated. While no assurance can be given, Wachovia expects that it will achieve substantial benefits from the Merger, including operating cost savings and revenue enhancements. See "Wachovia and Central Fidelity Unaudited Pro Forma Combined Financial Information." However, the pro forma comparative unaudited net income per share data do not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of Central Fidelity and Wachovia, and therefore, do not purport to be indicative of the results of future operations of Wachovia.

                                                                                  SIX
                                                                                 MONTHS
                                                                                 ENDED
                                                                                JUNE 30,    YEARS ENDED DECEMBER 31,
                                                                                  1997       1996     1995     1994
WACHOVIA CORPORATION
NET INCOME PER PRIMARY COMMON SHARE
  Historical.................................................................    $ 2.00     $ 3.81    $3.50    $3.13
  Central Fidelity pro forma combined (1)....................................    $ 1.94     $ 3.66    $3.38    $2.98
NET INCOME PER FULLY DILUTED COMMON SHARE
  Historical.................................................................    $ 2.00     $ 3.80    $3.49    $3.12
  Central Fidelity pro forma combined (1)....................................    $ 1.94     $ 3.64    $3.35    $2.96
DIVIDENDS PER COMMON SHARE (2)
  Historical.................................................................    $  .80     $ 1.52    $1.38    $1.23
  Central Fidelity pro forma combined........................................    $  .80     $ 1.52    $1.38    $1.23
BOOK VALUE PER COMMON SHARE
  Historical.................................................................    $23.07     $22.96      N/A      N/A
  Central Fidelity pro forma combined (1)....................................    $22.38     $22.90      N/A      N/A

CENTRAL FIDELITY COMMON STOCK
NET INCOME PER PRIMARY COMMON SHARE
  Historical.................................................................    $ 1.06     $ 1.89    $1.77    $1.45
  Equivalent Central Fidelity pro forma combined (3).........................    $ 1.22     $ 2.31    $2.13    $1.88
NET INCOME PER FULLY DILUTED COMMON SHARE
  Historical.................................................................    $ 1.03     $ 1.85    $1.74    $1.42
  Equivalent Central Fidelity pro forma combined (3).........................    $ 1.22     $ 2.29    $2.11    $1.86
DIVIDENDS PER COMMON SHARE
  Historical.................................................................    $  .46     $  .86    $ .79    $ .76
  Equivalent Central Fidelity pro forma combined (3).........................    $  .50     $  .96    $ .87    $ .77
BOOK VALUE PER COMMON SHARE
  Historical.................................................................    $14.17     $14.26      N/A      N/A
  Equivalent Central Fidelity pro forma combined (3).........................    $14.10     $14.43      N/A      N/A

(1) The effect of estimated merger and restructuring costs expected to be incurred in connection with the Merger has been reflected in the June 30, 1997 Wachovia and Central Fidelity Unaudited Pro forma Combined Statement of Condition; however, since the estimated costs are non-recurring, they have not been reflected in the Wachovia and Central Fidelity Unaudited Pro Forma Combined Statements of Income.

(2) Pro forma dividends per share represent historical dividends paid by Wachovia.

(3) Equivalent Central Fidelity pro forma combined amounts are computed by multiplying the Central Fidelity pro forma combined amounts by the Exchange Ratio of 0.63.

SELECTED FINANCIAL DATA OF WACHOVIA (HISTORICAL)

     The following table sets forth selected historical financial data of Wachovia and has been derived from its financial statements. Such selected historical financial data should be read in conjunction with Wachovia's audited consolidated financial statements, including the respective notes thereto, and unaudited interim financial information, in each case incorporated herein by reference. The interim financial information has been derived from unaudited financial statements of Wachovia, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim or annual period. See "Incorporation of Certain Information by Reference."

                                      SIX MONTHS ENDED
                                          JUNE 30,                             FOR THE YEARS ENDED DECEMBER 31,
                                     1997          1996          1996          1995          1994          1993          1992
                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

SUMMARY OF OPERATIONS

  Interest Income...............   $1,675,025    $1,575,966    $3,227,314    $3,019,730    $2,362,294    $2,122,837    $2,222,078

  Interest Expense..............      856,314       824,800     1,672,602     1,579,107     1,038,388       839,012       967,028

  Other Income..................      435,231       383,179       787,650       735,632       607,752       627,603       556,225

  Other Expense.................      678,830       618,332     1,257,549     1,203,596     1,098,413     1,131,236     1,095,652

  Net Income....................      328,705       309,233       644,557       602,543       539,058       492,095       433,225

PER SHARE AMOUNTS

  Net Income, Primary...........        $2.00         $1.81         $3.81         $3.50         $3.13         $2.83         $2.51

  Net Income, Fully Diluted.....         2.00          1.81          3.80          3.49          3.12          2.81          2.48

  Weighted Average Shares

    Outstanding, Primary........  164,145,000   170,664,000   169,094,000   172,089,000   172,339,000   173,941,000   172,641,000

  Weighted Average Shares

    Outstanding, Fully
      Diluted...................  164,158,000   170,808,000   169,827,000   172,957,000   172,951,000   175,198,000   175,512,000

  Dividends.....................         $.80          $.72         $1.52         $1.38         $1.23         $1.11         $1.00

STATEMENT OF CONDITION
  (PERIOD END)

  Total Assets..................  $48,512,096   $46,049,096   $46,904,515   $44,981,314   $39,187,958   $36,525,772   $33,366,519

  Interest Earning Assets.......   42,610,130    41,139,806    40,788,754    40,000,768    34,711,988    32,348,507    29,136,317

  Loans.........................   33,255,625    30,672,641    31,283,192    29,261,153    25,890,804    22,977,488    21,085,653

  Deposits......................   28,938,060    25,973,349    27,250,122    26,368,757    23,069,258    23,352,398    23,375,461

  Shareholders' Equity..........    3,679,827     3,699,612     3,761,832     3,773,757     3,286,507     3,017,947     2,774,767

RATIOS

  Return on Average Assets......         1.42%         1.38%         1.43%         1.45%         1.46%         1.46%         1.36%

  Return on Average Equity......        18.15         16.87         17.62         17.67         17.41         17.13         16.69

  Dividend Payout Ratio.........        39.49         39.38         39.50         39.10         39.10         38.90         39.40

  Average Equity to
    Average Assets Ratio........         7.82          8.20          8.09          8.22          8.36          8.54          8.16

SELECTED FINANCIAL DATA OF CENTRAL FIDELITY (HISTORICAL)

     The following table sets forth selected historical financial data of Central Fidelity and has been derived from its financial statements. Such selected historical financial data should be read in conjunction with Central Fidelity's audited consolidated financial statements, including the respective notes thereto, and unaudited interim financial information, in each case incorporated herein by reference. The interim financial information has been derived from unaudited financial statements of Central Fidelity, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statement of the results for the unaudited interim periods. See "Incorporation of Certain Information by Reference."

                                      SIX MONTHS ENDED
                                          JUNE 30,                             FOR THE YEARS ENDED DECEMBER 31,
                                     1997          1996          1996          1995          1994          1993          1992
                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

SUMMARY OF OPERATIONS

  Interest Income...............     $398,642      $392,383      $788,620      $771,920      $664,797      $613,845      $579,174

  Interest Expense..............      199,185       209,180       413,353       432,295       330,691       289,731       285,697

  Other Income..................       49,768        41,579        85,915        79,675        59,238       125,920       116,411

  Other Expense.................      130,370       120,534       251,941       238,165       245,065       223,274       200,833

  Net Income....................       61,575        56,790       112,702       105,370        84,864       102,917        78,516

PER SHARE AMOUNTS

  Net Income, Primary...........         1.06           .95         $1.89         $1.77         $1.45         $1.77         $1.50

  Net Income, Fully Diluted.....         1.03           .93          1.85          1.74          1.42          1.73          1.47

  Weighted Average Shares

    Outstanding, Primary........   58,068,245    60,041,921    59,736,817    59,673,709    58,741,982    58,102,754    52,440,425

  Weighted Average Shares

    Outstanding, Fully
      Diluted...................   59,556,702    61,004,477    60,757,981    60,572,638    59,860,728    59,384,145    53,551,437

  Dividends.....................         $.46          $.42          $.86          $.79          $.76          $.68          $.55

STATEMENT OF CONDITION
  (PERIOD END)

  Total Assets..................  $10,668,698   $10,491,529   $10,540,360   $10,810,974   $10,054,172    $9,662,284    $8,712,315

  Interest Earning Assets.......   10,043,462     9,913,528     9,937,036    10,179,856     9,456,750     9,107,251     8,139,100

  Loans.........................    6,926,370     6,459,896     6,716,836     6,316,813     5,772,093     4,812,509     3,953,354

  Deposits......................    8,076,620     7,964,060     8,071,454     7,985,898     7,227,244     6,656,016     6,672,453

  Shareholders' Equity..........      803,565       808,524       846,499       826,547       623,072       726,137       601,987

RATIOS

  Return on Average Assets......         1.19%         1.09%         1.09%         1.03%          .89%         1.16%         1.06%

  Return on Average Equity......        15.09         13.95         13.75         13.99         12.72         15.91         15.60

  Dividend Payout Ratio.........        43.40         44.21         45.50         44.63         52.41         38.42         36.67

  Average Equity to Average
    Assets Ratio................         7.88          7.82          7.91          7.36          7.01          7.27          6.79

WACHOVIA AND CENTRAL FIDELITY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth selected unaudited pro forma financial data of Wachovia giving effect to the Merger as if it occurred as of the beginning of the periods indicated below, after giving effect to the pro forma adjustments described in the Notes to Unaudited Pro Forma Combined Financial Information. The Merger is expected to be accounted for as a pooling of interests. Such selected unaudited pro forma financial data should be read in conjunction with the Wachovia and Central Fidelity pro forma combined financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. The effect of estimated merger and restructuring costs expected to be incurred in connection with the Merger has been reflected in the Unaudited Pro Forma Combined Statement of Condition; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Statements of Income. The Unaudited Pro Forma Combined Financial Information does not give effect to any anticipated cost savings in connection with the Merger. The Unaudited Pro Forma Combined Statements of Condition is not necessarily indicative of the actual financial position that would have existed had the merger been consummated as of the beginning of the periods indicated below, or that may exist in the future. The Unaudited Pro Forma Combined Statements of Income are not necessarily indicative of the results that would have occurred had the Merger been consummated on the date indicated or that may be achieved in the future. See "Incorporation of Certain Information by Reference" and "Wachovia and Central Fidelity Unaudited Pro Forma Combined Financial Information."

                                             SIX MONTHS ENDED
                                                 JUNE 30,                  FOR THE YEARS ENDED DECEMBER 31,
                                            1997           1996           1996           1995           1994
                                                (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
SUMMARY OF OPERATIONS
  Interest Income.....................    $2,073,667     $1,968,349     $4,015,934     $3,791,650     $3,027,091
  Interest Expense....................     1,055,499      1,033,980      2,085,955      2,011,402      1,369,079
  Other Income........................       484,999        424,758        873,565        815,307        666,990
  Other Expense.......................       809,200        738,866      1,509,490      1,441,761      1,343,478
  Net Income..........................       390,280        366,023        757,259        707,913        623,922
PER SHARE AMOUNTS
  Net Income, Primary.................         $1.94          $1.76          $3.66          $3.38          $2.98
  Net Income, Fully Diluted...........          1.94           1.75           3.64           3.35           2.96
  Weighted Average Shares
     Outstanding, Primary.............   200,728,000    208,490,000    206,728,000    209,684,000    209,346,000
  Weighted Average Shares
     Outstanding, Fully Diluted.......   201,679,000    209,241,000    208,105,000    211,118,000    210,663,000
  Dividend (1)........................          $.80           $.72          $1.52          $1.38          $1.23
STATEMENT OF CONDITION
  (PERIOD END)
  Total Assets (2)....................   $59,241,694    $56,540,625    $57,444,875    $55,792,288    $49,242,130
  Interest Earning Assets.............    52,653,592     51,053,334     50,725,790     50,180,624     44,168,738
  Loans...............................    40,182,001     37,132,537     38,000,028     35,577,966     31,662,897
  Deposits............................    37,014,680     33,937,409     35,321,576     34,354,655     30,296,502
  Shareholders' Equity (2)............     4,370,292      4,508,136      4,608,331      4,600,304      3,909,579
RATIOS
  Return on Average Assets............          1.38%          1.33%          1.36%          1.37%          1.34%
  Return on Average Equity............         17.58          16.34          16.91          17.00          16.58
  Average Equity to Average Assets
     Ratio............................          7.84           8.13           8.05           8.05           8.09

(1) Pro forma dividends per share represent historical dividends paid by Wachovia.

(2) Total Assets and Shareholders' Equity at June 30, 1997 have been reduced to reflect the aggregate estimated merger and restructuring costs of $174 million ($113 million net of taxes) expected to be incurred in connection with the Merger.

                              GENERAL INFORMATION

SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the shareholders of Central Fidelity in connection with the solicitation of proxies by the Central Fidelity Board for use at the Special Meeting. The Special Meeting will be held at the Central Fidelity National Bank Building, located at 219 East Broad Street, Richmond, Virginia at 4:30 p.m., on November 21, 1997, and at any adjournments and postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement.

     This Proxy Statement/Prospectus is also being furnished by Wachovia to Central Fidelity shareholders as a prospectus in connection with the issuance by Wachovia of shares of Wachovia Common Stock upon consummation of the Merger.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The board of directors of Central Fidelity (the "Central Fidelity Board") has fixed the close of business on September 22, 1997, as the record date for determining the Central Fidelity shareholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Central Fidelity Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 57,201,963 shares of Central Fidelity Common Stock were issued and outstanding and held by 15,269 record holders. Holders of Central Fidelity Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Central Fidelity Common Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Central Fidelity Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. For purposes of determining the presence of a quorum, abstentions will be counted as shares present but shares requested by a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares ("broker non-votes") will not be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval.

     Proxies in the form accompanying this Proxy Statement/Prospectus are being solicited by the Central Fidelity Board. Shares of Central Fidelity Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted "FOR" approval of the Merger Agreement and consummation of the transactions contemplated therein, and in the discretion of the individuals named as proxies as to any other matter that may come before the Special Meeting or any adjournment or postponement thereof including, among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place, for the purpose of soliciting additional proxies or otherwise; PROVIDED, HOWEVER, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement.

     A Central Fidelity shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (a) giving written notice of revocation to the Secretary of Central Fidelity, (b) properly submitting to Central Fidelity a duly executed proxy bearing a later date, or (c) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Central Fidelity as follows: 1021 East Cary Street, Richmond, Virginia 23219,
Attention: William N. Stoyko, Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with Central Fidelity's Secretary or other person responsible for tabulating votes on behalf of Central Fidelity.

     The expense of soliciting proxies for the Special Meeting will be paid for by Central Fidelity, although pursuant to the Merger Agreement, Wachovia has agreed to share equally with Central Fidelity all filing fees and printing expenses payable in connection with the Registration Statement and this Proxy Statement/Prospectus. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, Central Fidelity will be contacting brokers, dealers, banks and voting trustees or their nominees who can be identified as record holders of Central Fidelity Common Stock; such holders, after inquiry by Central Fidelity, will provide information concerning quantity of proxy and other materials needed to supply such materials to beneficial owners, and Central Fidelity will reimburse them for the expense of mailing the proxy materials to such persons.

     Central Fidelity has retained Morrow & Company, Inc. ("Morrow") to assist Central Fidelity in connection with its communications with its shareholders with respect to, and to provide other services to Central Fidelity in connection with, the Special Meeting. Morrow will receive a fee of $6,000 for its services and reimbursement of out-of-pocket expenses in connection therewith. Central Fidelity has agreed to indemnify Morrow against certain liabilities arising out of or in connection with its engagement.

VOTE REQUIRED

     Approval of the Merger Agreement and consummation of the transactions contemplated therein requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of Central Fidelity Common Stock. It is not expected that the Merger Agreement and the consummation of the transactions contemplated therein will require the approval of the holders of Wachovia Common Stock under either the North Carolina Business Corporation Act or the rules of the NYSE because Wachovia expects that, as a result of the prior consummation of the Jefferson Merger and the 1st United Merger (both of which are expected to occur prior to the Merger), the number of shares of Wachovia Common Stock issued in the Merger will be less than 20% of the shares of Wachovia Common Stock outstanding at the time of the Merger. If this were not the case, the Merger would require the approval of the holders of a majority of the outstanding shares of Wachovia Common Stock and Wachovia would seek such approval at a special meeting of shareholders.

     As of the Record Date, Central Fidelity directors and executive officers and their affiliates held approximately 1.9% of the outstanding shares of Central Fidelity Common Stock entitled to vote at the Special Meeting. As of the Record Date, Wachovia held 126,562 shares of Central Fidelity Common Stock and none of its directors and executive officers or their affiliates held any shares of Central Fidelity Common Stock. See "The Merger -- Interests of Certain Persons in the Merger."

RECOMMENDATION OF CENTRAL FIDELITY BOARD OF DIRECTORS

     For the reasons described in the section of this Proxy Statement/Prospectus entitled "The Merger -- Reasons of Central Fidelity for the Merger," the Central Fidelity Board has unanimously adopted the Merger Agreement, believes that the Merger is in the best interests of Central Fidelity and its shareholders and unanimously recommends that shareholders of Central Fidelity vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated therein. See "The Merger -- Background of, and Reasons for, the Merger,"
" -- Reasons of Central Fidelity for the Merger" and " -- Interests of Certain Persons in the Merger."

                                   THE MERGER

     THE FOLLOWING INFORMATION DESCRIBES CERTAIN INFORMATION PERTAINING TO THE MERGER. THIS DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPENDICES HERETO, INCLUDING THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. ALL SHAREHOLDERS ARE URGED TO READ THE APPENDICES IN THEIR ENTIRETY.

GENERAL

     The Merger Agreement provides for a transaction in which Central Fidelity will merge with and into Wachovia. Wachovia will be the surviving corporation of the Merger. At the Effective Time, each share of issued and outstanding Central Fidelity Common Stock will cease to be outstanding and each such share (other than certain shares held by Central Fidelity, Wachovia or their subsidiaries, if any) will be converted into and exchanged for 0.63 of a share of Wachovia Common Stock. The Merger Agreement provides that Wachovia may change the method of effecting the combination with Central Fidelity, provided that it cannot alter the consideration to be received by Central Fidelity shareholders, adversely affect the tax treatment for Central Fidelity shareholders or materially delay the transactions contemplated by the Merger Agreement.

BACKGROUND OF THE MERGER

     In the past several years, Central Fidelity has faced increasing competition in Virginia from both strong regional banking institutions and Virginia-based institutions as well as a variety of non-bank companies offering financial products and services. Central Fidelity recognized that in order to remain competitive, it would need to invest substantially in technology, provide a broader array of products to customers and increase the scale of its operations. In addition, Central Fidelity desired to improve its profitability ratios (return on average assets and return on average equity) which had fallen below those of its peers, with the ultimate objective of providing a superior return to its shareholders.

     The Central Fidelity Board and management had implemented a number of strategies to achieve these objectives, including, among others, net interest margin improvement, loan growth programs, new fee-based products, continued expense management and stock repurchase programs. While these strategies were successful in generating additional current revenue and returns, it would take several years before those strategies would have any significant impact on operating results.

     On January 8, 1997, the Central Fidelity Board requested the Executive Committee of Central Fidelity to review and consider various strategic alternatives to promote shareholder value. In April 1997, Central Fidelity retained KBW as its financial adviser to assist the Central Fidelity Board and management in connection with Central Fidelity's consideration of its various strategic alternatives. The alternatives examined included: continued independence; the acquisition of other banking franchises and financial services companies; a merger with a comparably sized financial institution; and a merger with a larger financial institution.

     In May 1997, L.M. Baker, Jr., President and Chief Executive Officer of Wachovia, contacted Lewis N. Miller, Jr., President and Chief Executive Officer of Central Fidelity, regarding Central Fidelity's interest in pursuing a possible business combination with Wachovia. The Central Fidelity Board and management were at that time in the process of reviewing strategies for future growth and other opportunities to improve shareholder values. Therefore, Mr. Miller informed Mr. Baker that Central Fidelity was not interested in a business combination with Wachovia at that time.

     On June 10, 1997, Wachovia announced that it had reached a definitive agreement to acquire Jefferson. Central Fidelity had considered Jefferson, also headquartered in Virginia, as a desirable potential merger partner. The acquisition of Jefferson by Wachovia would result in the elimination of the possibility of a business combination between Central Fidelity and Jefferson.

     At a meeting of the Executive Committee of the Central Fidelity Board on June 11, 1997, the Executive Committee reviewed presentations from its financial adviser discussing the current valuation of Central Fidelity, prospects for future growth, acquisition analyses, strategic alliances and potential acquirors. Based on a careful consideration of the challenges faced by Central Fidelity, the Executive Committee of Central Fidelity determined that an alliance with another bank would best build value for shareholders. The Executive Committee discussed the importance to Central Fidelity that Central Fidelity's merger partner be a premier bank in terms of quality and that the merger partner share Central Fidelity's philosophy for doing business. Based on these factors, the Executive Committee believed that Wachovia was the most desirable merger partner. The Executive Committee instructed Mr. Miller to contact Mr. Baker of Wachovia to explore a potential combination.

     On June 13, 1997, Mr. Miller contacted Mr. Baker to express Central Fidelity's interest in considering a possible business combination between Wachovia and Central Fidelity. Messrs. Miller and Baker discussed in general terms how a potential merger might be structured.

     Mr. Miller briefed the Central Fidelity Executive Committee on these discussions at a special meeting held on June 16, 1997, and was directed by the Executive Committee to meet with Mr. Baker again to discuss the details of such a combination. This meeting took place on June 20, 1997, at which time the Exchange Ratio was determined through arm's-length negotiations between the two parties, contingent upon the completion of satisfactory due diligence review, the negotiation of a mutually acceptable merger agreement and approval of the respective boards of directors of Central Fidelity and Wachovia. Following the execution and delivery of a customary confidentiality agreement, each of Central Fidelity and Wachovia began its due diligence review of the other and discussions between the senior managements and representatives of the companies were undertaken. Certain other terms of the Merger were also determined during this period, including the election of three members of the Central Fidelity Board to the Wachovia Board following the Merger. During this period, the Merger Agreement and the Stock Option Agreement were drafted, discussed and negotiated by the parties and their respective representatives.

     On June 23, 1997, at a special meeting of the Central Fidelity Board, Mr. Miller and senior management of Central Fidelity outlined the reasons for and the potential benefits of the Merger and updated the Central Fidelity

Board on discussions with Wachovia; Central Fidelity's legal advisers reviewed the terms of the Merger Agreement and of the Stock Option Agreement; and KBW made a presentation regarding the financial terms of the Merger and the fairness, from a financial point of view, of the Exchange Ratio to holders of Central Fidelity Common Stock. See " -- Opinion of Central Fidelity's Financial Adviser." After discussion and detailed consideration of the Merger Agreement and the Stock Option Agreement and of the factors discussed below under " -- Reasons of Central Fidelity for the Merger," the Central Fidelity Board unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreement.

REASONS OF CENTRAL FIDELITY FOR THE MERGER

     In determining to approve the Merger Agreement and the Stock Option Agreement and the transactions contemplated therein and to recommend its approval to the Central Fidelity shareholders, the Central Fidelity Board reviewed and considered a number of factors, including, without limitation, the following:

          (i) the financial condition, results of operations, cash flow, business and prospects of Central Fidelity and Wachovia;

          (ii) the operating environment for Central Fidelity, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in the industry;

          (iii) Central Fidelity's ability to achieve greater operational scale and increase its financial resources to enable substantial investments in technology and increase Central Fidelity's return on equity, which are necessary to remain competitive in the long-term;

          (iv) the Central Fidelity Board's belief that the terms of the Merger Agreement are attractive in that the Merger Agreement allows Central Fidelity shareholders to become shareholders of a combined institution that will be a leading bank in Virginia;

          (v) while no assurances can be given, the anticipated cost savings, operating efficiencies and enhanced revenue opportunities available to the combined company from the Merger, including, without limitation, revenue enhancements driven by a broader array of products and repricing initiatives, and synergies available due to the ability to leverage Wachovia's technology investments for use throughout the combined company;

          (vi) the Central Fidelity Board's assessment that the combined company resulting from the Merger would better serve the convenience and needs of its customers and the communities it serves as a result of being a substantially larger bank (as compared to Central Fidelity remaining independent), thereby affording access to greater financial, managerial and technological resources and an ability to offer an expanded range of products and services;

          (vii) the Central Fidelity Board's review of strategic alternatives to enhance shareholder value, including potential transactions with other parties and remaining independent, which alternatives the Central Fidelity Board believed were not likely to result in greater shareholder value than the Merger, based on, among other things, the Central Fidelity Board's knowledge of Central Fidelity and Wachovia and on the information presented to it at its June 23, 1997 meeting, as described herein;

          (viii) the financial presentation and opinion of KBW rendered to the Central Fidelity Board as to the fairness, from a financial point of view, of the Exchange Ratio to holders of Central Fidelity Common Stock (see
     " -- Opinion of Central Fidelity's Financial Adviser");

          (ix) the expectation that the Merger will generally be a tax-free transaction to Central Fidelity and its shareholders and will qualify for pooling-of-interests accounting treatment (see " -- Certain Federal Income Tax Consequences" and " -- Accounting Treatment"); and

          (x) the Central Fidelity Board's belief, after consultation with its legal counsel, that the regulatory approvals necessary to consummate the Merger could be obtained (see " -- Regulatory Matters").

     In reaching its determination to approve and recommend the Merger, the Central Fidelity Board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the Central Fidelity Board is not intended to be exhaustive but is believed to include all material factors considered by the Central Fidelity Board.

     BASED ON THE FOREGOING, THE CENTRAL FIDELITY BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CENTRAL FIDELITY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT CENTRAL FIDELITY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF CENTRAL FIDELITY'S FINANCIAL ADVISER

     Central Fidelity management and the Central Fidelity Board relied upon the advice of a qualified investment adviser, KBW, in analyzing the Merger and recommending it to Central Fidelity shareholders. Central Fidelity retained KBW to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the shareholders of Central Fidelity in the Merger. KBW was selected to act as Central Fidelity's financial adviser based upon its qualifications, expertise and reputation. KBW specializes in rendering a range of investment banking services to banking enterprises and regularly engages in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     On June 23, 1997, at the meeting at which the Central Fidelity Board approved and adopted the Merger Agreement and the transactions contemplated thereby, KBW rendered its oral opinion to the Central Fidelity Board that, as of such date, the Exchange Ratio was fair to the shareholders of Central Fidelity from a financial point of view. That opinion was confirmed in writing as of the date of this Proxy Statement/Prospectus. In connection with its opinion dated the date of this Proxy Statement/Prospectus, KBW also confirmed the appropriateness of its reliance on the analyses used to render its June 23, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. No limitations were imposed by the Central Fidelity Board upon KBW with respect to the investigations made or procedures followed by KBW in rendering its opinions.

     KBW's opinion is addressed to the Central Fidelity Board and does not constitute a recommendation to any of the shareholders of Central Fidelity as to how such shareholder should vote with respect to the Merger.

     THE FULL TEXT OF THE OPINION OF KBW, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In rendering its opinion, KBW reviewed, analyzed and relied upon the following material relating to the financial and operating condition of Wachovia and Central Fidelity: (i) the Merger Agreement; (ii) Annual Reports to Shareholders for the three years ended December 31, 1996, 1995 and 1994 for each of Wachovia and Central Fidelity; (iii) certain interim reports to shareholders of Wachovia and Central Fidelity and Quarterly Reports on Form 10-Q of each of Wachovia and Central Fidelity and certain other communications from Wachovia and Central Fidelity to their respective shareholders; (iv) other financial information concerning the businesses and operations of Wachovia and Central Fidelity furnished to KBW by Wachovia and Central Fidelity for the purpose of KBW's analysis, including certain internal financial analyses and forecasts for Wachovia and Central Fidelity prepared by senior management of Wachovia and Central Fidelity; (v) certain publicly available information concerning the trading of, and the trading market for, the common stock of Wachovia and Central Fidelity; and (vi) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that KBW considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Appendix C to this Proxy Statement/Prospectus, KBW reviewed a draft of this Proxy Statement/Prospectus in substantially the form hereof. KBW also held discussions with senior management of Wachovia and Central Fidelity concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. KBW also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of financial institutions, including banks, bank holding companies, thrifts and finance companies generally. KBW's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to KBW through the date thereof.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such information independently. KBW relied upon the managements of Wachovia and Central Fidelity as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and bases therefor) provided to KBW and assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Wachovia and Central Fidelity are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the property of Wachovia and Central Fidelity, nor did KBW examine any individual loan credit files.

     The following is a summary of the material financial analyses employed, and the material assumptions made, by KBW in connection with providing its oral opinion of June 23, 1997, and does not purport to be a complete description of all analyses employed by KBW.

     TRANSACTION OVERVIEW. KBW reviewed the terms of the Merger, including the Exchange Ratio and the aggregate transaction value. In reviewing the Exchange Ratio of 0.63, KBW calculated the percentage ownership that shareholders of Central Fidelity would own of Wachovia pro forma for the Jefferson Merger. This analysis, based on the Exchange Ratio, yielded the number of shares of Wachovia Common Stock, approximately 35.6 million, that would be exchanged for all the outstanding shares of Central Fidelity Common Stock. The amount of stock received by Central Fidelity would represent approximately 17.5% of Wachovia on a pro forma basis. KBW also reviewed the implied value of the consideration offered based upon the closing price of Wachovia Common Stock on June 20, 1997, which showed that the implied value of the Central Fidelity transaction was approximately $41.03 per share of Central Fidelity Common Stock, representing a 26% premium to the June 20, 1997 stock price of $32.50 per share of Central Fidelity Common Stock, or a total transaction value of approximately $2.3 billion. Based on the aggregate consideration offered using the June 20, 1997 closing price for Wachovia Common Stock, KBW calculated the price to 1997 estimated earnings per share, price to trailing 12 months of operating earnings per share, price to March 31, 1997 book value per share and price to March 31, 1997 book value per share as adjusted for the 25% completion of Central Fidelity's accelerated share buyback program. This analysis yielded a price to 1997 estimated earnings of 18.5 times, a price to trailing 12 months of operating earnings of 20.6 times, a price to book value of 2.92 times and a price to adjusted book value of 2.95 times.

     SELECTED PEER GROUP ANALYSIS. KBW compared the financial performance and market performance of Wachovia and Central Fidelity based on various financial measures including earnings performance, operating efficiency, capital adequacy and asset quality and various measures of market performance, including market to book values, price to earnings, price to cash earnings and dividend yields of comparable companies. For purposes of such analysis, the financial information used by KBW for Wachovia and Central Fidelity and the comparable companies was as of and for the quarter ended March 31, 1997, and the market price information was as of June 20, 1997.

     The set of comparable companies used as peers of Central Fidelity was comprised of Southeastern banking companies having assets between $6 billion and $28 billion as of March 31, 1997. The Southeastern peer group and Central Fidelity, respectively, had average return on assets on an annualized basis of 1.33% and 1.18%; return on average equity on an annualized basis of 15.66% and 14.76%; net interest margin on an annualized basis of 4.56% and 4.18%; efficiency ratio on an annualized basis of 59.09% and 51.88%; non-interest income to revenue ratio (revenue defined by net interest income plus non-interest income) of 28.03% and 19.56%; leverage ratio of 8.28% and 7.53%; tier 1 capital ratio of 11.66% and 9.91%; total capital ratio of 13.94% and 13.09%; non-performing assets to loans and real estate owned of 0.50% and 0.78%; and loan loss reserve to loans of 1.56% and 1.62%.

     KBW's analysis further showed, among other things, the following concerning the market performance of the Southeastern peer group and Central Fidelity, respectively: that the price to earnings multiple based on 1997 earnings estimated by KBW was 15.16 times and 15.12 times; that the price to earnings multiple based on 1998 earnings estimated by KBW was 13.54 times and 13.54 times; that the price to book value multiple was 2.43 times and 2.31 times; that the price to tangible book value multiple was 2.70 times and 2.49 times; that the dividend yield was 2.58% and 2.95%; and that the common dividend payout ratio was 39% and 45%.

     The set of comparable companies used as peers of Wachovia was comprised of large regional bank holding companies with assets between $41 billion and $82 billion as of March 31, 1997. Wachovia's peer group, Wachovia and Wachovia pro forma for the Jefferson Merger and the Merger had, respectively, average return on assets on an annualized basis of 1.50%, 1.44% and 1.37%; return on average equity on an annualized basis of 18.65%, 18.11% and 17.12%; net interest margin on an annualized basis of 4.69%, 4.14% and 4.12%; efficiency ratio on an annualized basis of 59.12%, 52.26% and 52.33%; non-interest income to revenue ratio of 36.53%, 32.53% and 29.83%; leverage ratio of 7.66%, 9.86% and 9.01%;
tier 1 capital ratio of 8.77%, 9.87% and 9.52%; total capital ratio of 12.79%, 13.24% and 12.79%; non-performing assets to loans and real estate owned of 0.80%, 0.23% and 0.33%; and loan loss reserve to loans of 2.00%, 1.26% and 1.31%.

     KBW's analysis showed, among other things, the following concerning the market performance of Wachovia's peer group and Wachovia, respectively: that the price to earnings multiple based on 1997 earnings estimated by KBW was 15.04 times and 15.88 times; that the price to earnings multiple based on 1998 earnings estimated by KBW was 13.53 times and 14.16 times; that the price to cash earnings multiple based on 1997 cash earnings estimated by KBW was 14.13 times and 15.81 times; that the price to cash earnings multiple based on 1998 cash earnings estimated by KBW was 12.78 times and 13.83 times (and 13.89 times for Wachovia pro forma for the Jefferson Merger and the Merger); that the price to book value multiple was 2.89 times and 2.86 times; that the price to tangible book value multiple was 3.61 times and 2.93 times (3.20 times for Wachovia pro forma for the Jefferson Merger and the Merger); that the dividend yield was 2.76% and 2.46%; and that the common dividend payout ratio was 41% and 39%.

     KBW's analysis further showed the following concerning 1997 and 1998 earnings per share and cash earnings per share growth rates estimated by KBW. For the large regional bank holding companies and Wachovia, respectively, the growth rates for estimated earnings per share was 11.20% and 12.20%; the growth rates for estimated cash earnings per share was 10.52% and 14.32% (and 13.83% for Wachovia pro forma for the Jefferson Merger and the Merger). In addition, the historical total return analysis for the last three-year period for Wachovia's peer group and Wachovia, respectively, was 34.49% and 31.48%; for the last five-year period was 21.76% and 20.15%; and for the last ten-year period was 15.38% and 18.67%.

     SELECTED TRANSACTION ANALYSIS. KBW analyzed certain merger and acquisition transactions based upon the acquisition price (at announcement) relative to latest 12 months earnings, stated book value, stated tangible book value and market price one day prior to announcement. The information analyzed was compiled by KBW from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of the average earnings, book value and market multiples represented by a sample of recently completed or announced transactions. The analysis included bank transactions which had a value of greater than $1 billion during 1995 and since January 1996. In addition, KBW analyzed selected bank transactions which had a value between $300 million and $3 billion since January 1996.

     The banking transactions which were announced in 1995 included: BankBoston Corp. and BayBanks, Inc.; CoreStates Financial Corp and Meridian Bancorp, Inc.; UJB Financial Corp. and Summit Bancorp.; NationsBank Corporation and Bank South Corporation; National City Corporation and Integra Financial Corporation; Boatmen's Bancshares, Inc. and Fourth Financial Corporation; PNC Bank Corp. and Midlantic Corporation; First Union Corporation and First Fidelity Bancorp; U.S. Bancorp and West One Bancorp; Fleet Financial Group, Inc. and Shawmut National Corporation; and National Australia Bank Limited and Michigan National Corporation. These 1995 bank transactions had an average premium to trailing earnings of 16.70 times, premium to book of 2.04 times, premium to tangible book of 2.27 times and premium to market of 1.25 times. In addition, the 1995 bank transactions had a median premium to trailing earnings of 15.33 times, premium to book of 1.98 times, premium to tangible book of 2.26 times and premium to market of 1.22 times. The bank transactions since January 1, 1996 include: First Bank System, Inc. and U.S. Bancorp; Allied Irish Banks, p.l.c. and Dauphin Deposit Corporation; NationsBank Corporation and Boatmen's Bancshares, Inc.; and Wells Fargo & Company and First Interstate Bancorp. These transactions had an average premium to trailing earnings of 17.72 times, premium to book of 2.88 times, premium to tangible book of 3.30 times and premium to market of 1.22 times.

The selected banking transactions ranging from $300 million and $3 billion in value included: Wachovia and Jefferson; Huntington Bancshares Incorporated and First Michigan Bank Corporation; Allied Irish Banks, p.l.c. and Dauphin Deposit Corporation; Banc One Corporation and Liberty Bancorp, Inc.; Keystone Financial, Inc. and Financial Trust Corp; Westamerica Bancorporation and ValliCorp Holdings, Inc.; BB&T Corporation and United Carolina Bancshares Corporation; Mercantile Bancorporation Inc. and Mark Twain Bancshares, Inc.; Crestar Financial Corporation and Citizens Bancorp; and U.S. Bancorp and California Bancshares, Inc. These selected banking transactions had an average premium to trailing earnings of 19.41 times, premium to book of 2.51 times, premium to tangible book of 2.61 times and premium to market of 1.28 times. In addition, these selected banking transactions had a median premium to trailing earnings of
19.70 times, premium to book of 2.53 times, premium to tangible book of 2.64 times and premium to market of 1.24 times. The Central Fidelity transaction, based on closing prices of June 20, 1997, had a premium to trailing earnings of
20.61 times, premium to book of 2.92 times, premium to tangible book of 3.15 times and premium to market of 1.26 times.

     CONTRIBUTION ANALYSIS. KBW analyzed the relative contribution made by each of Wachovia and Central Fidelity to certain balance sheet and income statement items including assets, deposits, shareholders' equity and trailing and estimated net income. Based on the Exchange Ratio of 0.63, the ownership percentage of the combined company for Central Fidelity shareholders would be approximately 17.5%. The contribution analysis showed that in the Merger, Central Fidelity would contribute approximately 17.6% of the combined assets, 20.7% of the combined deposits, 16.2% of the combined common shareholders' equity before merger related expenses, and 15.7% of the combined 1997 net income.

     PRO FORMA MERGER ANALYSIS. KBW analyzed certain pro forma effects resulting from the Merger. This analysis indicated that, based on the closing price of Wachovia Common Stock as of June 20, 1997, the Exchange Ratio, the assumed ability to obtain within two years estimated expense savings of 30% of Central Fidelity's non-interest expenses and the assumed additional revenue enhancements of 10% of Central Fidelity's non-interest income, and a one-time estimated restructuring charge associated with the Merger of approximately $45 million after-tax, the Merger would result in an unchanged 1998 estimated operating earnings per share and a slight decrease in estimated cash earnings per share, book value per share, tangible book value per share and leverage ratio. The transaction would result in a slight increase in 1999 operating earnings per share, estimated cash earnings per share and return on equity.

     NET PRESENT VALUE PER SHARE ANALYSIS. KBW analyzed the net present value of future free capital that would accrue to a holder of a share of Central Fidelity Common Stock assuming Central Fidelity were to remain independent. Free capital is defined as capital, generated through net income and the amortization of nonqualifying intangible assets, which is not utilized for asset growth for future fiscal years. This analysis assumed: (i) projected 1998 net income provided by management of Central Fidelity with an assumed 9% annual net income growth; (ii) projected average asset growth of 8%; (iii) that Central Fidelity would maintain a 7% leverage ratio; (iv) terminal multiples of 17, 19 and 21 times earnings for the fifth fiscal year; and (v) discount rates of 12%, 14% and 16%. The analysis was adjusted to include both the $100 million of capital trust securities issued by Central Fidelity and the accelerated buyback of two million shares of Central Fidelity Common Stock executed during the second quarter of 1997. The analysis assumed that any initial and future excess capital above the required amount to maintain a 7% leverage ratio is free capital and, along with a terminal value, is present value at different terminal multiples and discount rates. Based on such assumptions, KBW's analysis indicated that the present value of a share of Central Fidelity Common Stock, on a standalone basis, would range between $27.91 per share to $40.25 per share. KBW stated that the net present value analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Central Fidelity Common Stock.

     The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of Wachovia and Central Fidelity. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Wachovia and Central Fidelity. The analyses performed by KBW are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, and were provided to the Central Fidelity Board in connection with the delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the Central Fidelity Board, was only one of numerous factors considered by the Central Fidelity Board in unanimously approving the Merger Agreement.

     Pursuant to the Engagement Letter dated June 16, 1997, Central Fidelity agreed to pay KBW a cash fee of $500,000 upon signing a definitive agreement and $1,000,000 upon the mailing of this Proxy Statement/Prospectus. In addition, Central Fidelity agreed to pay KBW a cash fee ("Contingent Fee") equal to 0.375% of the market value on the Effective Date of the aggregate consideration offered in exchange for the outstanding shares of common stock of Central Fidelity in the Merger. Based on the number of Central Fidelity shares outstanding on June 24, 1997, the closing price of Wachovia Common Stock on June 23, 1997 and the Exchange Ratio of 0.63 of a share of Wachovia Common Stock for each share of Central Fidelity Common Stock, the aggregate consideration for the Merger would be $2.237 billion and would generate a Contingent Fee of $8.389 million to KBW. The actual amount of the Contingent Fee will depend upon the per share value of Wachovia Common Stock and the number of shares of Central Fidelity Common Stock outstanding on the Effective Date. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Central Fidelity has also agreed to reimburse KBW for its reasonable out-of-pocket expenses, including the fees and expenses of legal counsel and any other adviser retained by KBW. Central Fidelity has also agreed to indemnify KBW, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the Federal securities laws. In addition, KBW has provided, and may provide in the future, certain investment banking services to Central Fidelity from time to time, for which it has received, and will receive, customary compensation, including acting as financial adviser for Central Fidelity in connection with the Merger Agreement.

     In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Wachovia and Central Fidelity, and as a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, equity securities of Wachovia and Central Fidelity for its own account and for the accounts of its customers. To the extent that KBW has any such position as of the date of the fairness opinion attached as Appendix C hereto, it has been disclosed to Central Fidelity.

REASONS OF WACHOVIA FOR THE MERGER

     The acquisition of Central Fidelity is consistent with Wachovia's publicly stated plan to have operations, offices and distinct capabilities in every market of its choice within its region. Wachovia believes that, in addition to expanding Wachovia's presence into very attractive Virginia markets, the Merger provides an opportunity to enhance Wachovia's shareholder value by eliminating redundant or unnecessary costs and enhancing revenue growth prospects.

EFFECTIVE TIME

     If the Merger is approved by the requisite vote of the Central Fidelity shareholders, all required governmental and other consents and approvals are obtained and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date (the "Effective Date") and at the time (the "Effective Time") that articles of merger reflecting the Merger are filed with the office of the Virginia State Corporation Commission and the Secretary of State of North Carolina and a certificate of merger is issued by the Virginia State Corporation Commission. Unless otherwise agreed by Central Fidelity and Wachovia, and subject to the conditions to the obligations of the parties to effect the Merger, the parties have agreed to cause the Effective Date to occur on the fifth business day to occur after the last of the conditions to the consummation of the Merger have been satisfied or waived (or, at the election of Wachovia, on the last business day of the month in which such date occurs or, if such fifth business day occurs on one of the last five business days of such month, on the last business day of the succeeding month). Wachovia and Central Fidelity each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by June 30, 1998. See "The Merger -- Amendment, Waiver and Termination."

DISTRIBUTION OF WACHOVIA CERTIFICATES

     Promptly after the Effective Time, Wachovia will send or cause to be sent transmittal materials to each record holder of Central Fidelity Common Stock for use in exchanging those certificates for the shares of Wachovia Common Stock to which such shareholder is entitled as a result of the Merger. CENTRAL FIDELITY SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS. Wachovia will cause the certificates for Wachovia Common Stock and/or any check in respect of any fractional share interests or dividends or distributions which a holder of Central Fidelity Common Stock will be entitled to receive to be delivered upon surrender to Wachovia Bank, National Association, as exchange agent (the "Exchange Agent"), of certificates representing such shares of Central Fidelity Common Stock owned by such shareholder. No party will be liable to a holder of Central Fidelity Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

     After the Effective Time, at the election of Wachovia, no dividend or other distribution payable after the Effective Time with respect to Wachovia Common Stock will be paid to the holder of any unsurrendered certificate for Central Fidelity Common Stock, and no such unsurrendered shares will be entitled to vote, until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such shareholder, in each case without interest.

     After the Effective Time, there will be no transfers of shares of Central Fidelity Common Stock on Central Fidelity's stock transfer books. If certificates representing shares of Central Fidelity Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Wachovia Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of Central Fidelity Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Wachovia Common Stock, shall receive, in lieu thereof, cash (without interest) in an amount determined by multiplying such fraction by the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Tape (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder with respect to any fractional shares.

STOCK OPTIONS

     The Merger Agreement provides that each outstanding option to acquire shares of Central Fidelity Stock which is outstanding at the Effective Time, whether vested or unvested, will be converted into an option to acquire, on the same terms and conditions as were applicable under Central Fidelity's 1995 Stock Incentive Plan, 1993 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, 1988 Incentive Stock Option Plan, 1986 Incentive Stock Option Plan or 1982 Stock Option Plan (collectively, the "Central Fidelity Stock Plans"), as the case may be, shares of Wachovia Common Stock, with the exercise price and shares purchasable thereunder being adjusted to reflect the Exchange Ratio.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS WHO HOLD SHARES OF CENTRAL FIDELITY COMMON STOCK AS CAPITAL ASSETS DEALS ONLY WITH HOLDERS WHO ARE (I) CITIZENS OR RESIDENTS OF THE UNITED STATES, (II) DOMESTIC CORPORATIONS OR (III) OTHERWISE SUBJECT TO UNITED STATES FEDERAL INCOME TAX ON A NET INCOME BASIS IN RESPECT OF SHARES OF CENTRAL FIDELITY COMMON STOCK ("U.S. HOLDERS"). THIS SUMMARY

MAY NOT APPLY TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING, WITHOUT LIMITATION, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES, PERSONS WHO ACQUIRED OR ACQUIRE SHARES OF CENTRAL FIDELITY COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND PERSONS WHO HOLD SHARES OF CENTRAL FIDELITY COMMON STOCK IN A HEDGING TRANSACTION OR AS PART OF A STRADDLE OR CONVERSION TRANSACTION. ALSO, THE SUMMARY DOES NOT ADDRESS STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE MERGER. CONSEQUENTLY, EACH HOLDER SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

     This summary is based on current law and represents the opinion of Sullivan & Cromwell, special counsel to Wachovia, and the opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Central Fidelity. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. This summary is based on, among other things, assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Merger, which assumptions have been made with the consent of Wachovia. Wachovia does not intend to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the Merger.

     It is intended that the Merger would be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes no gain or loss would be recognized by either Central Fidelity or Wachovia as a result of the Merger.

     Wachovia's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Sullivan & Cromwell, dated the Effective Date, to the effect that the Merger constitutes a reorganization under
Section 368 of the Code. Central Fidelity's obligation to consummate the Merger is conditioned upon, among other things, the receipt of an opinion of Wachtell, Lipton, Rosen & Katz, dated the Effective Date, to the effect that (i) the Merger constitutes a reorganization within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by U.S. shareholders who receive shares of Wachovia Common Stock in exchange for shares of Central Fidelity Common Stock, except with respect to cash received in lieu of fractional share interests. Such opinions will be based upon facts, representations and assumptions set forth therein. In rendering such opinions, counsel may require and rely upon representations contained in letters to be received from Central Fidelity, Wachovia and shareholders of Central Fidelity.

     Assuming the Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Code, the material federal income tax consequences of the Merger to each of Wachovia, Central Fidelity and U.S. Holders who exchange shares of Central Fidelity Common Stock for shares of Wachovia Common Stock pursuant to the Merger will be as follows:

          (i) no gain or loss will be recognized by Wachovia or Central Fidelity as a result of the consummation of the Merger;

          (ii) no gain or loss will be recognized by a U.S. Holder, except as described below with respect to a U.S. Holder who receives cash in lieu of a fractional share interest in Wachovia Common Stock;

          (iii) the aggregate adjusted tax basis of shares of Wachovia Common Stock (including a fractional share interest in Wachovia Common Stock deemed received and redeemed as described below) received by a U.S. Holder will be the same as the aggregate adjusted tax basis of the shares of Central Fidelity Common Stock exchanged therefor;

          (iv) the holding period of shares of Wachovia Common Stock (including a fractional share interest in Wachovia Common Stock deemed received and redeemed as described below) received by a U.S. Holder will include the holding period of the Central Fidelity Common Stock exchanged therefor; and

          (v) a U.S. Holder of Central Fidelity Common Stock who receives cash in lieu of a fractional share interest in Wachovia Common Stock will be treated as having received such fractional share interest and then as having received the cash in redemption of such fractional share interest. Under Section 302 of the Code, if such deemed distribution were "substantially disproportionate" with respect to the U.S. Holder or were "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder would generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest (determined as described in (iii) above). Such capital gain or loss would be long-term capital gain or loss if the U.S.

     Holder's holding period in the fractional share interest (determined as described in (iv) above) is more than one year. Long-term capital gain on an individual U.S. Holder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum tax rate of 20% in respect of property held in excess of 18 months.

     Under the terms of the Merger Agreement, the conditions to the Merger, including receipt by each party of opinions of counsel relating to tax matters, may generally be waived by Wachovia or Central Fidelity, as applicable. As of the date of this Proxy Statement/Prospectus, neither Wachovia nor Central Fidelity intends to waive the conditions as to the receipt of opinions of counsel on tax matters. In the event of a failure to obtain tax opinions, and a party's determination to waive such condition to the consummation of the Merger, Central Fidelity will resolicit the votes of its shareholders to approve the Merger without such conditions and update the information contained herein with respect to the tax consequences of the Merger as necessary. See "The
Merger -- Conditions to Consummation" and " -- Amendment, Waiver and
Termination."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF CENTRAL FIDELITY COMMON STOCK AND OTHER FACTORS, EACH SUCH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Wachovia will be the surviving corporation resulting from the Merger and will continue to be governed by the laws of the State of North Carolina and will operate in accordance with its articles of incorporation and bylaws as in effect immediately prior to the Effective Time until otherwise amended or repealed after the Effective Time. Under the Merger Agreement, Wachovia has agreed to cause three members of the Central Fidelity Board, selected by Wachovia after consultation with Central Fidelity, who are willing and eligible to serve to be elected or appointed as directors of Wachovia at, or as promptly as practicable after, the Effective Time. The directors and officers of Wachovia in office immediately prior to the Effective Time, together with such additional directors selected from the Central Fidelity Board and such additional persons as may thereafter be elected, will serve as the directors and officers of Wachovia from and after the Effective Time in accordance with Wachovia's articles of incorporation and bylaws.

POST-ACQUISITION COMPENSATION AND BENEFITS

     The Merger Agreement provides generally that Wachovia will, from and after the Effective Time, (i) except as provided in clause (viii) below, honor Central Fidelity's employee compensation and benefit plans in accordance with their terms, (ii) except as provided in clauses (v) and (viii) below, provide former employees of Central Fidelity who remain as employees of Wachovia with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Wachovia, (iii) provide employees of Central Fidelity who remain as employees of Wachovia credit for years of service with Central Fidelity or any of its subsidiaries prior to the Effective Time for the purpose of eligibility and vesting, (iv) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable compensation and benefit plans) and eligibility waiting periods under group health plans of Wachovia to be waived with respect to former employees of Central Fidelity who remain as employees of Wachovia (and their eligible dependents) and who become participants in such group health plans, (v) provide, to any employee of the surviving corporation who participated in the Central Fidelity Executive Supplemental Retirement Plan immediately prior to the Effective Time benefits under such plan, or, if more favorable to such employee, pursuant to (vi) below, (vi) offer any employee of the surviving corporation who is a member of Central Fidelity's Management Committee and who is covered by an employment agreement a replacement agreement in the form afforded to similarly situated executives of Wachovia; PROVIDED, HOWEVER, that such executives agree to terminate their existing employment agreement and waive any rights they have thereunder; and PROVIDED, FURTHER, that such executives who execute the replacement employment agreements with Wachovia will be provided with an Executive Retirement Agreement, Supplemental Retirement Agreement or participation under the Wachovia Retirement Income Benefit Enhancement Plan, as determined by the Chief Executive Officers of Wachovia and Central

Fidelity, in replacement of, but no less favorable than, their benefits under the Central Fidelity Executive Supplemental Retirement Plan, (vii) make the contribution contemplated by Section 10(b) of the Central Fidelity Executive Supplemental Retirement Plan to either the Wachovia Grantor Trust or the Central Fidelity Grantor Trust in order to fund benefits under such plan and (viii) honor the Central Fidelity Special Severance Policy, the Central Fidelity Special Executive Severance Policy, and any other Central Fidelity severance or change of control agreements, plans or policies as previously disclosed to Wachovia in accordance with their terms, as of the time of the execution of the Merger Agreement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Central Fidelity's management and the Central Fidelity Board may be deemed to have certain interests in the Merger that are in addition to their interests as Central Fidelity shareholders. The Central Fidelity Board was aware of these interests in approving the Merger Agreement.

     CENTRAL FIDELITY BOARD OF DIRECTORS. As described above, the Merger Agreement provides that Wachovia agrees to cause three members of the Central Fidelity Board to be elected or appointed as directors of Wachovia at, or as promptly as practicable after, the Effective Time.

     EQUITY INCENTIVE PLANS. The Merger Agreement provides that all options to acquire Central Fidelity Common Stock outstanding at the Effective Time under the Central Fidelity Stock Plans, including those held by management, will be assumed by Wachovia. Each stock option will thereafter constitute an option to acquire shares of Wachovia Common Stock. See " -- Stock Options."

     INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that following the Effective Date and for a period of six years thereafter, Wachovia will indemnify, defend and hold harmless the present directors and officers of Central Fidelity and its subsidiaries against all costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent that Central Fidelity is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Central Fidelity Certificate and the Central Fidelity Bylaws as in effect on June 23, 1997. The Merger Agreement also provides that Wachovia will use its reasonable best efforts for five years after the Effective Time to provide directors' and officers' liability insurance that serves to reimburse the present and former officers and directors of Central Fidelity or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance will contain at least the same coverage and amounts, and will contain terms and conditions no less advantageous, as the coverage currently provided by Central Fidelity; provided, however, that in no event will Wachovia be required to expend more than 200% of the current amount expended by Central Fidelity to maintain such insurance and that if Wachovia is unable to maintain or obtain such insurance, Wachovia will use its reasonable best efforts to obtain as much comparable insurance as is available for such 200% amount.

     MILLER EMPLOYMENT AGREEMENT. Wachovia has entered into an employment agreement with Lewis N. Miller, Jr. (the "Miller Employment Agreement"). The term of the Miller Employment Agreement runs from the Effective Date through the third anniversary of the Effective Date, subject to automatic annual extensions unless Wachovia or Mr. Miller gives notice that the term will not be extended beyond its then applicable expiration date. Pursuant to the Miller Employment Agreement, Mr. Miller will serve as Senior Executive Vice President and will be the senior officer with responsibility for Virginia banking operations reporting directly to the Chief Executive Officer of Wachovia. Mr. Miller's initial base salary under the Miller Employment Agreement will be $650,000 per annum. In addition, Mr. Miller will be awarded for each fiscal year during the term of the Miller Employment Agreement an annual cash bonus consistent with Wachovia's policy and practice for peer executives, but which will not be less than $325,000 for fiscal 1998. During the term of the Miller Employment Agreement, Wachovia will provide Mr. Miller benefits and perquisites no less favorable than those provided to peer executives of Wachovia and its affiliates.

     In the event that Mr. Miller's employment is terminated during the term of the Miller Employment Agreement by Wachovia other than for "cause," or Mr. Miller voluntarily terminates employment within six months after "Good Reason" or within three years of a "Change of Control," Mr. Miller will be entitled to receive cash compensation and benefits for the period beginning with the date of such termination and ending with the earlier of (i) the third anniversary of the date of such termination, or (ii) the first day of the month coincident with or next following the date Mr. Miller attains the age of sixty (such period being the "Compensation Period"). The cash compensation to be received monthly during the Compensation Period will equal one-twelfth of the sum of (i) Mr. Miller's highest annual rate of salary from Wachovia in effect during the 12-month period prior to such termination, plus
(ii) an amount equal to the average of the annual amounts, if any, awarded to Mr. Miller under an annual bonus plan of Wachovia or Central Fidelity for the three calendar years for which Mr. Miller was awarded such an amount next preceding the year of such termination, plus (iii) the average of any annual contributions by Wachovia on behalf of Mr. Miller under certain retirement savings plans of Wachovia or Central Fidelity for the three consecutive calendar years preceding the year of such termination. Unless Mr. Miller elects otherwise in writing, this cash compensation will be payable in a lump-sum payment within fifteen days of his termination. In addition, Wachovia will pay Mr. Miller upon such termination a lump-sum in cash equal to the sum of the maximum payments Mr. Miller would have received for all outstanding performance award rights or other similar rights outstanding at the date of termination and granted to Mr. Miller under plans of Wachovia or Central Fidelity. During the Compensation Period, Mr. Miller will be deemed to be continuing in the employment of Wachovia for the purpose of applying and administering benefit plans of Wachovia (other than any tax-qualified retirement plans) subject to termination in the event Mr. Miller engages in full-time employment. Immediately upon such termination of Mr. Miller's employment, all of Mr. Miller's options to acquire shares of Wachovia Common Stock will become fully vested and exercisable and certain restricted awards will be deemed to be earned in full.

     The Miller Employment Agreement provides for a gross-up payment to be made to Mr. Miller, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on the payments made thereunder and of the imposition of income and excise taxes on such gross-up payment.

     On the Effective Date, Mr. Miller will be granted 15,000 restricted shares of Wachovia Common Stock and options to purchase 25,000 shares of Wachovia Common Stock at an exercise price equal to the market price of Wachovia Common Stock as of the Effective Time. The value of the 15,000 shares of restricted stock which he will be awarded will be based on the market price of Wachovia Common Stock as of the Effective Time. Using the closing price of Wachovia Common Stock on September 30, 1997 of $72 per share, the estimated current market value of these shares is $1,080,000. The restricted shares and the option shares will vest over a five-year period, with the vesting of the restricted shares subject to the satisfaction by Wachovia of a Return on Equity goal.

     The foregoing description of certain provisions of the Miller Employment Agreement is not intended to be complete and is qualified in its entirety by reference to the entire agreement, which is included as an Exhibit to the Registration Statement.

     MILLER RETIREMENT AGREEMENT. Wachovia has entered into a retirement agreement with Mr. Miller (the "Retirement Agreement"). The Retirement Agreement provides that Mr. Miller will receive a retirement benefit, computed in the form of a single life annuity for his life, upon retiring pursuant to the terms of the Retirement Agreement. The monthly retirement benefit will equal one-twelfth of the product of two and one-half percent of Mr. Miller's "Final Average Compensation" (as defined in the Retirement Agreement) times the number of years of his creditable service (subject to a maximum of 62.5% of Final Average Compensation) reduced by the monthly amount payable to Mr. Miller under certain other defined benefit pension plans. In no event will the resulting benefit be less than the benefit which would have been provided under the Executive Supplemental Retirement Plan sponsored by Central Fidelity. Mr. Miller may, with the consent of his spouse and the Management Resources and Compensation Committee of Wachovia, elect to receive the present value of the retirement benefit in one lump-sum. The present value of Mr. Miller's retirement benefit under the Retirement Agreement, assuming that he remains employed through the normal retirement date under the Wachovia Retirement Income Plan at the same salary and estimated bonus and using the actuarial equivalent lump-sum factors as set forth in the Wachovia Retirement Income Plan, is $2,383,000.

     CENTRAL FIDELITY EXECUTIVE AGREEMENTS. Central Fidelity has individual employment agreements (the "Central Fidelity Executive Agreements") with 16 of the executive officers of Central Fidelity, including Mr. Miller. The Central Fidelity Executive Agreements generally provide that in the event of a termination of employment by Central Fidelity without "Cause" or "Disability" or by the executive for "Good Reason," during the period beginning upon a "Change of Control" and ending on the earlier of the third anniversary of the Change of Control or the executive's normal retirement date under Central Fidelity's current retirement plan (the "Executive Employment Period") such executive officer would be entitled to receive as a lump-sum payment (i) to the extent not theretofore paid, such executive's full base salary through the date of termination at the rate in effect at the time the notice of termination was given, plus (ii) up to three times (depending on the amount of time remaining in such executive's Executive Employment Period) the sum of (x) such executive's annual base salary at such rate and (y) the annual bonus paid for the last full fiscal year during the Executive Employment Period, or the initial annual bonus which would have been payable for the fiscal year in which the Executive Employment Period commenced, plus (iii) a cash amount equal to the sum of the maximum payments such executive would have received for all performance award rights or other similar rights outstanding at the date of termination and granted to such executive under the performance or similar plans of Central Fidelity (or any predecessor, successor or substitute plans of Central Fidelity) if such executive had continued in the employ of Central Fidelity and Central Fidelity had met its maximum performance goals under each such award and the maximum amount payable under each thereof was paid.

     The Central Fidelity Executive Agreements provide that if such executive is terminated by reason of the executive's "Disability," the executive will be entitled to receive benefits at least equal to the lump sum described above.

     The Central Fidelity Executive Agreements provide for a gross-up payment to be made to the executives, if necessary, to eliminate the effects of the imposition of the excise tax under Section 4999 of the Code on the payments made thereunder and of the imposition of income and excise taxes on such gross-up payment.

     Although the Central Fidelity executives who are eligible for severance protection in the event of a Change of Control are known, at this time Wachovia and Central Fidelity cannot identify executives who will receive termination payments, since it is not known which executives will continue in current, similar or different positions with Wachovia. Of the group of seventeen executives eligible for protection (excluding Mr. Miller, who has an employment agreement with Wachovia), the estimated severance payments range from a low of $328,000 to a high of $2,463,000, with the average severance amount estimated at $1,440,000. These amounts include an estimate of the gross-up for excise taxes provided for in the employment agreements with Central Fidelity.

     OTHER EMPLOYMENT AGREEMENTS. The Merger Agreement provides that certain employees of Central Fidelity will be offered employment agreements by Wachovia as described above in "Post-Acquisition Compensation and Benefits." As noted above, as of the date of this Proxy Statement/Prospectus, it has not yet been determined which Central Fidelity executives will be employed in current, similar or different positions with Wachovia. However, Wachovia intends to offer those Central Fidelity executives who continue employment with Wachovia an employment package, including base cash compensation, incentive stock options, restricted stock awards and retirement benefit arrangements, commensurate with the positions to be held by such executives.

     Each employment agreement would have a three-year, annually renewable term and would afford compensation continuance if the executive were terminated without cause or voluntarily terminates after a change in his duties or reduction in pay without his or her consent. If the executive were terminated for cause, there would not be any compensation continuance. During any period of compensation continuance after termination, the executive would be subject to a non-competition clause, which would cause a cessation of payments if violated.

     Executive retirement coverage for each executive would be at one of three levels. The first is an executive retirement agreement which provides a target benefit at age 60 equal to 2.5% of average total compensation over a three-year period multiplied by years of service up to a maximum of 25 years. This target benefit is reduced by any qualified or non-qualified pension benefits to which the executive is entitled from Wachovia or Central Fidelity. The second level includes a supplemental retirement agreement which is identical to the first agreement with the exception that the target formula is 2.0% per year of service rather than 2.5% per year. The third level of benefit is afforded under the Retirement Income Benefit Enhancement Plan, which provides a benefit of 1.5% of final average total compensation multiplied by years of service up to a maximum of 25 years. The normal retirement provision of this plan is age 65. Those Central Fidelity executives who are offered and accept an employment agreement would be provided one of the foregoing executive retirement arrangements, which would include a feature that guarantees the executive's existing executive retirement benefit as a minimum benefit.

     BENEFITS. The Merger Agreement provides that Wachovia will provide certain benefits to certain employees of Central Fidelity as described above in " -- Post-Acquisition Compensation and Benefits."

CONDITIONS TO CONSUMMATION

     The obligations of Central Fidelity and Wachovia to consummate the Merger are subject to the satisfaction or written waiver of the following conditions:
(i) the Merger Agreement shall have been approved by requisite vote of the shareholders of Central Fidelity; (ii) the required regulatory approvals described under "Regulatory Approvals" shall have been received, generally without any conditions, restrictions or requirements which the board of directors of Wachovia (the "Wachovia Board") reasonably determines in good faith would (A) following the Effective Time, have a material adverse effect on Wachovia and its subsidiaries taken as a whole or (B) reduce the benefits of the Merger to such a degree that Wachovia would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known at the date of the Merger Agreement; (iii) no court or regulatory authority shall have taken any action prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iv) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order; (v) the shares of Wachovia Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (vi) the shares of Wachovia Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE; (vii) Central Fidelity shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Central Fidelity, as to certain tax matters;
(viii) Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, as to certain tax matters; (ix) the other party's representations and warranties shall remain accurate and each party shall have performed in all material respects all of the obligations required to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements; (x) each party shall have received a letter of the other party's independent accountants as to certain financial information of the other party and (xi) each party shall have received a letter of its independent accountants concurring with the conclusion of Wachovia and Central Fidelity that the Merger will be accounted for as a pooling-of-interests.

     Central Fidelity Bank serves as investment advisor for various publicly held mutual funds, and in accordance with the requirements of the Investment Company Act of 1940, as amended, holders of the outstanding shares of such funds must approve the change in control of such investment advisor that will occur as a result of the Merger.

     No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties have no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the Merger, may generally be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the Central Fidelity shareholders. As of the date of this Proxy Statement/Prospectus, neither Wachovia nor Central Fidelity intends to waive the conditions as to the receipt of opinions of counsel on taxation matters. In the event of a failure to obtain tax opinions, and a party's determination to waive such condition to the consummation of the Merger, Central Fidelity would resolicit the votes of its shareholders to approve the Merger without such condition and update the information contained herein with respect to the tax consequences of the Merger as necessary. See " -- Amendment, Waiver and Termination."

REGULATORY APPROVALS

     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under
Section 3 of the BHC Act and prior notice to the Federal Reserve Board under
Section 4 of the BHC Act. The BHC Act requires the Federal Reserve Board, when considering a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. Wachovia filed its application and notice regarding the Merger with the Federal Reserve Board on August 21, 1997.

     The BHC Act also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the Merger to the Office of Comptroller of the Currency (the "OCC"). The OCC has 30 days to submit its views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the OCC within such 30-day period. Furthermore, applicable Federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to participate in the proceedings. If an interested party is permitted to participate, such participation could delay the regulatory approvals required for consummation of the Merger.

     Under Section 4 of the BHC Act and related regulations, the Federal Reserve Board must consider whether the performance of Wachovia's and Central Fidelity's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of Wachovia and Central Fidelity and the effect of the proposed transaction on those resources.

     Assuming Federal Reserve Board approval, the Merger may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. Wachovia and Central Fidelity believe that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Wachovia. In connection with Wachovia's application to the Federal Reserve Board for approval of the Merger, it has committed to make divestitures as may be required.

     STATE AUTHORITIES. Consummation of the Merger is subject to the prior approval of the State Corporation Commission of Virginia (the "Virginia Commission"). The Virginia Commission will consider: the safety and soundness of Central Fidelity and Central Fidelity National Bank; the qualification and experience of Wachovia and its directors and officers; whether the Merger would be prejudicial to depositors, creditors, beneficiaries of fiduciary accounts or shareholders of Wachovia, Central Fidelity or their banking subsidiaries; and whether the Merger would be in the public interest. The Merger may also be subject to the approval of, or notice to, other state authorities under various state bank, insurance and securities regulatory statutes.

     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. Wachovia and Central Fidelity have filed (or will promptly file) all applications and notices and have taken (or will promptly take) other appropriate action with respect to any other requisite approvals or other action of any governmental authority. The Merger Agreement provides that the obligation of each of Wachovia and Central Fidelity to consummate the Merger is conditioned upon, among other things, (i) the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and, to the extent necessary, the state authorities,
(ii) the termination or expiration of all statutory or regulatory waiting periods in respect thereof and (iii) no such approvals containing conditions, restrictions or requirements which the Wachovia Board reasonably determines in good faith would, after the Effective Date, have a material adverse effect on Wachovia and its subsidiaries taken as a whole or reduce the benefits of the transactions contemplated in the Merger Agreement to such a degree that Wachovia would not have entered into the Merger Agreement had such been known at the date of the Merger Agreement.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT ALL SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF SUCH APPROVALS. THERE CAN ALSO BE NO

ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION, RESTRICTION OR REQUIREMENT THAT CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT. SEE " -- THE EFFECTIVE TIME," " -- CONDITIONS TO CONSUMMATION" AND " -- AMENDMENT, WAIVER AND TERMINATION."

AMENDMENT, WAIVER AND TERMINATION

     To the extent permitted by law, Central Fidelity and Wachovia may amend the Merger Agreement by written agreement at any time. Prior to or at the Effective Time, either Central Fidelity or Wachovia, acting through its respective board of directors, chief executive officer or other authorized officer, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement, and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of an applicable law or governmental regulation.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the boards of directors of Central Fidelity and Wachovia. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either Wachovia or Central Fidelity if: (i) the other party breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a Material Adverse Effect (as defined in the Merger Agreement) on the non-breaching party; (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or the Central Fidelity shareholders or, if required, the Wachovia shareholders fail to approve the Merger Agreement; (iii) the Merger has not been consummated by June 30, 1998; or (iv) the other party's board of directors has failed to recommend approval of the Merger, if necessary, or has modified or changed such recommendation.

CONDUCT OF BUSINESS PENDING THE MERGER

     CENTRAL FIDELITY. Central Fidelity has agreed in the Merger Agreement, unless the prior written consent of Wachovia is obtained and except as otherwise contemplated by the Merger Agreement, not to, and to cause each of its subsidiaries not to:

          (a) conduct the business of Central Fidelity and its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon Central Fidelity's ability to perform any of its material obligations under the Merger Agreement;

          (b) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of, or rights to acquire, Central Fidelity Common Stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Central Fidelity Common Stock to become subject to new grants of employee or director stock options, other rights or similar stock-based employee rights;

          (c) (i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends in an amount not to exceed $0.24 per share and dividends from wholly owned subsidiaries) on or in respect of, or declare or make any distribution on, any shares of Central Fidelity stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of capital stock;

          (d) enter into or amend or renew any employment, consulting, severance or similar agreements with any director, officer or employee of Central Fidelity or its subsidiaries, or grant any salary or wage increase or increase any employee benefit, except (i) for normal individual increases in compensation to employees, (ii) for other changes that are required by applicable law, (iii) to satisfy previously disclosed contractual obligations or (iv) for grants of awards to newly hired employees consistent with past practice;

          (e) enter into, establish, adopt or amend (except as may be required by applicable law or to satisfy previously disclosed contractual obligations) any benefit plan in respect of any director, officer or employee of Central Fidelity or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder;

          (f) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material;

          (g) acquire all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material;

          (h) amend its or any subsidiary's articles or certificate of incorporation or bylaws;

          (i) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles;

          (j) except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts;

          (k) except in the ordinary course of business consistent with past practice, generally settle any material claim, action or proceeding;

          (l) (i) take any action reasonably likely to prevent or impede the Merger from qualifying (A) for "pooling-of-interests" accounting treatment or (B) as a reorganization for tax purposes; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, (B) any of the conditions to the Merger not being satisfied or (C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation;

          (m) except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

          (n) incur any indebtedness for borrowed money other than in the ordinary course of business; or

          (o) agree or commit to do any of the foregoing.

     In addition, Central Fidelity has agreed that it shall not, and shall cause its subsidiaries and its subsidiaries' officers, directors, agents, advisers and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Central Fidelity or any of its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Central Fidelity or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal"). In the Merger Agreement, Central Fidelity agreed to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than Wachovia with respect to any of the foregoing and agreed to use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Central Fidelity has agreed to promptly (within 24 hours) advise Wachovia following the receipt by Central Fidelity of any Acquisition Proposal and the substance thereof, and immediately advise Wachovia of any developments with respect to any Acquisition Proposal.

     WACHOVIA. Wachovia has agreed in the Merger Agreement, unless the prior written consent of Central Fidelity is obtained, and except as otherwise contemplated by the Merger Agreement, not to, and cause each of its subsidiaries not to:

          (a) make, declare, pay or set aside for payment any extraordinary dividend; or

          (b) (i) take any action reasonably likely to prevent or impede the Merger from qualifying (A) for "pooling-of-interests" accounting treatment or (B) as a reorganization for tax purposes; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue, (B) any of the conditions to the Merger not being satisfied or (C) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or regulation; provided, however that nothing contained in the Merger Agreement limits the ability of Wachovia to exercise its rights under the Stock Option Agreement.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that Wachovia and Central Fidelity have agreed to share equally all Commission filing fees and all printing expenses payable in connection with the Registration Statement and this Proxy Statement/Prospectus.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon the receipt by Wachovia and Central Fidelity of a letter from their respective independent public accountants indicating their concurrence that the Merger qualifies for "pooling-of-interests" accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of Wachovia and Central Fidelity will be combined at the Effective Date and carried forward at their previously recorded amounts and the shareholders' equity accounts of Central Fidelity and Wachovia will be combined on Wachovia's consolidated statement of condition. Income and other financial statements of Wachovia issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Wachovia and Central Fidelity as if the Merger had taken place prior to the periods covered by such financial statements. See "Summary" and "Wachovia and Central Fidelity Unaudited Pro Forma Combined Financial Information."

DISSENTERS' RIGHTS

     Under the Virginia Stock Corporation Act, holders of Central Fidelity Common Stock have no dissenters' rights in connection with the Merger.

STOCK EXCHANGE LISTING OF WACHOVIA COMMON STOCK

     Wachovia has agreed to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of Central Fidelity Common Stock in connection with the Merger.

RESALES OF WACHOVIA COMMON STOCK

     The shares of Wachovia Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Central Fidelity for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. Such affiliates may not sell their shares of Wachovia Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act. Commission guidelines regarding qualifying for the pooling-of-interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined operations have been published.

     Each of Wachovia and Central Fidelity has agreed in the Merger Agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of such party to execute and deliver to Wachovia and Central Fidelity, respectively, an agreement pursuant to which such person agrees, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of Wachovia Common Stock distributed to them pursuant to the Merger except (i) with respect to affiliates of Central Fidelity, in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to Wachovia, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act and (ii) with respect to affiliates of each of Central Fidelity and Wachovia, in compliance with Commission guidelines regarding qualifying for pooling-of-interests accounting treatment. Wachovia may place restrictive legends on certificates representing Wachovia Common Stock issued to all persons who are deemed to be "affiliates" of Central Fidelity under Rule 145. This Proxy Statement/Prospectus does not cover resales of Wachovia Common Stock received by any person who may be deemed to be an affiliate of Central Fidelity.

STOCK OPTION AGREEMENT

     As an inducement to Wachovia's willingness to continue to pursue the transactions contemplated by the Merger Agreement, Central Fidelity entered into the Stock Option Agreement with Wachovia on June 24, 1997. The following description of the Stock Option Agreement is qualified in its entirety by reference to the text of such Stock Option Agreement, a copy of which is attached as Appendix B and which is incorporated herein by reference.

     Pursuant to the Stock Option Agreement, Central Fidelity granted Wachovia the Option, which permits Wachovia to purchase a number of shares of Central Fidelity Common Stock (the "Option Shares") up to 11,280,000 shares of Central Fidelity Common Stock, subject to adjustment in certain cases as described below but in no event exceeding 19.9% of the number of shares of Central Fidelity Common Stock outstanding immediately before exercise of the Option. The exercise price of the Option is $32.19 per share (the average of the last reported sale prices on the trading day of, and the trading day preceding, the execution of the Merger Agreement), subject to adjustment under specified circumstances (such exercise price, as so adjusted, being referred to herein as the "Option Price").

     The Option will become exercisable in whole or in part if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur with respect to Central Fidelity prior to the occurrence of an "Exercise Termination Event," as such terms are defined below. The purchase of any shares of Central Fidelity Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of necessary approvals under the BHC Act. If Wachovia were to exercise its right to acquire the full 19.9% of the number of shares outstanding of Central Fidelity Common Stock subject to the Option, Wachovia would hold approximately 16.6% of the outstanding shares of Central Fidelity Common Stock immediately after such exercise.

     The Stock Option Agreement generally defines the term "Initial Triggering Event" to mean any of the following events or transactions:

          (i) Central Fidelity or Central Fidelity National Bank, without Wachovia's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the Central Fidelity Board recommends that the shareholders of Central Fidelity approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement;

          (ii) A third party shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Central Fidelity Common Stock;

          (iii) The shareholders of Central Fidelity shall have voted and failed to approve the Merger Agreement at Central Fidelity's shareholder meeting or such meeting has not been held in violation of the Merger Agreement or has been canceled prior to termination of the Merger Agreement if, prior to such shareholder meeting (or if such shareholder meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any third party shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction with respect to Central Fidelity;

          (iv) The Central Fidelity Board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Wachovia its recommendation that the shareholders of Central Fidelity approve the Merger Agreement at Central Fidelity's shareholder meeting, or Central Fidelity, without Wachovia's prior written consent, authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with a third party;

          (v) A third party makes a proposal to Central Fidelity or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

          (vi) A third party shall have filed with the Commission a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the Commission with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

          (vii) Central Fidelity willfully breaches any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Wachovia would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) A third party files an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     As used in the Stock Option Agreement, the term "Acquisition Transaction" means (i) a merger or consolidation or any similar transaction, involving Central Fidelity or Central Fidelity National Bank (other than mergers, consolidations or similar transactions involving solely Central Fidelity and/or one or more of its wholly-owned subsidiaries, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement), (ii) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Central Fidelity or Central Fidelity National Bank or (iii) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Central Fidelity or Central Fidelity National Bank.

     The Stock Option Agreement generally defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (i) the acquisition by a third party of beneficial ownership of 20% or more of the then outstanding Central Fidelity Common Stock or (ii) Central Fidelity or Central Fidelity National Bank, without having received the prior written consent of Wachovia, entering into an agreement to engage in an Acquisition Transaction with a third party or the Central Fidelity Board recommending that the shareholders of Central Fidelity approve or accept any Acquisition Transaction, other than as contemplated by the Merger Agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (iii) of the definition of "Acquisition Transaction" above shall be 20% rather than 10%.

     The Stock Option Agreement defines the term "Exercise Termination Event" to mean any of (i) the Effective Time; (ii) termination of the Merger Agreement in accordance with its terms, if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Wachovia if Central Fidelity breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a Material Adverse Effect (as defined in the Merger Agreement) or if the Central Board has failed to recommend approval of the Merger or has modified or changed such recommendation (see
" -- Amendment, Waiver and Termination") or a termination by either Wachovia or Central Fidelity if the Central Fidelity shareholders fail to approve the Merger; or (iii) the passage of 18 months, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Exchange Act, after termination of the Merger Agreement if such termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination by Wachovia if Central Fidelity breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the Merger Agreement and such breach, individually or in the aggregate, has a Material Adverse Effect or if the Central Board has failed to recommend approval of the Merger, or has modified or changed such recommendation (see " -- Amendment, Waiver and Termination") or a termination by either Wachovia or Central Fidelity if the Central Fidelity shareholders fail to approve the Merger. Notwithstanding anything to the contrary contained in the Stock Option Agreement, the Option may not be exercised at any time when Wachovia is in breach of any of its covenants or agreements contained in the Merger Agreement such that Central Fidelity shall be entitled to terminate the Merger Agreement pursuant to the terms thereof, and the Stock Option Agreement shall automatically terminate upon the termination of the Merger Agreement by Central Fidelity pursuant to the terms thereof as a result of a breach by Wachovia of its covenants or agreements contained therein.

     If the Option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event. Wachovia's right to exercise the Option and certain other rights under the Stock Option Agreement are subject to an extension in order to obtain required regulatory approvals and comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Exchange Act. The Option Price and the number of shares issuable under the Option are subject to adjustment in the event of specified changes in the capital stock of Central Fidelity.

     Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Wachovia will have certain registration rights with respect to the shares of Central Fidelity Common Stock issued or issuable pursuant to the Option.

     The Stock Option Agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request, Central Fidelity shall be obligated to repurchase the Option and all or any part of the Option Shares. Such repurchase of the Option shall be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the Option Price (as adjusted). A repurchase of Option Shares shall be at a price per share equal to the Market/Offer Price. The term "Market/Offer Price" means the highest of (i) the price per share at which a tender or exchange offer has been made for Central Fidelity Common Stock, (ii) the price per share of Central Fidelity Common Stock that any third party is to pay pursuant to an agreement with Central Fidelity, (iii) the highest closing price per share of Central Fidelity Common Stock within the six-month period immediately preceding the date that notice to repurchase is given or (iv) in the event of a sale of all or substantially all of Central Fidelity's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by a nationally recognized investment banking firm), divided by the number of shares of Central Fidelity Common Stock outstanding at the time of such sale. The term "Repurchase Event" is defined to mean (i) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Central Fidelity Common Stock or (ii) the consummation of an Acquisition Transaction; provided, that for purposes of the definition of "Repurchase Event," the percentage referred to in clause (iii) of the definition of "Acquisition Transaction" above shall be 50% rather than 10%.

     The Stock Option Agreement also provides that Wachovia may, at any time following a Repurchase Event and prior to an Exercise Termination Event, surrender the Option (and any Option Shares obtained upon the exercise thereof and still held by Wachovia) for a cash surrender fee (the "Surrender Fee") equal to $50 million (i) plus, if applicable, Wachovia's purchase price with respect to any Option Shares and (ii) minus, if applicable, any net cash received pursuant to the sale of Option Shares to any third party (less the purchase price of such Option Shares). Wachovia may not exercise its right to surrender the Option and receive the Surrender Fee if Central Fidelity has previously repurchased any Option Shares as described in the preceding paragraph.

     Pursuant to the terms of the Stock Option Agreement, in the event that, prior to an Exercise Termination Event, Central Fidelity enters into certain transactions in which Central Fidelity is not the surviving corporation, certain fundamental changes in the capital stock of Central Fidelity occur or Central Fidelity sells all or substantially all of its or certain of its subsidiaries' assets, the Option will be converted into a substitute option (the "Substitute Option"), with terms similar to those of the Option, to purchase capital stock of the entity that is the effective successor to Central Fidelity.

     The Stock Option Agreement provides that neither Wachovia nor Central Fidelity may assign any of its rights or obligations thereunder without the written consent of the other party, except that in the event an Initial Triggering Event occurs prior to an Exercise Termination Event, Wachovia may, subject to certain limitations, assign its rights and obligations thereunder in whole or in part (subject to extension in certain cases).

     Arrangements such as the Stock Option Agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the grantee for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated under certain circumstances involving an acquisition or potential acquisition of the issuer by a third party. The Stock Option Agreement was entered into to accomplish these objectives. The Stock Option Agreement may have the effect of discouraging offers by third parties to acquire Central Fidelity prior to the Merger, even if such persons were prepared to offer to pay consideration to Central Fidelity shareholders which has a higher current market price than the shares of Wachovia Common Stock to be received by such holders pursuant to the Merger Agreement.

     To the best knowledge of Central Fidelity and Wachovia, no event giving rise to the right to exercise the Option has occurred as of the date of this Proxy Statement/Prospectus.

AMENDMENT TO CENTRAL FIDELITY RIGHTS AGREEMENT

     Each share of Central Fidelity Common Stock has attached to it a right ("Right") issued pursuant to the Amended and Restated Rights Agreement, dated as of November 9, 1994, between Central Fidelity and Central Fidelity National Bank, as Rights Agent, as amended by the Amendment dated June 23, 1997 (as amended, the

"Central Fidelity Rights Agreement"). In connection with the execution of the Merger Agreement, Central Fidelity amended the Central Fidelity Rights Agreement to provide, among other things, that (i) the execution and delivery of the Merger Agreement and consummation of the Merger and execution and delivery of the Stock Option Agreement and any acquisition of shares of Central Fidelity Common Stock by Wachovia (and certain related persons) upon exercise thereof, or as contemplated by the Merger Agreement and the Stock Option Agreement, will not cause the Rights to become exercisable, or cause the Rights to be separated from the shares of Central Fidelity Common Stock to which they are attached, and (ii) the Rights may not become exercisable at any time from and after, and the Central Fidelity Rights Agreement will terminate at, the Effective Time. See "Certain Differences in the Rights of Wachovia Shareholders and Central Fidelity Shareholders -- Shareholder Rights Plan."

                                  ACQUISITIONS

MERGER WITH JEFFERSON BANKSHARES, INC.

     On June 10, 1997, Wachovia entered into a merger agreement with Jefferson, the parent of Jefferson National Bank in Charlottesville, Virginia, pursuant to which Jefferson will be merged with and into Wachovia (the "Jefferson Merger"). At the effective time of the Jefferson Merger, each outstanding share of common stock of Jefferson ("Jefferson Common Stock") will be converted into the right to receive 0.625 of a share of Wachovia Common Stock. In connection with the Jefferson Merger, Jefferson has granted Wachovia a stock option to purchase a number of shares of Jefferson Common Stock equal to up to 19.9% of the Jefferson Common Stock outstanding immediately before exercise of the option, for a purchase price of $29.6875 per share, subject to adjustment in certain circumstances. The boards of directors of both companies have approved the Jefferson Merger.

     Jefferson, headquartered in Charlottesville, Virginia, is a bank holding company registered under the provisions of the BHC Act. At June 30, 1997, Jefferson had assets of approximately $2.2 billion, deposits of approximately $1.9 billion, and shareholders' equity of approximately $210 million. Net income for the first six months ended June 30, 1997, was approximately $15 million and for the year ended December 31, 1996 was approximately $27.8 million. With 96 offices and 60 ATMs, Jefferson is the fifth largest Virginia-based banking company. Jefferson National Bank has the largest deposit share in Charlottesville with additional branch presence in the Tidewater, Richmond, Fredericksburg and Shenandoah Valley areas of Virginia. Jefferson provides a wide variety of financial services to a broad customer base of individuals, corporations, institutions and governments primarily located in Virginia.

     The Jefferson Merger is expected to be accounted for by the purchase-accounting method. The Jefferson Merger is subject to the approval of the shareholders of Jefferson and appropriate regulatory agencies and is expected to close in the fourth quarter of 1997. On August 26, 1997, Wachovia received approval from the Federal Reserve Board for the Jefferson Merger. The vote of Wachovia's shareholders is not necessary for the consummation of the Jefferson Merger.

     Additional information concerning the Jefferson Merger and financial information relating to Jefferson are contained in Wachovia's Current Report on Form 8-K dated June 9, 1997, which is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

MERGER WITH 1ST UNITED BANCORP

     On August 7, 1997, Wachovia entered into a merger agreement with 1st United, the parent of 1st United Bank in Boca Raton, Florida, pursuant to which 1st United will be merged with and into Wachovia (the "1st United Merger"). At the effective time of the 1st United Merger, each outstanding share of common stock of 1st United ("1st United Common Stock") will be exchanged for a minimum of 0.3 and a maximum of 0.366 of a share of Wachovia Common Stock, with the actual exchange ratio to be determined based on a ten-day average closing price for Wachovia Common Stock prior to the effective date of the 1st United Merger. In connection with the 1st United Merger, 1st United has granted Wachovia a stock option to purchase a number of shares of 1st United Common Stock equal to up to 19.9% of the 1st United Common Stock outstanding immediately before exercise of the option, for a purchase price of $18.75 per share, subject to adjustment in certain circumstances. The boards of directors of both companies have approved the 1st United Merger.

     1st United, headquartered in Boca Raton, Florida, is a bank holding company registered under the provisions of the BHC Act. At July 1, 1997, the effective date of 1st United's merger with Seaboard Savings Bank, 1st United had assets of approximately $821 million, deposits of approximately $739 million, and shareholders' equity of approximately $69 million. Net income for the first six months ended June 30, 1997, was approximately $4.7 million and for the year ended on December 31, 1996, was approximately $8.2 million. 1st United operates 33 full service banking centers in the Florida counties of Palm Beach, Martin, Broward and Brevard. It is the largest commercial bank headquartered in Palm Beach County and specializes in serving individuals and small businesses within its trade area.

     The 1st United Merger is expected to be accounted for by the purchase accounting method. The 1st United Merger is subject to the approval of the shareholders of 1st United and appropriate regulatory agencies, including the Federal Reserve Board, and is expected to close in the fourth quarter of 1997. On September 19, 1997, Wachovia received approval from the Federal Reserve Board for the 1st United Merger. The vote of Wachovia's shareholders is not necessary for the consummation of the 1st United Merger.

     In connection with the announcement of the 1st United Merger, Wachovia announced that it estimated that the 1st United Merger will be accretive to reported earnings per share in 1998. This estimate includes Wachovia's current estimates of cost savings equal to 20% of 1st United's operating expenses and revenue enhancements equal to at least 10% of non-interest income. Wachovia estimates it will incur $3 million in pretax integration expenses in connection with the 1st United Merger. In addition, in connection with the 1st United Merger, Wachovia announced that it would repurchase up to 3.5 million shares issued pursuant to the 1st United Merger.

     Additional information concerning the 1st United Merger and financial information relating to 1st United are contained in Wachovia's Current Report on Form 8-K dated August 6, 1997, which is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

ACQUISITIONS GENERALLY

     Wachovia regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Wachovia's book value and net income per common share may occur in connection with any future transactions.

               WACHOVIA AND CENTRAL FIDELITY UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Combined Financial Information combines the historical Consolidated Financial Statements of Wachovia and Central Fidelity, giving effect to the Merger as if it had been effective on June 30, 1997, with respect to the Unaudited Pro Forma Combined Statement of Condition, and as of the beginning of the periods indicated herein, with respect to the Unaudited Pro Forma Combined Statements of Income. The Merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the historical book values of the assets, liabilities and shareholders' equity of Central Fidelity as reported on its consolidated Statement of Condition will be carried over onto the consolidated Statement of Condition of Wachovia after addressing conformity issues, and no goodwill or other intangible assets will be created. Wachovia will include in its consolidated statement of income the consolidated results of operations of Central Fidelity for the entire fiscal year in which the Merger occurs after addressing conformity issues and will combine and restate its results of operations for prior periods to include the reported consolidated results of operations of Central Fidelity for prior periods after addressing conformity issues. This information should be read in conjunction with the historical Consolidated Financial Statements of Wachovia and Central Fidelity (included in Wachovia's Current Report on Form 8-K dated September 8, 1997), including their respective notes thereto, which are incorporated by reference into this Proxy Statement/Prospectus. The effect of estimated merger and restructuring costs expected to be incurred in connection with the Merger has been reflected in the Unaudited Pro Forma Combined Statement of Condition; however, since the estimated costs are nonrecurring, they have not been reflected in the Unaudited Pro Forma Combined Statements of Income. The Unaudited Pro Forma Combined Financial Information does not give effect to any anticipated cost savings in connection with the Merger. The Unaudited Pro Forma Combined Statement of Condition is not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on the dates indicated, or that may exist in the future. The Unaudited Pro Forma Combined Statements of Income are not necessarily indicative of the results that would have occurred had the Merger been consummated on the dates indicated or that may be achieved in the future.

     In connection with the announcement of the Merger, Wachovia announced that it estimated that the Merger (after giving effect to the Jefferson Merger) will be accretive to Wachovia's reported earnings per share in 1999 by 4%. This estimate includes Wachovia's current estimates of cost savings equal to 30% of Central Fidelity's operating expenses and revenue enhancements equal to at least 10% of non-interest income. Wachovia estimates it will incur a $174 million pretax charge in connection with the Merger, including a one-time charge of $117 million in 1997 and a charge of $57 million to be expensed in 1998.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF CONDITION
                              AS OF JUNE 30, 1997
                                 (IN THOUSANDS)

                                                                       CENTRAL       PRO FORMA        PRO FORMA
                                                       WACHOVIA       FIDELITY      ADJUSTMENTS       COMBINED
ASSETS
Cash and due from banks............................   $ 3,392,418    $   312,192     $      --       $ 3,704,610
Federal funds sold and other money market
  investments......................................     1,099,967        149,860            --         1,249,827
Securities available for sale......................     6,983,389      2,967,226            --         9,950,615
Securities held to maturity........................     1,271,149             --            --         1,271,149
Loans..............................................    33,255,625      6,926,376            --        40,182,001
  Allowance for loan losses........................      (409,335)      (110,000)           --          (519,335)
Net loans..........................................    32,846,290      6,816,376            --        39,662,666
Premises and equipment.............................       622,925        164,496            --           787,421
Other assets.......................................     2,295,958        258,548        60,900(2)      2,615,406
  TOTAL ASSETS.....................................   $48,512,096    $10,668,698     $  60,900       $59,241,694
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand.............................................   $10,345,408    $ 1,288,662     $      --       $11,634,070
Large denomination certificates....................     2,367,267        502,780            --         2,870,047
Other..............................................    16,225,385      6,285,178            --        22,510,563
  Total deposits...................................    28,938,060      8,076,620            --        37,014,680
Federal funds purchased and securities sold under
  repurchase agreements............................     6,253,688      1,065,467            --         7,319,155
Other liabilities..................................     9,640,521        723,046       174,000(2)     10,537,567
  Total liabilities................................    44,832,269      9,865,133       174,000        54,871,402

Shareholders' Equity:
Preferred stock....................................            --             --            --                --
Common stock.......................................       797,698        283,623      (104,940)(1)       976,381
Capital surplus....................................       185,500        108,484       104,940(1)        398,924
Retained earnings..................................     2,660,914        402,844      (113,100)(2)     2,950,658
Unrealized gains (losses) on securities available
  for sale, net of tax.............................        35,715          8,614            --            44,329
  Total shareholders' equity.......................     3,679,827        803,565      (113,100)        4,370,292

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......   $48,512,096    $10,668,698     $  60,900       $59,241,694

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             CENTRAL      PRO FORMA     PRO FORMA
                                                                WACHOVIA     FIDELITY    ADJUSTMENTS     COMBINED
INTEREST INCOME
Interest and fees on loans..................................   $1,361,985    $300,376     $      --     $1,662,361
Securities available for sale...............................      228,005      95,851            --        323,856
Securities held to maturity.................................       52,245          --            --         52,245
Other interest income.......................................       32,790       2,415            --         35,205
       Total interest income................................    1,675,025     398,642            --      2,073,667

INTEREST EXPENSE
Total deposits..............................................      478,367     155,868            --        634,235
Short-term borrowings.......................................      200,958      24,854            --        225,812
Other.......................................................      176,989      18,463            --        195,452
       Total interest expense...............................      856,314     199,185            --      1,055,499

Net interest income.........................................      818,711     199,457            --      1,018,168
Provision for loan losses...................................       97,713      27,565            --        125,278
Net interest income after provision for loan losses.........      720,998     171,892            --        892,890

OTHER INCOME
Service charges on deposit accounts.........................      127,564      20,691            --        148,255
Fees for trust services.....................................       75,226       9,292            --         84,518
Investment securities gains (losses)........................          661       1,881            --          2,542
Other income................................................      231,780      17,904            --        249,684
       Total non-interest income............................      435,231      49,768            --        484,999
OTHER EXPENSE
Salaries and employee benefits..............................      355,754      74,924            --        430,678
Net occupancy and equipment expense.........................      102,975      24,672            --        127,647
Other expense...............................................      220,101      30,774            --        250,875
       Total non-interest expense...........................      678,830     130,370            --        809,200
Income before income taxes..................................      477,399      91,290            --        568,689
Income taxes................................................      148,694      29,715            --        178,409
NET INCOME..................................................   $  328,705    $ 61,575     $      --     $  390,280

Net Income per primary share................................        $2.00       $1.06                        $1.94
Weighted average primary shares outstanding.................      164,145      58,068                      200,728

Net income per fully diluted share..........................        $2.00       $1.03                        $1.94
Weighted average fully diluted shares outstanding...........      164,158      59,557                      201,679

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             CENTRAL      PRO FORMA     PRO FORMA
                                                                WACHOVIA     FIDELITY    ADJUSTMENTS     COMBINED
INTEREST INCOME
Interest and fees on loans..................................   $2,544,658    $570,615     $      --     $3,115,273
Securities available for sale...............................      472,108     212,875            --        684,983
Securities held to maturity.................................      117,548          --            --        117,548
Other interest income.......................................       93,000       5,130            --         98,130
       Total interest income................................    3,227,314     788,620            --      4,015,934
INTEREST EXPENSE
Total Deposits..............................................      881,562     322,187            --      1,203,749
Short-term borrowings.......................................      431,094      51,250            --        482,344
Other.......................................................      359,946      39,916            --        399,862
       Total interest expense...............................    1,672,602     413,353            --      2,085,955
Net interest income.........................................    1,554,712     375,267            --      1,929,979
Provision for loan losses...................................      149,911      43,865            --        193,776
Net interest income after provision for loan losses.........    1,404,801     331,402            --      1,736,203

OTHER INCOME
Service charges on deposit accounts.........................      242,368      37,832            --        280,200
Fees for trust services.....................................      137,841      16,780            --        154,621
Investment securities gains (losses)........................        3,736          99            --          3,835
Other income................................................      403,705      31,204            --        434,909
       Total other income...................................      787,650      85,915            --        873,565
OTHER EXPENSE
Salaries and employee benefits..............................      654,525     142,347            --        796,872
Net occupancy and equipment expense.........................      204,443      46,147            --        250,590
Other expense...............................................      398,581      63,447            --        462,028
       Total other expense..................................    1,257,549     251,941            --      1,509,490
Income before income taxes..................................      934,902     165,376            --      1,100,278
Income tax expense..........................................      290,345      52,674            --        343,019
NET INCOME..................................................   $  644,557    $112,702     $      --     $  757,259

Net income per primary share................................        $3.81       $1.89                        $3.66
Weighted average primary shares outstanding.................      169,094      59,737                      206,728

Net income per fully diluted share..........................        $3.80       $1.85                        $3.64
Weighted average fully diluted shares outstanding...........      169,827      60,758                      208,105

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                             CENTRAL      PRO FORMA     PRO FORMA
                                                                WACHOVIA     FIDELITY    ADJUSTMENTS     COMBINED
INTEREST INCOME
Interest and fees on loans..................................   $2,384,919    $526,896     $      --     $2,911,815
Securities available for sale...............................      268,106     239,010            --        507,116
Securities held to maturity.................................      294,241          --            --        294,241
Other interest income.......................................       72,464       6,014            --         78,478
       Total interest income................................    3,019,730     771,920            --      3,791,650
INTEREST EXPENSE
Total deposits..............................................      823,454     319,725            --      1,143,179
Short-term borrowings.......................................      467,007      61,037            --        528,044
Other.......................................................      288,646      51,533            --        340,179
       Total interest expense...............................    1,579,107     432,295            --      2,011,402
Net interest income.........................................    1,440,623     339,625            --      1,780,248
Provision for loan losses...................................      103,791      26,713            --        130,504
Net interest income after provision for loan losses.........    1,336,832     312,912            --      1,649,744
OTHER INCOME
Service charges on deposit accounts.........................      209,113      35,150            --        244,263
Fees for trust services.....................................      130,521      14,943            --        145,464
Gain on sale of mortgage servicing portfolio................       79,025          --            --         79,025
Investment securities gains (losses)........................      (23,494)      3,253            --        (20,241)
Other income................................................      340,467      26,329            --        366,796
       Total other income...................................      735,632      79,675            --        815,307
OTHER EXPENSE
Salaries and employee benefits..............................      600,326     133,186            --        733,512
Net occupancy and equipment expense.........................      196,806      42,979            --        239,785
Other expense...............................................      406,464      62,000            --        468,464
       Total other expense..................................    1,203,596     238,165            --      1,441,761
Income before income taxes..................................      868,868     154,422            --      1,023,290
Income tax expense..........................................      266,325      49,052            --        315,377
NET INCOME..................................................   $  602,543    $105,370     $      --     $  707,913

Net income per primary share................................        $3.50       $1.77                        $3.38
Weighted average primary shares outstanding.................      172,089      59,674                      209,684

Net income per fully diluted share..........................        $3.49       $1.74                        $3.35
Weighted average fully diluted shares outstanding...........      172,957      60,573                      211,118

       See "Notes to Unaudited Pro Forma Combined Financial Information."

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              CENTRAL      PRO FORMA     PRO FORMA
                                                                WACHOVIA      FIDELITY    ADJUSTMENTS     COMBINED
INTEREST INCOME
Interest and fees on loans..................................   $ 1,864,082    $440,691     $      --     $2,304,773
Securities available for sale...............................       182,440     217,945            --        400,385
Securities held to maturity.................................       273,813          --            --        273,813
Other interest income.......................................        41,959       6,161            --         48,120
       Total interest income................................     2,362,294     664,797            --      3,027,091
INTEREST EXPENSE
Total deposits..............................................       539,232     243,632            --        782,864
Short-term borrowings.......................................       272,572      45,834            --        318,406
Other.......................................................       226,584      41,225            --        267,809
       Total interest expense...............................     1,038,388     330,691            --      1,369,079
Net interest income.........................................     1,323,906     334,106            --      1,658,012
Provision for loan losses...................................        71,763      24,359            --         96,122
Net interest income after provision for oan losses..........     1,252,143     309,747            --      1,561,890
OTHER INCOME
Service charges on deposit accounts.........................       196,149      34,557            --        230,706
Fees for trust services.....................................       128,100      13,926            --        142,026
Investment securities gains (losses)........................         3,320     (25,984)           --        (22,664)
Other income................................................       280,183      36,739            --        316,922
       Total other income...................................       607,752      59,238            --        666,990
OTHER EXPENSE
Salaries and employee benefits..............................       563,507     127,683            --        691,190
Net occupancy and equipment expense.........................       187,419      41,653            --        229,072
Other expense...............................................       347,487      75,729            --        423,216
       Total other expense..................................     1,098,413     245,065            --      1,343,478
Income before income taxes..................................       761,482     123,920            --        885,402
Income tax expense..........................................       222,424      39,056            --        261,480
NET INCOME..................................................   $   539,058    $ 84,864     $      --     $  623,922

Net income per primary share................................         $3.13       $1.45                        $2.98
Weighted average primary shares outstanding.................       172,339      58,742                      209,346

Net income per fully diluted share..........................         $3.12       $1.42                        $2.96
Weighted average fully diluted shares outstanding...........       172,951      59,861                      210,663

       See "Notes to Unaudited Pro Forma Combined Financial Information."

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     (1) Pursuant to the Merger Agreement, each outstanding share (56,724,684 shares at June 30, 1997) of Central Fidelity Common Stock will be converted into 0.63 of a share of Wachovia Common Stock (35,736,551 at June 30, 1997) subject to adjustment in the event of stock dividends, stock splits or similar changes in Wachovia's capitalization.

     (2) Reflects Wachovia management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger and restructuring costs of $174 million ($113 million net of taxes) expected to be incurred in connection with the Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has been recorded in the Pro Forma Combined Statement of Condition in order to disclose the aggregate effect of these activities on Wachovia's pro forma combined financial position. The estimated aggregate costs, primarily comprised of anticipated cash charges, include the following:

                                                                             (IN MILLIONS)
Personnel.................................................................       $  43
Systems and operations....................................................          67
Business unit integration and branch conversions..........................          34
Other.....................................................................          30
                                                                                 $ 174

       The personnel costs include costs of staff reductions, comprising employee severance costs, termination of certain employee benefit plans and employee assistance costs for separated employees resulting from reorganizations in connection with the Merger. Systems and operations costs include costs associated with the elimination of redundant systems, including service contract terminations and other related costs of computer equipment and software write-offs due to duplication or incompatibility, and costs of transitioning customer accounts to a common system. Business unit integration and branch conversion costs consist of business unit consolidation expenses, lease termination and other costs associated with the closing and disposition of redundant branches and marketing and communications costs. Other expense includes transaction costs and other expenses directly associated with completing the Merger. Wachovia anticipates that the majority of these costs, primarily comprised of cash charges, will be paid in 1997 and 1998.

       Management's cost estimates are forward looking. While the costs represent management's current estimate of merger and restructuring costs that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final merger and integration plan to be completed prior to consummation of the Merger, which is currently being developed by various Wachovia and Central Fidelity task forces and integration committees. Readers are cautioned that the completion of the Merger and integration plan and the resulting management plans detailing actions to be undertaken to effect the Merger will impact these estimates; the type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining its current estimate of these costs. See the statement regarding forward looking statements under "Incorporation of Certain Information by Reference."

                     DESCRIPTION OF WACHOVIA CAPITAL STOCK

     THE DESCRIPTIVE INFORMATION BELOW OUTLINES CERTAIN PROVISIONS OF WACHOVIA'S ARTICLES OF INCORPORATION AND BYLAWS AND THE NORTH CAROLINA BUSINESS CORPORATION ACT. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF WACHOVIA'S ARTICLES OF INCORPORATION AND BYLAWS, WHICH ARE INCORPORATED BY REFERENCE AS EXHIBITS TO THE REGISTRATION STATEMENT, AND THE NORTH CAROLINA BUSINESS CORPORATION ACT. SEE "AVAILABLE INFORMATION."

GENERAL

     Wachovia's authorized capital stock consists of 500,000,000 shares of Wachovia Common Stock, and 50,000,000 shares of preferred stock, par value $5.00 per share (the "Wachovia Preferred Stock"). As of June 30, 1997 there were 159,539,560 shares of Wachovia Common Stock outstanding and no shares of Wachovia Preferred Stock outstanding. In addition, at July 31, 1997, 22,219,602 shares of Wachovia Common Stock were reserved for issuance upon conversion of notes, exercise of stock options and awards and under Wachovia's dividend reinvestment plan. In addition, Wachovia estimates that approximately 47,723,000 shares of Wachovia Common Stock will be issued in connection with the Jefferson Merger, the 1st United Merger and the Merger.

     Because Wachovia is a holding company, the rights of Wachovia to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of Wachovia's shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that Wachovia itself may be a creditor of that subsidiary with recognized claims. Claims on Wachovia's subsidiaries by creditors other than Wachovia will include substantial obligations with respect to deposit liabilities and purchased funds.

PREFERRED STOCK

     The Wachovia Board is authorized to fix the preferences, limitations and relative rights of the Wachovia Preferred Stock and may establish series of such Wachovia Preferred Stock and determine the variations between series, and may cause Wachovia to issue any such shares without the approval of the holders of Wachovia Common Stock. If and when any Wachovia Preferred Stock is issued, the holders of Wachovia Preferred Stock may have a preference over holders of Wachovia Common Stock in the payment of dividends, upon liquidation of Wachovia, in respect of voting rights and in the redemption of the capital stock of Wachovia.

COMMON STOCK

     DIVIDENDS. The holders of Wachovia Common Stock are entitled to share ratably in dividends when and if declared by the Wachovia Board from funds legally available therefor.

     VOTING RIGHTS. Each holder of Wachovia Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

     CLASSIFICATION OF BOARD OF DIRECTORS. The Wachovia Board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Wachovia are elected at each annual meeting of the shareholders of Wachovia. Classification of the Wachovia Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Wachovia Board and thereby could impede a change in control of Wachovia.

     PREEMPTIVE RIGHTS. The holders of Wachovia Common Stock have no preemptive rights to acquire any additional shares of Wachovia Common Stock.

     ISSUANCE OF STOCK. Wachovia's articles of incorporation (the "Wachovia Articles") authorize the Wachovia Board to issue authorized shares of Wachovia Common Stock and Wachovia Preferred Stock and any other securities without shareholder approval. However, Wachovia Common Stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Wachovia Common Stock under certain circumstances.

     LIQUIDATION RIGHTS. In the event of liquidation, dissolution or winding-up of Wachovia, whether voluntary or involuntary, the holders of Wachovia Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding Wachovia Preferred Stock.

CHANGES IN CONTROL

     Certain provisions of the Wachovia Articles and Wachovia's bylaws may have the effect of preventing, discouraging or delaying any change in control of Wachovia. The authority of the Wachovia Board to issue Wachovia Preferred Stock with such rights and privileges as it may deem appropriate may enable the Wachovia Board to prevent a change in control despite a shift in ownership of the Wachovia Common Stock. In addition, the Wachovia Board's power to issue additional shares of Wachovia Common Stock may help delay or deter a change in control by increasing the number of shares needed to gain control. Moreover, the classification of the Wachovia Board would delay the ability of a dissatisfied shareholder or anyone who obtains a controlling interest in the Wachovia Common Stock to elect its designees to a majority of the seats on the Wachovia Board. The following provisions also may deter any change in control of Wachovia.

     FAIR PRICE PROVISIONS. Certain provisions of the Wachovia Articles (the "Fair Price Provisions") limit the ability of an Interested Shareholder to effect certain transactions involving Wachovia. An "Interested Shareholder" is defined in the Wachovia Articles to mean a shareholder who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 10% of the outstanding voting shares of Wachovia or a subsidiary of Wachovia, and certain assignees of or successors to any share of capital stock of Wachovia or a subsidiary which was at any time within two years prior thereto beneficially owned by an Interested Shareholder. Such transactions, which are referred to below collectively as a "Business Combination," include any merger with or consolidation into an Interested Shareholder or an affiliate thereof, any sale or other disposition of more than $25 million in assets to an Interested Shareholder or an associate or affiliate thereof, any issuance or transfer to any Interested Shareholder, or an associate or affiliate thereof, of equity securities of Wachovia or a subsidiary having a fair market value of $10 million or more, any recapitalization or reclassification of Wachovia securities or similar transaction increasing the percentage of outstanding shares owned by an Interested Shareholder or an associate or affiliate thereof or any proposal for liquidation or dissolution of Wachovia.

     Under the Fair Price Provisions, a Business Combination must either (i) be approved by the holders of at least 66 2/3% of the outstanding voting securities of Wachovia and the holders of at least a majority of the outstanding shares of Wachovia Common Stock not owned by the Interested Shareholder or (ii) comply with either the Continuing Director (as defined below) approval requirements described in this paragraph or the price requirements described in the following paragraph, in which case a Business Combination must be approved by the affirmative vote of a majority of the outstanding voting shares of Wachovia entitled to vote thereon. Under the Continuing Director requirement, the Business Combination must be approved by 66 2/3% of the "Continuing Directors," which consist of directors elected by shareholders of Wachovia prior to the Interested Shareholder's acquisition of more than 10% of the voting securities and any directors recommended to join the Wachovia Board by a majority of directors so elected. These approval provisions are less stringent than those contained in the North Carolina Shareholder Protection Act, which is not applicable to Wachovia (see -- "Antitakeover Legislation"), but are more stringent than the standard provisions of the North Carolina Business Corporation Act, which would apply in the absence of the Fair Price Provisions.

     Under the price requirements of the Fair Price Provisions, the price per share paid in a Business Combination must be at least equal to the greater of
(i) the fair market value per share of Wachovia Common Stock on the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher, multiplied by the ratio of (A) the highest per share price paid by the Interested Shareholder for any shares of Wachovia Common Stock acquired by it during the two-year period immediately prior to the Announcement Date to (B) the fair market value per share of Wachovia Common Stock on the first day during such two-year period on which the Interested Shareholder acquired any shares of Wachovia Common Stock and (ii) the highest per share price paid by such Interested Shareholder in acquiring any shares of Wachovia Common Stock. In addition, the consideration paid for Wachovia Common Stock in a Business Combination must be either cash or the same form of consideration paid by the Interested Shareholder to acquire its shares of Wachovia Common Stock. Moreover, the Interested Shareholder must not (i) have, directly or indirectly, acquired, after having become an Interested Shareholder, additional shares of newly issued Wachovia capital stock from Wachovia (other than upon conversion of convertible securities, a pro rata stock dividend or stock split or pursuant to the Fair Price provisions),

(ii) have received the benefit directly, or indirectly, of financial assistance from Wachovia or (iii) have made any major changes in Wachovia's business or equity capital structure.

     The Fair Price Provisions are designed to discourage attempts to take over Wachovia in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. In such two-step takeover attempts, the purchaser generally pays cash to acquire a controlling interest in a company and acquires the remaining equity interest by paying the remaining shareholders a price lower than that paid to acquire the controlling interest, often utilizing non-cash consideration.

     Although federal and state securities laws and regulations require that disclosure be made to shareholders of the terms of such a transaction, these laws provide no assurance that the financial terms of such a transaction will be fair to shareholders or that the shareholders can effectively prevent its consummation. The Fair Price Provisions are intended to address some of the effects of these gaps in federal and state law and to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with Wachovia. While the terms of such a non-negotiated takeover could be fair to Wachovia shareholders, negotiated transactions may result in more favorable terms to Wachovia's shareholders because of such factors as timing of the transaction, tax effects on the shareholders, and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arm's length rather than dictated by the purchaser.

     The Fair Price Provisions are designed to protect those shareholders who have not tendered or otherwise sold their shares to an Interested Shareholder in the initial step of a takeover attempt to which the requisite majority of shareholders or Continuing Directors is not receptive by assuring that at least the same price and form of consideration are paid to such shareholders as were paid in the initial step of the acquisition.

     Due to the difficulties of complying with the requirements of the Fair Price Provisions, the Fair Price Provisions generally may discourage attempts to obtain control of Wachovia. As a result, holders of Wachovia Common Stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the Fair Price Provisions would give veto power to the holders of a minority of the shares of Wachovia Common Stock with respect to a Business Combination which is opposed by more than 33 1/3% of the Continuing Directors but which a majority of shareholders may believe to be desirable and beneficial. Moreover, in any Business Combination not receiving the requisite supermajority approval of shareholders or of Continuing Directors, the minimum price provisions of the Fair Price Provisions, while providing objective pricing criteria, could be arbitrary and not indicative of value.

     REMOVAL OF DIRECTORS. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the voting shares not held by Interested Shareholders.

     AMENDMENT OF WACHOVIA ARTICLES. Except in certain specified circumstances, the provisions of the Wachovia Articles concerning their amendment; the duration of the corporation; the authorized capital stock; the number, classification, election and removal of directors; the absence of pre-emptive rights for shareholders; and the approval of Business Combinations may be amended only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the outstanding voting shares not held by Interested Shareholders.

     ANTITAKEOVER LEGISLATION. In 1987 the North Carolina General Assembly enacted The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act (the "Control Share Act"), each of which contains provisions intended to prevent, discourage or delay a change in control of North Carolina corporations electing to be covered by such legislation. Wachovia has elected to be subject only to the Control Share Act. For a summary of the material provisions of the Control Share Act, see "Certain Differences in the Rights of Wachovia Shareholders and Central Fidelity Shareholders -- Control Share Acquisitions."

     CONTROL ACQUISITIONS. The Federal Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding shares of Wachovia Common Stock, or such lesser number of shares as constitute control over Wachovia.

     SAVINGS AND LOAN HOLDING COMPANY REGULATIONS. As a savings and loan holding company, Wachovia is subject to additional regulations that restrict acquisitions of control by third parties. Subject to certain limited exceptions, control of a savings association or a savings and loan holding company may only be obtained with the approval (or in the case of an acquisition of control by an individual, the absence of disapproval) of the Office of Thrift Supervision ("OTS"), after a public comment and application review process. Any company acquiring control of a savings association becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination.

                 CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA
                 SHAREHOLDERS AND CENTRAL FIDELITY SHAREHOLDERS

     At the Effective Time, Central Fidelity shareholders automatically will become shareholders of Wachovia, and their rights as shareholders will be determined by the Wachovia Articles, Wachovia's bylaws and the North Carolina Business Corporation Act, instead of by the articles of incorporation and bylaws of Central Fidelity and the Virginia Stock Corporation Act. The following is a summary of the material differences in the rights of shareholders of Wachovia and Central Fidelity. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Virginia Stock Corporation Act, the North Carolina Business Corporation Act and the articles of incorporation and bylaws of each corporation.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     WACHOVIA. The Wachovia Articles provide that the affirmative vote of at least 66 2/3% of voting shares of Wachovia, including a majority of the shares held by a person other than an Interested Shareholder, is required to repeal certain provisions of the Wachovia Articles relating to the duration of the corporation, the authorized capital stock, the number, classification, election and removal of directors, preemptive rights of shareholders, business combinations and amendment of the Wachovia Articles. Amendment of such provisions requires the approval of the holders of at least 66 2/3% of the voting shares of Wachovia, including a majority of the voting shares not held by an Interested Shareholder, unless (i) there is no Interested Shareholder and such amendment is approved by a majority of the Wachovia Board or (ii) there exists an Interested Shareholder, but such amendment is approved by at least
66 2/3% of the Continuing Directors, in either which case the affirmative vote of the holders of at least a majority of the voting shares is sufficient to approve any such amendment.

     Wachovia's bylaws provide that the Wachovia Board has the power to adopt, amend or repeal the bylaws by a vote of a majority of the directors then in office, subject to the right of the shareholders to adopt, amend or repeal the bylaws, except that a bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Wachovia Board, unless the Wachovia Articles or a bylaw adopted by shareholders authorizes the Wachovia Board to do so.

     CENTRAL FIDELITY. Except with respect to provisions pertaining to the number, classification, election and removal of directors and certain business combinations with Interested Stockholders (as defined below, see
" -- Restrictions on Certain Business Combinations -- Central Fidelity"), Central Fidelity's articles of incorporation may be amended by the affirmative vote of a majority of each class of shares outstanding and entitled to vote. The provisions of the articles of incorporation pertaining to directors and certain business combinations may only be amended by the affirmative vote of 80% or more of each class of shares outstanding and entitled to vote.

SPECIAL MEETINGS OF SHAREHOLDERS

     WACHOVIA. A special meeting of the shareholders of Wachovia may be called only by its Chief Executive Officer or by the Wachovia Board.

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
     CENTRAL FIDELITY. A special meeting of the shareholders of Central Fidelity may be called by the Central Fidelity Board, the Chairman of the Central Fidelity Board or the President.

NUMBER OF DIRECTORS, CLASSIFIED BOARD OF DIRECTORS

     WACHOVIA. Wachovia's bylaws state that the number of directors shall not be less than nine, with the exact number of directors to be fixed by resolution of the Wachovia Board. The Wachovia Board has fixed the number at sixteen directors. Wachovia's bylaws state that the Wachovia Board shall be divided into three classes to serve staggered three-year terms. The effect of Wachovia's having a classified board of directors is that approximately only one-third of the members of the Wachovia Board are elected each year; consequently, two annual meetings are effectively required for Wachovia's shareholders to change a majority of the members of the Wachovia Board.

     CENTRAL FIDELITY. Central Fidelity's bylaws state that the number of directors shall not be less than three, with the exact number of directors to be fixed by the Central Fidelity Board. The Central Fidelity Board currently has thirteen directors. Central Fidelity's articles of incorporation and bylaws state that the Central Fidelity Board shall be divided into three classes to serve staggered three-year terms. The effect of Central Fidelity's having a classified board of directors is that approximately only one-third of the members of the Central Fidelity Board are elected each year; consequently, two annual meetings are effectively required for Central Fidelity's shareholders to change a majority of the members of the Central Fidelity Board.

REMOVAL OF DIRECTORS

     WACHOVIA. Wachovia's bylaws state that a director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares, including a majority of the voting shares not held by an Interested Shareholder.

     CENTRAL FIDELITY. Central Fidelity's articles of incorporation and bylaws state that a director may be removed, with or without cause, by a vote of shareholders holding 80% of the shares entitled to vote for the election of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS

     WACHOVIA. Wachovia's bylaws provide that director nominations by the Wachovia Board must include the Chairman and the Chief Executive Officer, if the Chief Executive Officer is not the Chairman, and if such person is not then a director or his or her term as a director is set to expire. Director nominations by a shareholder must be made in writing and delivered or mailed to the Chief Executive Officer of Wachovia not less than 14 days nor more than 50 days prior to any meeting of shareholders at which directors are to be elected, except that if less than 21 days' notice of the meeting is given to shareholders, such notification of the nomination must be mailed or delivered to the Chief Executive Officer of Wachovia not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

     CENTRAL FIDELITY. Central Fidelity's bylaws provide that nominations for election to the Central Fidelity Board may be made by the Central Fidelity Board or by any holder of any shares of the capital stock of Central Fidelity entitled to vote for the election of directors. Nominations other than those made by or on behalf of the Central Fidelity Board must be made in writing delivered or mailed to the Secretary of Central Fidelity and received no less than 60 days nor more than 90 days prior to any meeting of shareholders called for the election of directors. However, if notice of the meeting is mailed or public disclosure made to shareholders less than 70 days before the date set for the meeting, the nomination must be mailed or delivered to be received not later than the close of business on the tenth day following the day on which the notice of the meeting was mailed or public disclosure made.

RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     WACHOVIA. The Wachovia Articles have restrictions which are designed to discourage attempts to acquire control of Wachovia in non-negotiated transactions through the use of two-tier pricing tactics. The Fair Price Provisions are described above under "Description of Wachovia Capital
Stock -- Changes in Control -- Fair Price Provisions."

     CENTRAL FIDELITY. Central Fidelity's articles of incorporation also contain fair price provisions. These provisions limit the ability of an Interested Stockholder to effect certain transactions involving Central Fidelity. An "Interested Stockholder" is defined in Central Fidelity's articles of incorporation to mean a person who directly or indirectly beneficially owns more than 20% of the outstanding voting shares of Central Fidelity or who is an affiliate of Central Fidelity and within two years of the applicable action directly or indirectly beneficially owned more than 20% of the outstanding voting shares of Central Fidelity, and certain assignees of or successors to any voting shares of Central Fidelity which were at any time within two years prior thereto beneficially owned by an Interested Stockholder. Such transactions, which are referred to below collectively as a "Business Combination," include any merger with or consolidation into an Interested Stockholder or an affiliate thereof, any sale or other disposition of more than $15 million in assets to an Interested Stockholder or an affiliate thereof, any issuance or transfer to any Interested Stockholder, or an affiliate thereof, of equity securities of Central Fidelity or a subsidiary having a fair market value of $15 million or more, any proposal for liquidation or dissolution of Central Fidelity or any recapitalization or reclassification of Central Fidelity securities or similar transaction increasing the percentage of outstanding shares owned by an Interested Stockholder or an affiliate thereof.

     Under these provisions, a Business Combination must either (i) be approved by the holders of at least 80% of the outstanding voting securities of Central Fidelity or (ii) comply with either (a) the Disinterested Director (as defined below) approval requirements described in this paragraph or (b) the price requirements described in the following paragraph, in which case a Business Combination must be approved by such affirmative vote as is otherwise required by law. Under the Disinterested Director requirement, the Business Combination must be approved by a majority of the "Disinterested Directors," which consist of directors who became so prior to the Interested Stockholder's acquisition of more than 20% of the voting securities and any directors recommended to join the Central Fidelity Board by a majority of such Disinterested Directors.

     Under the fair price requirements, in addition to certain other conditions, the price per share paid to holders of Central Fidelity Common Stock in a Business Combination must be at least equal to the higher of (i) the highest per share price paid by the Interested Stockholder for any shares of Central Fidelity Common Stock acquired by it during the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher, and (ii) the fair market value per share of Central Fidelity Common Stock on the Announcement Date or the date the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher. The price per share paid to any other class of voting shares must be at least the highest of (i) the highest per share price paid by the Interested Stockholder for any other voting shares acquired by it during the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder, whichever is higher,
(ii) the highest amount such holders would be entitled to upon dissolution and
(iii) the fair market value per share on the Announcement Date or on the Determination Date, whichever is greatest. In addition, the consideration paid for voting shares in a Business Combination must be either cash or the same form of consideration paid by the Interested Stockholder to acquire such shares.

CONTROL SHARE ACQUISITIONS

     WACHOVIA. The Control Share Act contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

     The Control Share Act provides that, in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors, the corporation's shareholders, other than holders of control shares, may cause the corporation to redeem their shares. The right of redemption is subject to limitations on corporate distributions to shareholders and any contrary provision in the corporation's articles of incorporation or bylaws adopted by the shareholders prior to the occurrence of a control share acquisition. The Wachovia Articles and bylaws do not limit the ability of shareholders to cause Wachovia to redeem their shares under the circumstances described above.

     CENTRAL FIDELITY. The Virginia Stock Corporation Act contains similar provisions relating to control share acquisitions, but, as permitted by statute, Central Fidelity has provided in its bylaws that such provisions will not apply to acquisitions of shares of Central Fidelity.

LIMITATION ON DIRECTOR LIABILITY

     WACHOVIA. The Wachovia Articles provide that, to the full extent permitted by law, a director of Wachovia will have no personal liability to Wachovia or its shareholders for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of Wachovia or otherwise. North Carolina law generally provides for limitation on a director's liability provided that no such provision shall be effective with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability for unlawful distributions, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the provisions became effective.

     CENTRAL FIDELITY. Central Fidelity's articles of incorporation provide that, to the full extent permitted by law, a director or officer of Central Fidelity will not be liable to Central Fidelity or its shareholders for any monetary damages in excess of one dollar.

INDEMNIFICATION

     WACHOVIA. Wachovia's bylaws provide for indemnification of any liability of directors, officers, employees or agents of Wachovia or any wholly-owned subsidiary of Wachovia. Indemnification payments for liabilities and litigation expenses may be made only following a determination that the activities of the person to be indemnified (the "Claimant") were at the time taken not known or believed by the Claimant to be clearly in conflict with the best interest of Wachovia. Such determination will be made (i) by a majority of disinterested directors (if there are at least two such directors), (ii) if there are not two such directors or if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion, (iii) by a majority of the shareholders, or (iv) in accordance with any reasonable procedures prescribed by the Wachovia Board prior to the assertion of the claim for which indemnification is sought. If the Claimant is an officer or an employee of Wachovia, the determination may be made by the chief executive officer or a designee of the chief executive officer.

     CENTRAL FIDELITY. Central Fidelity's articles of incorporation provide for indemnification of liabilities and expenses of directors and officers (and, by majority vote of the Central Fidelity Board, any other person serving as an employee or agent of Central Fidelity or serving at the request of Central Fidelity as a director, officer, employee or agent of another corporation, partnership, joint venture, trust employee benefit plan or other profit or non-profit enterprise), except such liabilities and expenses incurred because of such person's willful misconduct or knowing violation of the criminal law.

DISSENTERS' RIGHTS

     WACHOVIA. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles shareholders to dissent.

     CENTRAL FIDELITY. Virginia law generally provides for dissenters' rights in connection with mergers and share exchanges that would require shareholder approval, and for sales of substantially all of the assets of a corporation (other than in the usual and regular course of business and other than certain liquidations and court-ordered sales) except in certain circumstances. The Virginia Stock Corporation Act provides that no holder of any class or series of shares is entitled to dissent with respect to such a transaction unless, among other things: (i) in the case of a plan of merger or share exchange, the holders of that class or series of shares are required to accept for such shares anything other than (a) cash, (b) shares, or shares and cash in lieu of fractional shares, of the surviving or acquiring corporation or of any other corporation that at the record date fixed for determining shareholders entitled to receive notice of and to vote at the meeting at which the merger or share exchange will be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 stockholders, or (c) a combination of cash and shares as set forth in (a) and (b) above; or
(ii) the transaction to be
voted on is an "affiliated transaction" and is not approved by a majority of disinterested directors as required by the Virginia Stock Corporation Act. Holders of the Central Fidelity Common Stock have no dissenters' rights with respect to the consummation of the Merger.

RIGHT TO RECEIVE REPORTS

     WACHOVIA. The North Carolina Business Corporation Act provides that Wachovia must notify its shareholders if the corporation indemnifies or advances expenses to a director under the provisions of the North Carolina Business Corporation Act in connection with a shareholder derivative action, or if Wachovia issues or authorizes the issuance of shares for promissory notes or for promises to render services in the future.

     CENTRAL FIDELITY. Central Fidelity's shareholders are not entitled to such notification under the Virginia Stock Corporation Act, although the disclosure requirements of the federal securities laws may in some cases require disclosure of such matters to Central Fidelity's shareholders in proxy statements and other documents filed with the Commission.

SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS

     WACHOVIA. Under the North Carolina Business Corporation Act, qualified shareholders have the right to inspect and copy certain records of Wachovia if their demand is in good faith and for a proper purpose. Such right of inspection requires that the shareholder give Wachovia at least five business days' written notice of the demand, describing with reasonable particularity the purpose and the requested records. The records must be directly connected with the shareholder's purpose. The rights of inspection and copying extend not only to shareholders of record but also to beneficial owners whose beneficial ownership is certified to Wachovia by the shareholder of record. However, Wachovia is under no duty to provide any accounting records or any records with respect to any matter that Wachovia determines in good faith may, if disclosed, adversely affect Wachovia in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to shareholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of Wachovia.

     CENTRAL FIDELITY. The Virginia Stock Corporation Act permits any Central Fidelity shareholder, upon written demand submitted at least five business days in advance, to inspect and copy certain listed materials, including the articles of incorporation, the bylaws and certain Central Fidelity Board resolutions and minutes of shareholders' meetings. The Virginia Stock Corporation Act further permits a Central Fidelity shareholder who has held his shares for six months or more or who owns five percent or more of the outstanding stock of Central Fidelity, upon five business days' prior written demand made in good faith and for a proper purpose, to inspect and copy the accounting records, excerpts from minutes of meeting of the Central Fidelity Board and its committees, the minutes of any shareholders' meetings and the list of shareholders. In addition, Central Fidelity is required to prepare a shareholder list with respect to any shareholders' meeting and to make such list available at Central Fidelity's principal office to any shareholder for a period of ten days prior to the meeting and during such meeting and any adjournments thereof.

SHAREHOLDER RIGHTS PLAN

     WACHOVIA. Wachovia has no shareholder rights plan. This may make it less difficult for a potential acquiror to effect a non-negotiated business combination with Wachovia than with Central Fidelity.

     CENTRAL FIDELITY. In the event that any person or affiliated group becomes the beneficial owner of 10% or more of the outstanding Central Fidelity Common Stock, subject to certain exclusions provided in the Central Fidelity Rights Agreement (an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person, will thereafter have the right to receive, upon exercise of the Right at the exercise price (initially $110, subject to adjustment), that number of shares of Central Fidelity Common Stock having an aggregate market price equal to twice the purchase price. Central Fidelity may at its option substitute shares of Series A Junior Participating Preferred Stock, par value $25.00 per share ("Preferred Shares"), for each share of Central Fidelity Common Stock issuable upon exercise of Rights, at the rate of one one-hundredth of a Preferred Share for each share of Common Stock so issuable. In the event that, at any time after an Acquiring Person has become such, (a) Central Fidelity is acquired in a merger or share exchange with the Acquiring Person or its affiliates or associates or a merger or share exchange in which any terms or arrangements of the transaction relating to the

Acquiring Person are not identical to the terms or arrangements with respect to other holders of Central Fidelity Common Stock or (b) assets representing more than 50% of the consolidated assets or earning power of Central Fidelity are sold and, at the time of any such transaction described in (a) or (b) above (or any agreement in respect thereof), the Acquiring Person controls the Central Fidelity Board, Central Fidelity is prohibited from entering into such transaction until proper provision has been made so that each holder of a Right would thereafter have the right to receive, upon exercise of the Right at the exercise price, that number of shares of common stock of the acquiring company having an aggregate market price on the date of such transaction equal to twice the Purchase Price.

     Central Fidelity has amended the Central Fidelity Rights Agreement so that the execution of the Merger Agreement and the consummation of the Merger or the exercise by Wachovia of its rights under the Stock Option Agreement will not trigger the exercisability of the Rights. See "The Merger -- Amendment to the Central Fidelity Rights Agreement."

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

WACHOVIA

     Wachovia Common Stock is traded on the NYSE under the symbol "WB." The following table sets forth, for the indicated periods, the high and low closing sale prices for Wachovia Common Stock as reported by the NYSE, and the cash dividends declared per share of Wachovia Common Stock for the indicated periods.

                                                                     PRICE RANGE         CASH DIVIDENDS
                             QUARTER                                 HIGH     LOW      DECLARED PER SHARE
1995:
     First........................................................   $36 1/2  $32             $.33
     Second.......................................................    37 7/8  34 1/4           .33
     Third........................................................    45      35 3/8           .36
     Fourth.......................................................    48 1/4  43 1/8           .36
1996:
     First........................................................    48 3/8  41 1/4           .36
     Second.......................................................    46 1/4  40 7/8           .36
     Third........................................................    49 7/8  39 5/8           .40
     Fourth.......................................................    60 1/4  48 3/4           .40
1997:
     First........................................................    64 5/8  54 1/2           .40
     Second.......................................................    66 7/8  53 1/2           .40
     Third........................................................    72      59 1/8           .44

     On June 23, 1997, the last trading day before public announcement of the Merger, the closing price per share of Wachovia Common Stock on the NYSE was $62 5/8. Past price performance is not necessarily indicative of likely future price performance. Holders of Central Fidelity Common Stock are urged to obtain current market quotations for shares of Wachovia Common Stock.

     The holders of Wachovia Common Stock are entitled to receive dividends when and if declared by the Wachovia Board out of funds legally available therefor. Although Wachovia currently intends to continue paying quarterly cash dividends on the Wachovia Common Stock, there can be no assurance that Wachovia's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Wachovia Board's consideration of other relevant factors.

CENTRAL FIDELITY

     Central Fidelity Common Stock is traded on the Nasdaq Stock Market under the symbol "CFBS." The following table sets forth, for the indicated periods, the high and low closing sale prices for Central Fidelity Common Stock as reported in the Nasdaq Stock Market, and the cash dividends declared per share of Central Fidelity Common Stock for the indicated periods.

                                                                  PRICE RANGE           CASH DIVIDENDS
                          QUARTER                               HIGH       LOW        DECLARED PER SHARE
1995:
     First..................................................   $18.17      16.17            $  .19
     Second.................................................    20.33      17.00               .20
     Third..................................................    22.00      19.50               .20
     Fourth.................................................    22.67      20.50               .20
1996:
     First..................................................    23.00      21.09               .20
     Second.................................................    23.50      22.00               .22
     Third..................................................    25.00      21.50               .22
     Fourth.................................................    27.25      24.25               .22
1997:
     First..................................................    30.25      25.25               .22
     Second.................................................    37.81      27.25               .24
     Third..................................................    44.25      36.50               .24

     On June 23, 1997, the last trading day before public announcement of the Merger, the closing price per share of Central Fidelity Common Stock on the Nasdaq Stock Market was $31 7/8. Past price performance is not necessarily indicative of likely future price performance. Holders of Central Fidelity Common Stock are urged to obtain current market quotations for shares of Central Fidelity Common Stock.

        VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF CENTRAL FIDELITY

PRINCIPAL BENEFICIAL OWNERS

     The following table lists the only shareholder known by Central Fidelity to be the beneficial owner of more than five percent of outstanding Central Fidelity Common Stock. In addition, Wachovia has the right under the Stock Option Agreement to acquire up to 19.9% (16.6% after giving effect to the full exercise thereof) of Central Fidelity Common Stock under certain conditions. See "The Merger -- Stock Option Agreement."

          NAME AND ADDRESS OF               AMOUNT AND NATURE OF      PERCENT OF
            BENEFICIAL OWNER                BENEFICIAL OWNERSHIP     COMMON STOCK
The Capital Group Companies, Inc.           5,475,650 Shares (1)         9.2%
Capital Research and Management Company
  333 South Hope Street
  Los Angeles, CA 90071

(1) The following information was obtained from a Schedule 13G filed jointly by The Capital Group Companies, Inc. and its wholly-owned subsidiary, Capital Research and Management Company, with the Commission for the year ended December 31, 1996. The Capital Group Companies, Inc., as parent holding company of a group of investment management companies, held sole power to vote, or to direct the voting of, 1,788,650 shares and sole power to dispose, or to direct the disposition, of all 5,475,650 shares. Of those shares, Capital Research and Management Company held the sole power to dispose, or to direct the disposition, of 3,312,150 shares, or 5.6%, of Central Fidelity Common Stock, but held no power to vote, or to direct the voting over, the shares, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The remaining shares reported as beneficially owned by the Capital Group Companies, Inc. were beneficially owned by Capital Guardian Trust Company, another wholly-owned subsidiary.

SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

     Following is a table which indicates as of September 10, 1997, the amount and the percent of beneficial ownership of Central Fidelity Common Stock for each director, the Chief Executive Officer and the four other most highly compensated executive officers, and all directors and executive officers as a group. Unless otherwise noted, each individual has sole voting and sole investment power with respect to the number of shares set forth opposite his name.

                                                                           AMOUNT AND NATURE OF         PERCENT OF
                                NAME                                     BENEFICIAL OWNERSHIP (1)      COMMON STOCK
James F. Betts......................................................           41,148                     *
Alvin R. Clements...................................................           60,435                     *
Phyllis L. Cothran..................................................           2,756                      *
Jack H. Ferguson....................................................           10,832                     *
Thomas R. Glass.....................................................           32,864                     *
Philip G. Hug.......................................................          141,093                     *
George R. Lewis.....................................................           7,518                      *
Jay O. Livingston...................................................          138,692                     *
G. Bruce Miller.....................................................           28,806                     *
Lewis N. Miller, Jr.................................................          365,065                     *
T. Justin Moore, III................................................           3,772                      *
Richard L. Morrill..................................................           4,824                      *
Lloyd U. Noland, III................................................          143,961                     *
John T. Percy, Jr...................................................          138,814                     *
William H. Pruitt...................................................          106,968                     *
William G. Reynolds, Jr.............................................           18,830                     *
Kenneth S. White....................................................           23,603                     *
All directors and executive officers as a group (30)................         2,028,310                   3.35  %

(1) Includes beneficial ownership of the following shares which may be acquired within 60 days of September 10, 1997 pursuant to stock options, by: Mr. Hug, 40,436 shares; Mr. Livingston, 46,920 shares; Mr. Lewis N. Miller, Jr., 205,251 shares; Mr. Percy, 70,328 shares; Mr. Pruitt, 66,248 and all directors and executive officers as a group, 955,471 shares.

 * No individual director or named officer beneficially owns 1% or more of the outstanding Central Fidelity Common Stock.

                                    EXPERTS

     The consolidated financial statements of Wachovia incorporated by reference in Wachovia's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Central Fidelity incorporated by reference from Central Fidelity's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       VALIDITY OF WACHOVIA COMMON STOCK

     The validity of the shares of Wachovia Common Stock being offered hereby will be passed upon for Wachovia by Kenneth W. McAllister, Executive Vice President and General Counsel.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Central Fidelity Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting, provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any adjournment or postponement.

                             SHAREHOLDER PROPOSALS

     If the Merger is not consummated, Central Fidelity expects to hold its next annual meeting of shareholders during May, 1998. In the event that such a meeting is held, any proposals of shareholders intended to be presented at such meeting must be received at Central Fidelity's principal executive offices at 1021 E. Cary Street, Post Office Box 27602, Richmond, Virginia, 23261-7602,
Attn: William N. Stoyko, Secretary, not less than 120 days prior to March 31, 1998 in order for such proposals to be included in Central Fidelity's proxy statement and form of proxy related to such meeting. As required by Section 1.13 of Central Fidelity's bylaws for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Central Fidelity. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of Central Fidelity not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annul meeting was mailed or such disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on Central Fidelity's books, of the shareholder proposing such business, (c) the class and number of shares of Central Fidelity which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                           dated as of June 23, 1997

                                 by and between

                              Wachovia Corporation

                                      and

                          Central Fidelity Banks, Inc.

                               TABLE OF CONTENTS

                                                                                                                   PAGE
RECITALS........................................................................................................     A-1

                                   ARTICLE I

Certain Definitions.............................................................................................     A-1
             1.01  CERTAIN DEFINITIONS..........................................................................     A-1

                                   ARTICLE II

The Merger......................................................................................................     A-4
             2.01  THE MERGER...................................................................................     A-4
             2.02  EFFECTIVE DATE AND EFFECTIVE TIME............................................................     A-4
             2.03  PLAN OF MERGER...............................................................................     A-4

                                  ARTICLE III

Consideration; Exchange Procedures..............................................................................     A-5
             3.01  MERGER CONSIDERATION.........................................................................     A-5
             3.02  RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS......................................................     A-5
             3.03  FRACTIONAL SHARES............................................................................     A-5
             3.04  EXCHANGE PROCEDURES..........................................................................     A-5
             3.05  ANTI-DILUTION PROVISIONS.....................................................................     A-6
             3.06  OPTIONS......................................................................................     A-6

                                   ARTICLE IV

Actions Pending Acquisition.....................................................................................     A-6
             4.01  FOREBEARANCES OF CENTRAL.....................................................................     A-6
             4.02  FOREBEARANCES OF WACHOVIA....................................................................     A-8

                                   ARTICLE V

Representations and Warranties..................................................................................     A-8
             5.01  DISCLOSURE SCHEDULES.........................................................................     A-8
             5.02  STANDARD.....................................................................................     A-8
             5.03  REPRESENTATIONS AND WARRANTIES OF CENTRAL....................................................     A-8
             5.04  REPRESENTATIONS AND WARRANTIES OF WACHOVIA...................................................    A-14

                                   ARTICLE VI

Covenants.......................................................................................................    A-17
             6.01  REASONABLE BEST EFFORTS......................................................................    A-17
             6.02  STOCKHOLDER APPROVALS........................................................................    A-17
             6.03  REGISTRATION STATEMENT.......................................................................    A-17
             6.04  PRESS RELEASES...............................................................................    A-18
             6.05  ACCESS; INFORMATION..........................................................................    A-18
             6.06  ACQUISITION PROPOSALS........................................................................    A-18
             6.07  AFFILIATE AGREEMENTS.........................................................................    A-19
             6.08  TAKEOVER LAWS................................................................................    A-19
             6.09  CERTAIN POLICIES.............................................................................    A-19
             6.10  NYSE LISTING.................................................................................    A-19
             6.11  REGULATORY APPLICATIONS......................................................................    A-19
             6.12  INDEMNIFICATION..............................................................................    A-19
             6.13  BENEFIT PLANS................................................................................    A-20
             6.14  ACCOUNTANTS' LETTERS.........................................................................    A-21
             6.15  NOTIFICATION OF CERTAIN MATTERS..............................................................    A-21
             6.16  DIRECTORS....................................................................................    A-21
             6.17  DIVIDEND COORDINATION........................................................................    A-21

                                  ARTICLE VII

Conditions to Consummation of the Merger........................................................................    A-21
             7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER...................................    A-21
             7.02  CONDITIONS TO OBLIGATION OF CENTRAL..........................................................    A-22
             7.03  CONDITIONS TO OBLIGATION OF WACHOVIA.........................................................    A-22

                                  ARTICLE VIII

Termination.....................................................................................................    A-23
             8.01  TERMINATION..................................................................................    A-23
             8.02  EFFECT OF TERMINATION AND ABANDONMENT........................................................    A-23

                                   ARTICLE IX

Miscellaneous...................................................................................................    A-24
             9.01  SURVIVAL.....................................................................................    A-24
             9.02  WAIVER; AMENDMENT............................................................................    A-24
             9.03  COUNTERPARTS.................................................................................    A-24
             9.04  GOVERNING LAW................................................................................    A-24
             9.05  EXPENSES.....................................................................................    A-24
             9.06  NOTICES......................................................................................    A-24
             9.07  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...........................................    A-25
             9.08  INTERPRETATION; EFFECT.......................................................................    A-25

EXHIBIT A     Form of Stock Option Agreement [See APPENDIX B of this Proxy
Statement/Prospectus]

EXHIBIT B     Rights Agreement Amendment

EXHIBIT C     Form of Central Affiliate Agreement

EXHIBIT D     Form of Wachovia Affiliate Agreement

     AGREEMENT AND PLAN OF MERGER, dated as of June 23, 1997 (this "AGREEMENT"), by and between Central Fidelity Banks, Inc. ("CENTRAL") and Wachovia Corporation ("WACHOVIA").

                                    RECITALS

     A. CENTRAL FIDELITY BANKS, INC.. Central Fidelity Banks, Inc. is a Virginia corporation, having its principal place of business in Richmond, Virginia.

     B. WACHOVIA CORPORATION. Wachovia Corporation is a North Carolina corporation, having its principal place of business in both Winston-Salem, North Carolina and Atlanta, Georgia.

     C. STOCK OPTION AGREEMENT. As an inducement to the willingness of Wachovia to continue to pursue the transactions contemplated by this Agreement , Central expects (but is not obligated) to grant to Wachovia an option pursuant to a stock option agreement, in substantially the form of Exhibit A.

     D. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be accounted for under the "pooling-of-interests" accounting method and be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 as amended (the "CODE").

     E. BOARD ACTION. The respective Boards of Directors of each of Wachovia and Central have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS

     1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

     "ACQUISITION PROPOSAL" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Central or any of its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Central or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

     "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "CENTRAL" has the meaning set forth in the preamble to this Agreement.

     "CENTRAL AFFILIATE" has the meaning set forth in Section 6.07(a).

     "CENTRAL BOARD" means the Board of Directors of Central.

     "CENTRAL BY-LAWS" means the By-laws of Central.

     "CENTRAL CERTIFICATE" means the Amended and Restated Articles of Incorporation of Central.

     "CENTRAL COMMON STOCK" means the common stock, par value $5.00 per share, of Central.

     "CENTRAL MEETING" has the meaning set forth in Section 6.02.

     "CENTRAL RIGHTS" means the preferred share purchase rights issued under the Central Rights Agreement.

     "CENTRAL RIGHTS AGREEMENT" means the Amended and Restated Rights Agreement, dated as of November 9, 1994, between Central and Central Fidelity National Bank.

     "CENTRAL 1983 PREFERRED STOCK" means the 1983 Preferred Stock, par value $25.00 per share, of Central.

     "CENTRAL PREFERRED STOCK" means the preferred stock, par value $100.00 per share, of Central.

     "CENTRAL STOCK" means, collectively, Central Common Stock, Central 1983 Preferred Stock and Central Preferred Stock.

     "CENTRAL STOCK PLANS" means, the 1995 Stock Incentive Plan, 1986 Incentive Stock Option Plan, 1988 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, 1993 Incentive Stock Option Plan and the 1982 Stock Option Plan.

     "CODE" has the meaning set forth in the recitals.

     "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in Section 5.03(m).

     "CORPORATION COMMISSION" has the meaning set forth in Section 2.01(b).

     "COSTS" has the meaning set forth in Section 6.12(a).

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

     "EFFECTIVE DATE" means the date on which the Effective Time occurs.

     "EFFECTIVE TIME" means the effective time of the Merger, as provided for in
Section 2.02.

     "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" has the meaning set forth in Section 5.03(m).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "EXCHANGE AGENT" has the meaning set forth in Section 3.04.

     "EXCHANGE FUND" has the meaning set forth in Section 3.04.

     "EXCHANGE RATIO" has the meaning set forth in Section 3.01.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 6.12(a).

     "INSURANCE AMOUNT" has the meaning set forth in Section 6.12(b).

     "INSURANCE POLICY" has the meaning set forth in Section 5.03(t).

     "LIENS" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "MATERIAL ADVERSE EFFECT" means, with respect to Wachovia or Central, any effect that (i) is material and adverse to the financial position, results of operations or business of Wachovia and its Subsidiaries taken as a whole or Central and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Wachovia or Central to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally and (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

     "MERGER" has the meaning set forth in Section 2.01.

     "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

     "MULTIEMPLOYER PLANS" has the meaning set forth in Section 5.03(m).

     "NASDAQ" means The Nasdaq Stock Market, Inc.'s National Market System.

     "NCBCA" means the North Carolina Business Corporation Act.

     "NEW CERTIFICATE" has the meaning set forth in Section 3.04.

     "NORTH CAROLINA SECRETARY" means the North Carolina Secretary of State.

     "NYSE" means the New York Stock Exchange, Inc.

     "OLD CERTIFICATE" has the meaning set forth in Section 3.04.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "PENSION PLAN" has the meaning set forth in Section 5.03(m).

     "PLANS" has the meaning set forth in Section 5.03(m).

     "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

     "PROXY STATEMENT" has the meaning set forth in Section 6.03.

     "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

     "REGULATORY AUTHORITY" has the meaning set forth in Section 5.03(i).

     "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

     "SEC" means the Securities and Exchange Commission.

     "SEC DOCUMENTS" has the meaning set forth in Section 5.03(g).

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "STOCK OPTION AGREEMENT" has the meaning set forth in Recital C.

     "SUBSIDIARY" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

     "TAKEOVER LAWS" has the meaning set forth in Section 5.03 (o).

     "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "TREASURY STOCK" shall mean shares of Central Stock held by Central or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

     "VSCA" means the Virginia Stock Corporation Act.

     "WACHOVIA" has the meaning set forth in the preamble to this Agreement.

     "WACHOVIA BOARD" means the Board of Directors of Wachovia.

     "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA MEETING" has the meaning set forth in Section 6.02.

     "WACHOVIA PREFERRED STOCK" means the preferred stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

                                   ARTICLE II
                                   THE MERGER

     2.01 THE MERGER. (a) At the Effective Time, Central shall merge with and into Wachovia (the "MERGER"), the separate corporate existence of Central shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with Central (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Central Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of Central's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Virginia State Corporation Commission (the "Corporation Commission") of articles of merger in accordance with Section 13.1-720 of the VSCA and the filing in the Office of the Secretary of State of the State of North Carolina (the "North Carolina Secretary") of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such articles and the issuance of certificates of merger by the Corporation Commission and the North Carolina Secretary under the VSCA and the NCBCA, respectively. The Merger shall have the effects prescribed in the NCBCA and the VSCA.

     (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     (d) DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia (except as provided in Section 6.16) immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

     2.03 PLAN OF MERGER. At the request of Wachovia, Wachovia and Central shall enter into a separate plan of merger reflecting the terms hereof for purposes of any filing requirement of the VSCA or NCBCA.

                                  ARTICLE III
                       CONSIDERATION; EXCHANGE PROCEDURES

     3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

          (a) OUTSTANDING CENTRAL COMMON STOCK AND CENTRAL RIGHTS. Each share, excluding Treasury Stock, of Central Common Stock issued and outstanding immediately prior to the Effective Time, together with each associated Central Right, shall become and be converted into 0.63 of a share of Wachovia Common Stock (the "EXCHANGE RATIO"). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.05.

          (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

          (c) TREASURY SHARES. Each share of Central Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Central Stock shall cease to be, and shall have no rights as, stockholders of Central, other than to receive any dividend or other distribution with respect to such Central Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of Central or the Surviving Corporation of shares of Central Stock.

     3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of Central Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

     3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with Wachovia Bank, N.A. (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Central Common Stock and the associated Central Rights ("OLD CERTIFICATES"), for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to this Article III in exchange for outstanding shares of Central Common Stock.

     (b) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each former holder of record of shares of Central Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Wachovia shall cause the New Certificates into which shares of a stockholder's Central Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Central Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Central Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old

Certificate representing shares of Central Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of Central Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Central for six months after the Effective Time shall be paid to Wachovia. Any stockholders of Central who have not theretofore complied with this Article III shall thereafter look only to Wachovia for payment of the shares of Wachovia Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Wachovia Common Stock deliverable in respect of each share of Central Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.05 ANTI-DILUTION PROVISIONS. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.06 OPTIONS. At the Effective Time, each outstanding option to purchase shares of Central Common Stock under the Central Stock Plans (each, a "CENTRAL STOCK OPTION"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Central Stock Option, the number of shares of Wachovia Common Stock equal to (a) the number of shares of Central Common Stock subject to the Central Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT OPTION"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Central Common Stock which were purchasable pursuant to such Central Stock Option divided by (z) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Central Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Central shall take all action, if any, necessary with respect to the Central Stock Plans to permit the replacement of the outstanding Central Stock Options by Wachovia pursuant to this Section. At the Effective Time, Wachovia shall assume the Central Stock Plans; PROVIDED, that such assumption shall be only in respect of the Replacement Options and that Wachovia shall have no obligation with respect to any awards under the Central Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Central Stock Plans.

                                   ARTICLE IV
                          ACTIONS PENDING ACQUISITION

     4.01 FOREBEARANCES OF CENTRAL. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, Central will not, and will cause each of its Subsidiaries not to:

          (a) ORDINARY COURSE. Conduct the business of Central and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Central's ability to perform any of its material obligations under this Agreement.

          (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Central Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or

     (iii) permit any additional shares of Central Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

          (c) DIVIDENDS, ETC. (a) Make, declare, pay or set aside for payment any dividend (other than (A) quarterly cash dividends on Central Stock in an amount not to exceed $0.24 per share with record and payment dates consistent with past practice and (B) dividends from wholly owned Subsidiaries to Central or another wholly owned Subsidiary of Central) on or in respect of, or declare or make any distribution on any shares of Central Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

          (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Central or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (iv) for grants of awards to newly hired employees consistent with past practice.

          (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Central or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (g) ACQUISITIONS. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

          (h) GOVERNING DOCUMENTS. Amend the Central Certificate, Central By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Central's Subsidiaries.

          (i) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

          (j) CONTRACTS. Amend, or take any action adverse to Wachovia with respect to, the Central Rights Agreement or, except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

          (k) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Central and its Subsidiaries, taken as a whole.

          (l) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (m) RISK MANAGEMENT. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

          (n) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business.

          (o) COMMITMENTS. Agree or commit to do any of the foregoing.

     4.02 FOREBEARANCES OF WACHOVIA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Central, Wachovia will not, and will cause each of its Subsidiaries not to:

          (a) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend.

          (b) ADVERSE ACTIONS. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of Wachovia to exercise its rights under the Stock Option Agreement.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Wachovia has delivered to Central a schedule and Central has delivered to Wachovia a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.02 STANDARD. No representation or warranty of Central or Wachovia contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

     5.03 REPRESENTATIONS AND WARRANTIES OF CENTRAL. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Central hereby represents and warrants to Wachovia:

          (a) ORGANIZATION, STANDING AND AUTHORITY. Central is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Central is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

          (b) CENTRAL STOCK. As of the date hereof, the authorized capital stock of Central consists solely of (i) 100,000,000 shares of Central Common Stock, of which no more than 56,800,000 shares were outstanding as of the date hereof, (ii) 200,000 shares of Central Preferred Stock, of which no shares are outstanding and (iii) 4,000,000 shares of Central 1983 Preferred Stock, of which no shares are outstanding as of the date hereof. As of the date hereof, no shares of Central Common Stock and no shares of Central Preferred Stock were held in treasury by Central or otherwise owned by Central or its Subsidiaries. The outstanding shares of Central Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule, there are no shares of Central Stock authorized and reserved for issuance, Central does not have any Rights issued or outstanding with respect to Central Stock, and Central does not have any commitment to authorize, issue or sell any Central Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of Central Common Stock which are issuable and reserved for issuance upon exercise of Central Stock Options as of the date hereof are Previously Disclosed in Central's Disclosure Schedule.

          (c) SUBSIDIARIES. (i)(A) Central has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Central or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. (section mark)55) and are owned by Central or its Subsidiaries free and clear of any Liens.

          (ii) Central does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

          (iii) Each of Central's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

          (d) CORPORATE POWER. Central and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Central has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

          (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of more than two-thirds of the outstanding shares of Central Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Central and the Central Board on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Central, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Central Board of Directors has received the written opinion of Keefe, Bruyette & Woods, Inc. to the effect that as of the date hereof the consideration to be received by the holders of Central Common Stock in the Merger is fair to the holders of Central Common Stock from a financial point of view.

          (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Central or any of its Subsidiaries in connection with the execution, delivery or performance by Central of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and Virginia banking authorities, (B) filings with the SEC and state securities authorities and the approval of this Agreement by the stockholders of Central, and (C) the filing of articles of merger with the Corporation Commission pursuant to the VSCA and the North Carolina Secretary pursuant to the NCBA and the issuance of related certificates of merger. As of the date hereof, Central is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

          (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Central or of any of its Subsidiaries or to which Central or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Central Certificate or the Central By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) FINANCIAL REPORTS AND SEC DOCUMENTS. (i) Central's Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, Central's "SEC DOCUMENTS") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Central and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Central and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

          (ii) Except as Previously Disclosed in its Disclosure Schedule, since December 31, 1996, Central and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

          (iii) Since December 31, 1996, (A) Central and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Central.

     (h) LITIGATION. No litigation, claim or other proceeding before any court or governmental agency is pending against Central or any of its Subsidiaries and, to Central's knowledge, no such litigation, claim or other proceeding has been threatened.

     (i) REGULATORY MATTERS. (i) Neither Central nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve Board and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "REGULATORY AUTHORITIES").

     (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (j) COMPLIANCE WITH LAWS. Central and each of its Subsidiaries:

          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Central's knowledge, no suspension or cancellation of any of them is threatened; and

          (iii) has received, since December 31, 1995, no notification or communication from any Governmental Authority (A) asserting that Central or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or
     (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Central's knowledge, do any grounds for any of the foregoing exist).

     (k) MATERIAL CONTRACTS; DEFAULTS. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (l) NO BROKERS. No action has been taken by Central that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Keefe, Bruyette & Woods, Inc.

     (m) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(m)(i) of Central's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "EMPLOYEES"), consultant or former consultant (the "CONSULTANTS") or director or former director (the "DIRECTORS") of Central or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "COMPENSATION AND BENEFIT PLANS"). Neither Central nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

     (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service

("IRS") for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and Central is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Central, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Central nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Central or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

     (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by Central or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA AFFILIATE") which is considered one employer with Central under Section 4001(a)(14) of ERISA or
Section 414(b) or (c) of the Code (an "ERISA AFFILIATE PLAN"). None of Central, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to Central's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of Central, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which in either case reasonably could be expected to change such result.

     (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Central or any of its Subsidiaries is a party have been timely made or have been reflected on Central's financial statements to the extent required by generally accepted accounting principles. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Central, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

     (v) Neither Central nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Central or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

     (vi) Central and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

     (vii) With respect to each Compensation and Benefit Plan, if applicable, Central has provided or made available to Wachovia, true and complete copies of its existing (A) Compensation and Benefit Plan documents and amendments thereto and (B) trust instruments and insurance contracts.

     (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

     (ix) Neither Central nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

     (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Wachovia, Central or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (n) LABOR MATTERS. Neither Central nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Central or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Central or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Central's knowledge, threatened, nor is Central aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (o) TAKEOVER LAWS; DISSENTERS RIGHTS. Central has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby (the "Covered Transactions") are exempt from, the requirements of any "moratorium", "control share" , "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER LAWS"), including, without limitation, the Commonwealth of Virginia, and including, without limitation, Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of Central's disinterested directors approved such transactions for such purposes prior to any "determination date" with respect to Wachovia) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. The provisions of Article VIII of the Central Certificate do not apply to the Covered Transactions as they have been approved by a majority of the Disinterested Directors (as defined in Article VIII). Holders of Central Common Stock do not have dissenters rights in connection with the Merger.

     (p) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of Central or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Central nor any of its Subsidiaries has received any notice from any person or entity that Central or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (q) TAX MATTERS. (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Central and its Subsidiaries have been duly filed, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the 1994 federal income Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Central or its Subsidiaries. Central has made available to Wachovia true and correct copies of the United States federal income Tax Returns filed by Central and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1996. Neither Central nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Central's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Central's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Central nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

     (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     (r) RISK MANAGEMENT INSTRUMENTS. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Central's own account, or for the account of one or more of Central's Subsidiaries or their customers (all of which are listed on Central's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Central or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Central nor its Subsidiaries, nor to Central's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

     (s) BOOKS AND RECORDS. The books and records of Central and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Central and its Subsidiaries.

     (t) INSURANCE. Central's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Central or its Subsidiaries ("INSURANCE POLICIES"). Central and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Central reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Central and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (u) ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

     (v) RIGHTS AGREEMENT. Central has duly adopted an amendment to the Central Rights Agreement in the form of Exhibit B, as a result of which neither Wachovia nor any affiliate or associate will become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Central Rights Agreement) will occur, and the rights issued under the Rights Agreement will not become separable, distributable, unredeemable or exercisable as a result of the approval, execution or delivery of this Agreement or the Stock Option Agreement or the consummation of the transactions contemplated hereby or thereby.

     (w) DISCLOSURE. The representations and warranties contained in this
Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04 REPRESENTATIONS AND WARRANTIES OF WACHOVIA. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Wachovia hereby represents and warrants to Central as follows:

     (a) ORGANIZATION, STANDING AND AUTHORITY. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) WACHOVIA STOCK. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 500,000,000 shares of Wachovia Common Stock, of which no more than 162,000,000 shares were outstanding as of the date hereof and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

     (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of Central Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     (c) SUBSIDIARIES. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

     (d) CORPORATE POWER. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with the federal and state banking authorities; (B) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger and, if required to consummate the Merger, the adoption and approval by the shareholders of Wachovia of this Agreement; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Corporation Commission pursuant to the VSCA and the North Carolina Secretary pursuant to the NCBCA and the issuance of related certificates of merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Wachovia is not aware of any reason why the approvals set forth in
Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

     (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (g) FINANCIAL REPORTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Wachovia's SEC Documents, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (ii) Since December 31, 1996, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

     (h) LITIGATION; REGULATORY ACTION. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

     (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Wachovia or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) COMPLIANCE WITH LAWS. Wachovia and each of its Subsidiaries:

     (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

     (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

     (j) NO BROKERS. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to Credit Suisse First Boston Corporation.

     (k) TAX MATTERS. (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Wachovia and its Subsidiaries have been duly filed, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the federal income Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Wachovia or its Subsidiaries. Neither Wachovia nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Wachovia's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Wachovia's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Wachovia nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

     (l) ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

     (m) DISCLOSURE. The representations and warranties contained in this
Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI
                                   COVENANTS

     6.01 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of Central and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

     6.02 STOCKHOLDER APPROVALS. Wachovia, to the extent required to consummate the Merger, and Central agree to take, in accordance with applicable law or NYSE or NASDAQ rules and their respective articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of their respective stockholders to consider and vote upon, (i) in the case of Wachovia, the approval and adoption of this Agreement and any other matter required to be approved by Wachovia's stockholders for consummation of the Merger (including any adjournment or postponement, the "WACHOVIA MEETING") and, (ii) in the case of Central, the approval and adoption of this Agreement and any other matters required to be approved by Central's stockholders for consummation of the Merger (including any adjournment or postponement, the "CENTRAL MEETING"), in each case as promptly as practicable after the Registration Statement is declared effective. The Wachovia Board, to the extent required to consummate the Merger, and the Central Board shall each recommend such approval, and Wachovia, to the extent required to consummate the Merger, and Central shall each take all reasonable, lawful action to solicit such approval by their respective stockholders.

     6.03 REGISTRATION STATEMENT. (a) Wachovia agrees to prepare a registration statement on Form S-4 or other applicable form (the "REGISTRATION STATEMENT") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Wachovia and Central constituting a part thereof (the "PROXY STATEMENT") and all related documents). Central agrees to cooperate, and to cause its Subsidiaries to cooperate, with Wachovia, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and PROVIDED that Central and its Subsidiaries have cooperated as required above, Wachovia agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Central and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Central agrees to furnish to Wachovia all information concerning Central, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of Central and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Wachovia Meeting or the Central Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Central and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) Wachovia agrees to advise Central, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 PRESS RELEASES. Each of Central and Wachovia agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE or NASDAQ rules.

     6.05 ACCESS; INFORMATION. (a) Each of Central and Wachovia agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

     (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information
(i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.06 ACQUISITION PROPOSALS. Central agrees that it shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Central shall promptly

(within 24 hours) advise Wachovia following the receipt by Central of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Wachovia of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.07. AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, (i) Wachovia shall deliver to Central a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Wachovia Meeting or if there is no Wachovia Meeting, the Central Meeting, deemed to be an "affiliate" of Wachovia (each, a "Wachovia Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) Central shall deliver to Wachovia a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Central Meeting, deemed to be an "affiliate" of Central (each, a "Central Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

     (b) Each of Central and Wachovia shall use its respective reasonable best efforts to cause each person who may be deemed to be a Central Affiliate or a Wachovia Affiliate, as the case may be, to execute and deliver to Central and Wachovia on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit C or Exhibit D, respectively.

     6.08 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 CERTAIN POLICIES. Prior to the Effective Date, Central shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Wachovia, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Wachovia; PROVIDED, HOWEVER, that Central shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

     6.10 NYSE LISTING. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of Central Common Stock in the Merger.

     6.11 REGULATORY APPLICATIONS. (a) Wachovia and Central and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and Central shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     6.12 INDEMNIFICATION. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the present directors and officers of Central and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Central is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the Commonwealth of Virginia, the Central Certificate and the Central By-Laws as in effect on the date hereof; PROVIDED that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Virginia law, the Central Certificate and the Central By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and PROVIDED, FURTHER, that in the absence of applicable Virginia judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

     (b) For a period of five years from the Effective Time, Wachovia shall use its reasonable best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Central or any of its Subsidiaries (determined as of the Effective
Time) (as opposed to Central) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Central; PROVIDED, HOWEVER, that in no event shall Wachovia be required to expend more than 200 percent of the current amount expended by Central (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; PROVIDED, FURTHER, that if Wachovia is unable to maintain or obtain the insurance called for by this Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of Central or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; PROVIDED that the failure so to notify shall not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

     (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

     6.13 BENEFIT PLANS. Wachovia shall, from and after the Effective Time, (a) except as provided in clause (h), honor the Compensation and Benefit Plans in accordance with their terms, (b) except as provided in clauses (e) and (h) below, provide former employees of Central who remain as employees of Wachovia with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Wachovia, (c) provide employees of Central who remain as employees of Wachovia credit for years of service with Central or any of its subsidiaries prior to the Effective Time for the purpose of eligibility and vesting, (d) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Compensation and Benefit Plans) and eligibility waiting periods under group health plans of Wachovia to be waived with respect to former employees of Central who remain as employees of Wachovia (and their eligible dependents) and who become participants in such group health plans, (e) provide, to any employee of the Surviving Corporation who participated in the Central Executive Supplemental Retirement Plan immediately prior to the Effective Time, benefits under such plan, or, if more favorable to such employee, pursuant to (f) below, (f) offer any employee of the Surviving Corporation who is a member of the Central Management Committee and who is covered by an employment agreement, a replacement agreement in the form afforded to similarly situated executives of Wachovia; PROVIDED, HOWEVER, that such executives agree to terminate their existing employment agreement and waive any rights they have thereunder; PROVIDED, FURTHER, that such executives who execute the replacement employment agreements with Wachovia will be provided with an Executive Retirement Agreement, Supplemental Retirement Agreement or participation under the Wachovia Retirement Income Benefit Enhancement Plan, as determined by the Chief Executive Officers of Wachovia and Central, in replacement of, but no less favorable than, their benefits under the Central Executive Supplemental Retirement Plan, (g) Wachovia shall make the contribution contemplated by Section 10(b) of the Central Executive Supplemental

Retirement Plan to either the Wachovia Grantor Trust or the Central Grantor Trust in accordance with such Section 10(b) and (h) honor the Central Special Severance Policy, as amended effective June 23, 1997, as reflected on Schedule 4.01(d), the Central Special Executive Severance Policy, as amended effective June 23, 1997, as reflected on Schedule 4.01(d), and any other Central severance or change of control agreements, plans or policies as Previously Disclosed in accordance with their terms.

     6.14 ACCOUNTANTS' LETTERS. Each of Central and Wachovia shall use its reasonable best efforts to cause to be delivered to the other party, and to Wachovia's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick LLP and Ernst & Young, LLP, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

     6.15 NOTIFICATION OF CERTAIN MATTERS. Each of Central and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.16 DIRECTORS. Wachovia agrees to cause three members of the Central Board on the date hereof (selected by Wachovia after consultation with Central) who are still members of the Central Board immediately prior to the Effective Time and willing and eligible to serve to be elected or appointed as a director of Wachovia at, or as promptly as practicable after, the Effective Time.

     6.17 DIVIDEND COORDINATION. The Board of Directors of Central shall cause its regular quarterly dividend record dates and payment dates for Central Common Stock to be the same as Wachovia's regular quarterly dividend record dates and payment dates for Wachovia Common Stock (e.g., Central shall move its next dividend record and payment dates from September and October to August and September, respectively), and Central shall not thereafter change its regular dividend payment dates and record dates.

                                  ARTICLE VII
                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Wachovia and Central to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and Central prior to the Effective Time of each of the following conditions:

          (a) STOCKHOLDER APPROVALS. This Agreement and the Merger shall have been duly adopted by the requisite vote of the stockholders of Central and duly adopted by the requisite vote, if any, of the stockholders of Wachovia.

          (b) REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (d) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

          (f) LISTING. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02 CONDITIONS TO OBLIGATION OF CENTRAL. The obligation of Central to consummate the Merger is also subject to the fulfillment or written waiver by Central prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Wachovia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Central shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF WACHOVIA. Wachovia shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Central shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

          (c) OPINION OF CENTRAL'S COUNSEL. Central shall have received an opinion of Wachtell, Lipton, Rosen & Katz, special counsel to Central, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of Central who receive shares of Wachovia Common Stock in exchange for shares of Central Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Wachtell, Lipton, Rosen & Katz, may require and rely upon representations contained in letters from Central, Wachovia and stockholders of Central.

          (d) ACCOUNTANTS' LETTERS. Central shall have received the letters referred to in Section 6.14 from Ernst & Young, LLP, Wachovia's independent auditors.

          (e) ACCOUNTING TREATMENT. Central shall have received from KPMG Peat Marwick LLP, Central's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

     7.03 CONDITIONS TO OBLIGATION OF WACHOVIA. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Central set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of Central by the Chief Executive Officer and the Chief Financial Officer of Central to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF CENTRAL. Central shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of Central by the Chief Executive Officer and the Chief Financial Officer of Central to such effect.

          (c) OPINION OF WACHOVIA'S COUNSEL. Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Central, Wachovia and stockholders of Central.

          (d) ACCOUNTANTS' LETTERS. Wachovia and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from KPMG Peat Marwick LLP, Central's independent auditors.

          (e) ACCOUNTING TREATMENT. Wachovia shall have received from Ernst & Young, LLP, Wachovia's independent auditors, letters, dated the date of or shortly prior to each of the mailing date of the Proxy Statement and the Effective Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

          (f) CENTRAL RIGHTS. No person shall have become an "Acquiring Person" and no "Distribution Date" (as such terms are defined in the Central Rights Agreement) shall have occurred, and the Central Rights shall not have become separable, distributable, redeemable or exercisable.

                                  ARTICLE VIII
                                  TERMINATION

     8.01 TERMINATION. This Agreement may be terminated, and the Acquisition may be abandoned:

          (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Wachovia and Central, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

          (b) BREACH. At any time prior to the Effective Time, by Wachovia or Central, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

          (c) DELAY. At any time prior to the Effective Time, by Wachovia or Central, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Acquisition is not consummated by June 30, 1998, except to the extent that the failure of the Acquisition then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

          (d) NO APPROVAL. By Central or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.01(a) herein is not obtained at the Central Meeting or the Wachovia Meeting.

          (e) FAILURE TO RECOMMEND, ETC. At any time prior to the Central Meeting, by Wachovia if the Central Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia; or at any time prior to the Wachovia Meeting, by Central, if the Wachovia Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Central.

          (f) FAILURE TO EXECUTE AND DELIVER STOCK OPTION AGREEMENT. At any time prior to June 26, 1997, by Wachovia if Central shall not have executed and delivered the Stock Option Agreement to Wachovia.

     8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Section
6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05, 6.16, 8.02, and this Article IX which shall survive such termination).

     9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that (A) after the Central Meeting, this Agreement may not be amended if it would violate the VSCA or reduce the consideration to be received by Central stockholders in the Merger and (B) after the Wachovia Meeting, this Agreement may not be amended if it would violate the NCBCA.

     9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the NCBCA or VSCA are applicable).

     9.05 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between Central and Wachovia.

     9.06 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to Central, to:

        Central Fidelity Banks, Inc.
        1021 East Cary Street
        Richmond, Virginia 23219
        Attention: Chairman of the Board
        Facsimile: (804) 697-7345

     With a copy to:

        Wachtell, Lipton, Rosen & Katz
        51 West 52nd Street
        New York, New York 10019
        Attention: Edward D. Herlihy, Esq.
        Facsimile: (212) 403-2000

     With a copy to:

        William H. Schwarzchild, III
        Williams, Mullen, Christian & Dobbins
        1021 East Cary Street, 16th Floor
        Richmond, Virginia 23219
        Facsimile: (804) 783-6507

     If to Wachovia, to:

        Wachovia Corporation
        100 North Main Street
        Winston-Salem, North Carolina 27150
        Attention: Chairman of the Board
        Facsimile: (910) 770-5959

     With a copy to:

        Wachovia Corporation
        100 North Main Street
        Winston-Salem, North Carolina 27150
        Attention: Kenneth W. McAllister
        Facsimile: (910) 770-5959

     With a copy to:

        Sullivan & Cromwell
        125 Broad Street
        New York, New York 10004-2498
        Attention: H. Rodgin Cohen, Esq.
                Mark J. Menting, Esq.
        Facsimile: (212) 558-3588

     9.07 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and any Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such Stock Option Agreement). Except for Section 6.12 and as set forth in Central's Disclosure Schedule, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Central, Wachovia or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

                       *               *               *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          CENTRAL FIDELITY BANKS, INC.

                                          By: /s/ Lewis N. Miller, Jr.
                                            Name: Lewis N. Miller, Jr.
                                            Title: President and
                                                Chief Executive Officer

                                          WACHOVIA CORPORATION

                                          By: /s/ L. M. Baker, Jr.
                                            Name: L. M. Baker, Jr.
                                            Title: President and
                                                Chief Executive Officer

                                 PLAN OF MERGER

     PLAN OF MERGER (this "PLAN") of Central Fidelity Banks, Inc. ("CENTRAL FIDELITY"), a Virginia Corporation, and Wachovia Corporation ("WACHOVIA"), a North Carolina corporation.

                                   ARTICLE I
                                  DEFINITIONS

     1.1 CERTAIN DEFINITIONS. The following terms are used in this Plan with the meanings set forth below:

          "CENTRAL FIDELITY COMMON STOCK" means the common stock, par value $5.00 per share, of Central Fidelity.

          "CENTRAL FIDELITY STOCK PLANS" means the 1995 Stock Incentive Plan, 1986 Incentive Stock Option Plan, 1988 Incentive Stock Option Plan, 1991 Incentive Stock Option Plan, 1993 Incentive Stock Option Plan and the 1982 Stock Option Plan.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "EFFECTIVE DATE" means the effective date of the Merger.

          "EFFECTIVE TIME" means the effective time of the Merger.

          "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of June 23, 1997 by and between Central Fidelity and Wachovia.

          "NCBCA" means the North Carolina Business Corporation Act.

          "NYSE" means the New York Stock Exchange, Inc.

          "VSCA" means the Virginia Stock Corporation Act.

          "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia.

          "WACHOVIA PREFERRED STOCK" means the preferred stock, par value $5.00 per share, of Wachovia.

          "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

                                   ARTICLE II
                              TERMS OF THE MERGER

     2.1 THE MERGER. The names of the corporations to be merged are Wachovia Corporation and Central Fidelity Banks, Inc. At the Effective Time, Central Fidelity shall merge with and into Wachovia (the "MERGER"), the separate corporate existence of Central Fidelity shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION").

     2.2 EFFECT OF THE MERGER. The Merger shall become effective upon the occurrence of the filing in the office of the Virginia State Corporation Commission (the "CORPORATION COMMISSION") of articles of merger in accordance with Section 13.1-720 of the VSCA and the filing in the Office of the Secretary of State of the State of North Carolina (the "NORTH CAROLINA SECRETARY") of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such articles and the issuance of a certificate of merger by the Corporation Commission under the VSCA. The Merger shall have the effects prescribed in the NCBCA and the VSCA.

     2.3 ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     2.4 DIRECTORS AND OFFICERS OF WACHOVIA. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified, except that Wachovia shall cause three members of the Central Fidelity board of directors (selected by Wachovia after consultation with Central Fidelity) who are members of the Central Fidelity board of directors immediately prior to the Effective Time and willing and eligible to serve, to be elected or appointed as directors of Wachovia at, or as promptly as practicable after, the Effective Time.

                                  ARTICLE III
                              MANNER AND BASIS OF
                               CONVERTING SHARES

     3.1 BASIS FOR CONVERSION OF SHARES. At the Effective Time, automatically by virtue of the Merger and without any action on the part of any person:

          (a) OUTSTANDING CENTRAL FIDELITY COMMON STOCK. Each share of Central Fidelity Common Stock issued and outstanding immediately prior to the Effective Time, excluding shares of Central Fidelity Stock held by Central Fidelity's Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of a debt previously contracted in good faith, shall become and be converted into 0.63 of a share of Wachovia Common Stock (the "EXCHANGE RATIO"). In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted. Central Fidelity Common Stock is the only class of stock of Central Fidelity issued and outstanding.

          (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger.

          (c) OTHER SHARES. Each share of Central Fidelity Common Stock held by Central Fidelity or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of a debt previously contracted in good faith, immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.2 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Central Fidelity Common Stock shall cease to be, and shall have no rights as, stockholders of Central Fidelity, other than to receive any dividend or other distribution with respect to such Central Fidelity Common Stock with a record date occurring prior to the Effective Time and the consideration provided herein. After the Effective Time, there shall be no transfers on the stock transfer books of Central Fidelity or the Surviving Corporation of shares of Central Fidelity Common Stock.

     3.3 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of Central Fidelity Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates (as defined below) delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

     3.4 MANNER OF CONVERTING SHARES. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with Wachovia Bank, N.A. (in such capacity, the "EXCHANGE AGENT"), for the benefit of the holders of certificates formerly representing shares of Central Fidelity Common Stock ("OLD CERTIFICATES"), for exchange, certificates representing the shares of Wachovia Common Stock ("NEW CERTIFICATES") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto, without any interest on any such cash, dividends or distributions, being hereinafter referred to as the "EXCHANGE FUND") to be paid in exchange for outstanding shares of Central Fidelity Common Stock.

          (b) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each former holder of record of shares of Central Fidelity Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates. Wachovia shall cause the New Certificates into which shares of a stockholder's Central Fidelity Common Stock are converted on the

     Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Central Fidelity Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive upon such delivery.

          (c) Notwithstanding the foregoing, neither the Exchange Agent nor Wachovia or Central Fidelity shall be liable to any former holder of Central Fidelity Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Central Fidelity Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor, and no such shares of Central Fidelity Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates. After becoming so entitled, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

          (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Central Fidelity for six months after the Effective Time shall be paid to Wachovia. Any stockholders of Central Fidelity who have not theretofore complied with the exchange procedures shall thereafter look only to Wachovia for payment of the shares of Wachovia Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Wachovia Common Stock deliverable in respect of each share of Central Fidelity Common Stock such stockholder holds as determined pursuant to this Plan, in each case, without any interest thereon and Wachovia shall make such payment.

     3.5 OPTIONS. At the Effective Time, each outstanding option to purchase shares of Central Fidelity Common Stock under the Central Fidelity Stock Plans (each, a "CENTRAL FIDELITY STOCK OPTION"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Central Fidelity Stock Option, the number of shares of Wachovia Common Stock equal to (a) the number of shares of Central Fidelity Common Stock subject to the Central Fidelity Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "REPLACEMENT OPTION"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Central Fidelity Common Stock which were purchasable pursuant to such Central Fidelity Stock Option divided by (z) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Central Fidelity Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At the Effective Time, Wachovia shall assume the Central Fidelity Stock Plans; PROVIDED, that such assumption shall be only in respect of the Replacement Options and that Wachovia shall have no obligation with respect to any awards under the Central Fidelity Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Central Fidelity Stock Plans.

                                   ARTICLE IV
                            CONDITIONS TO THE MERGER

          4.1 Consummation of the Merger is conditioned upon the following:

          (a) Approval of the Merger Agreement and this Plan by the requisite vote of the stockholders of Central Fidelity;

          (b) Receipt of required regulatory approvals;

          (c) Absence of governmental action prohibiting consummation;

          (d) An effective Registration Statement under the Securities Act of 1933 and no orders or other action suspending such effectiveness;

          (e) Receipt of all required permits and authorizations under state securities laws;

          (f) Approval of the shares of Wachovia Common Stock issued in the Merger for listing on the New York Stock Exchange;

          (g) All representations and warranties made by Wachovia and Central Fidelity are true and correct as of the Effective Time and receipt by Wachovia and Central Fidelity of appropriate officers' certificates to such effect;

          (h) Performance of all required obligations by Wachovia and Central Fidelity and receipt by Wachovia and Central Fidelity of appropriate officers' certificates to such effect; and

          (i) Receipt by Wachovia and Central Fidelity of appropriate opinions of counsel and letters of their respective independent auditors related to the Merger.

                                      ARTICLE V
                                     TERMINATION

          5.1 This Plan may be terminated prior to the Effective Time as provided in Article VIII of the Merger Agreement.

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of June 24, 1997, between Wachovia Corporation, a North Carolina corporation ("Grantee"), and Central Fidelity Banks, Inc., a Virginia corporation ("Issuer").

                                  WITNESSETH:

     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement");

     WHEREAS, as an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined); and

     WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 11,280,000 fully paid and nonassessable shares of the common stock, par value $5.00 per share, of Issuer ("Common Stock") at a price per share equal to the average of last reported sale prices per share of Common Stock as reported on the NASDAQ National Market System on June 20 and 23, 1997; PROVIDED, HOWEVER, that in the event Issuer issues or agrees to issue any shares of Common Stock (other than shares of Common Stock issued pursuant to stock options granted pursuant to any employee benefit plan prior to the date hereof) at a price less than such average price per share (as adjusted pursuant to subsection (b) of Section 5), such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); PROVIDED, FURTHER, that in no event shall the number of shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of Common Stock. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

     (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

     2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), PROVIDED that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) or Section 8.01(e) of the Merger Agreement or by Grantee or Issuer pursuant to Section 8.01(d)(ii) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to
Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to
Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

     (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

          (i) Issuer or its Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")) (the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean
     (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, PROVIDED, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or the Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

          (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

          (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

          (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

          (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

          (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

          (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

          (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

     (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

          (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

          (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

     (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); PROVIDED, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

     (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and (ii) present and surrender this Agreement to Issuer at its principal executive offices, PROVIDED that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

     (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

     (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

          "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of June 23, 1997, between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

     3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer;
(iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

     4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

     (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

     6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section
10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; PROVIDED, HOWEVER, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and PROVIDED FURTHER, HOWEVER, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

     7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

     (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

          (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

          (ii) the consummation of any Acquisition Transaction described in
     Section 2(b)(i) hereof, except that the percentage referred to in clause
     (z) shall be 50%.

     8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
     (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; PROVIDED that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

     (c) The Substitute Option shall have the same terms as the Option, PROVIDED that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

     (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this
Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

     (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
(ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

     10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

     11. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

     12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; PROVIDED, HOWEVER, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (E.G., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

     13. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

     14. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; PROVIDED, HOWEVER, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $50.0 million (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

     (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option

Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

     (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; PROVIDED, HOWEVER, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
14).

     15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

     16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

     17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

     18. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the VSCA are applicable).

     19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

     22. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          CENTRAL FIDELITY BANKS, INC.

                                          By: /s/ LEWIS N. MILLER, JR.
                                            Name: Lewis N. Miller, Jr.
                                            Title: President and Chief Executive
                                                   Officer

                                          WACHOVIA CORPORATION

                                          By: /s/ L.M. BAKER, JR.
                                            Name: L.M. Baker, Jr.
                                            Title: President and Chief Executive
                                                   Officer

                                                                      APPENDIX C

  (Letterhead of Keefe, Bruyette & Woods, Inc. appears here with the following text:

                           Keefe, Bruyette & Woods, Inc.
                              Specialists in Banking

              Two World Trade Center  85th floor  New York, N.Y. 10048

   Toll Free                                                         Telephone
1-800-966-1559                                                      212-323-8300


                                                                 October 7, 1997

Board of Directors
Central Fidelity Banks, Inc.
1021 East Cary Street
Richmond, VA 23219

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Central Fidelity Banks, Inc. ("Central Fidelity") of the exchange ratio in the proposed merger (the "Merger") of Central Fidelity with and into Wachovia Corporation ("Wachovia"), pursuant to the Agreement and Plan of Merger dated as of June 23, 1997 between Central Fidelity and Wachovia (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock of Central Fidelity will be exchanged for
 .63 shares of common stock of Wachovia (the "Exchange Ratio"). Keefe, Bruyette & Woods, Inc. ("KBW") was informed by Central Fidelity, and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.

     KBW as part of its investment banking business is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Central Fidelity and Wachovia and as a market maker in securities, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of Central Fidelity and Wachovia for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion, it has been disclosed to Central Fidelity. We have acted as a financial advisor to the Board of Directors of Central Fidelity in rendering this fairness opinion and will receive a fee from Central Fidelity for our services.

     In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, Annual Reports to Shareholders of Central Fidelity and Wachovia for the three years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Central Fidelity and Wachovia, and certain internal financial analyses and forecasts for Central Fidelity and Wachovia prepared by management. We also have held discussions with members of the senior management of Central Fidelity and Wachovia regarding the past and current business operations, regulatory relationships, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and stock market information for Central Fidelity and Wachovia with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

Central Fidelity Banks, Inc.
Board of Directors
Page 2

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Central Fidelity and Wachovia as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Wachovia and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for Central Fidelity and Wachovia are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Central Fidelity or Wachovia, nor have we examined individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Central Fidelity and Wachovia; (ii) the assets and liabilities of Central Fidelity and Wachovia; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to the common shareholders of Central Fidelity.

                                             Very truly yours,

                                             /s/ Keefe, Bruyette & Woods, Inc.

                                             KEEFE, BRUYETTE & WOODS, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant is incorporated under the laws of North Carolina. Sections 55-8-50 et seq. of the North Carolina Business Corporation Act prescribe the conditions under which indemnification may be obtained by a present or former director or officer of the Registrant who incurs expenses or liability as a consequence of certain proceedings arising out of his or her activities as a director or officer. Article IX of the Registrant's Bylaws also provides for indemnification of directors and officers under certain circumstances. The Registrant has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT
NUMBER                                           DESCRIPTION OF EXHIBITS
   2.1   --  Agreement and Plan of Merger, dated as of June 23, 1997, by and between Wachovia Corporation and
             Central Fidelity Banks, Inc. (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein).
   2.2   --  Plan of Merger of Central Fidelity Banks, Inc. and Wachovia Corporation (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein).
   2.3   --  Agreement and Plan of Merger, dated as of June 9, 1997, by and between Wachovia Corporation and
             Jefferson Bankshares, Inc. (Exhibit 2 to Wachovia Corporation's Form 13D, dated June 19, 1997, File
             No. 0-9101*).
   2.4   --  Agreement and Plan of Merger, dated as of August 6, 1997, by and between Wachovia Corporation and
             First United Bancorp (Exhibit 2.1 to Wachovia Corporation's Form 13D, dated August 15, 1997, File
             No. 0-20254*).
   3.1   --  Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
             the year ended December 31, 1993, File No. 1-9021*).
   3.2   --  Bylaws.
   4.1   --  Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K for
             the year ended December 31, 1993, File No. 1-9021*).
   4.2   --  Bylaws (included herewith as Exhibit 3.2).
   4.3   --  All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
   5.1   --  Opinion of Kenneth W. McAllister, including consent.
   8.1   --  Opinion of Sullivan & Cromwell, including consent.
   8.2   --  Opinion of Wachtell, Lipton, Rosen & Katz, including consent.
  10.1   --  Employment Agreement, dated as of June 23, 1997, by and between Wachovia Corporation and Lewis N.
             Miller, Jr.
  10.2   --  Stock Option Agreement, dated as of June 24, 1997, by and between Wachovia Corporation and Central
             Fidelity Banks, Inc. (included as Appendix B to the Proxy Statement/Prospectus and incorporated by reference herein).
  23.1   --  Consent of Kenneth W. McAllister (appears in Legal Opinion, Exhibit 5.1)
  23.2   --  Consent of Sullivan & Cromwell (appears in Legal Opinion, Exhibit 8.1)
  23.3   --  Consent of Wachtell, Lipton, Rosen & Katz (appears in Legal Opinion, Exhibit 8.2)
  23.4   --  Consent of Ernst & Young LLP
  23.5   --  Consent of KPMG Peat Marwick LLP
  23.6   --  Consent of Keefe, Bruyette & Woods, Inc.
  24.1   --  Power of Attorney
  99.1   --  Form of Proxy

* Incorporated herein by reference

     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering Prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (5) That every Prospectus (a) that is filed pursuant to paragraph (4) immediately preceding, or (b) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (See Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on October 6, 1997.

                                             WACHOVIA CORPORATION

                                             By: /s/        L. M. BAKER
                                                       L. M. BAKER, JR.
                                                 PRESIDENT AND CHIEF EXECUTIVE
                                                             OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                        TITLE                                DATE

      /s/   L.M. BAKER, JR.              Director, President and                               October 6, 1997
            L.M. BAKER, JR.                Chief Executive Officer

      /s/  PETER C. BROWNING*            Director                                              October 6, 1997
           PETER C. BROWNING

      /s/  JOHN L. CLENDENIN*            Director                                              October 6, 1997
           JOHN L. CLENDENIN

      /s/  LAWRENCE M. GRESSETTE, JR.*   Director                                              October 6, 1997
           LAWRENCE M. GRESSETTE, JR.

     /s/   THOMAS K. HEARN, JR.*         Director                                              October 6, 1997
           THOMAS K. HEARN, JR.

     /s/   GEORGE W. HENDERSON, III*     Director                                              October 6, 1997
           GEORGE W. HENDERSON, III

     /s/   W. HAYNE HIPP*                Director                                              October 6, 1997
           W. HAYNE HIPP

     /s/   ROBERT M. HOLDER, JR.*        Director                                              October 6, 1997
           ROBERT M. HOLDER, JR.

     /s/   ROBERT A. INGRAM*             Director                                              October 6, 1997
           ROBERT A. INGRAM

     /s/   JAMES W. JOHNSTON*            Director                                              October 6, 1997
           JAMES W. JOHNSTON

               SIGNATURE                                        TITLE                                DATE
     /s/   ROBERT S. MCCOY, JR.        Executive Vice President and                          October 6, 1997
           ROBERT S. MCCOY, JR.          Chief Financial Officer

     /s/   JOHN G. MEDLIN, JR.         Director                                              October 6, 1997
           JOHN G. MEDLIN, JR.

     /s/   WYNDHAM ROBERTSON*          Director                                              October 6, 1997
           WYNDHAM ROBERTSON

     /s/   HERMAN J. RUSSELL*          Director                                              October 6, 1997
           HERMAN J. RUSSELL

     /s/   SHERWOOD H. SMITH, JR.*     Director                                              October 6, 1997
           SHERWOOD H. SMITH, JR.

     /s/   DONALD K. TRUSLOW           Comptroller                                           October 6, 1997
           DONALD K. TRUSLOW

     /s/   JOHN C. WHITAKER, JR.*      Director                                              October 6, 1997
           JOHN C. WHITAKER, JR.

    * By: /s/ KENNETH W. MCALLISTER
              (SIGNATURE)

              KENNETH W. MCALLISTER
                  (PRINT NAME)

                ATTORNEY-IN-FACT
                    (TITLE)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                           DESCRIPTION OF EXHIBITS
  2.1    Agreement and Plan of Merger, dated as of June 23, 1997, by and between Wachovia Corporation and Central
         Fidelity Banks, Inc. (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)
  2.2    Plan of Merger of Central Fidelity Banks, Inc. and Wachovia Corporation (included as Appendix A to the
         Proxy Statement/Prospectus and incorporated by reference herein)
  2.3    Agreement and Plan of Merger, dated as of June 9, 1997, by and between Wachovia Corporation and
         Jefferson Bankshares, Inc. (Exhibit 2 to Wachovia Corporation's Form 13D, dated June 19, 1997, File No.
         1-9021*)
  2.4    Agreement and Plan of Merger, dated as of August 6, 1997 by and between Wachovia Corporation and 1st
         United Bancorp (Exhibit 2.1 to Wachovia Corporation's Form 13D dated August 15, 1997, File No. 1-9021*).
  3.1    Amended and Restated articles of incorporation of Incorporation (Exhibit 3.1 to Wachovia Corporation's
         Form 10-K for the year ended December 31, 1993, File No. 1-9021*)
  3.2    Bylaws
  4.1    Amended and Restated articles of incorporation of Incorporation (Exhibit 3.1 to Wachovia Corporation's
         Form 10-K for the year ended December 31, 1993, File No. 1-9021*)
  4.2    Bylaws (included herewith as Exhibit 3.2)
  4.3    All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  5.1    Opinion of Kenneth W. McAllister, including consent
  8.1    Opinion of Sullivan & Cromwell, including consent
  8.2    Opinion of Wachtell, Lipton Rosen & Katz, including consent.
 10.1    Employment Agreement, dated as of June 23, 1997 by and between Wachovia Corporation and Lewis N. Miller,
         Jr.
 10.2    Stock Option Agreement, dated as of June 24, 1997, by and between Wachovia Corporation and Central
         Fidelity Banks, Inc. (included as Appendix B to the Proxy Statement/Prospectus and incorporated by reference herein).
 23.1    Consent of Kenneth W. McAllister (appears in Legal Opinion, Exhibit 5.1)
 23.2    Consent of Sullivan & Cromwell (appears in Legal Opinion, Exhibit 8.1)
 23.3    Consent of Wachtell, Lipton, Rosen & Katz (appears in Legal Opinion, Exhibit 8.2)
 23.4    Consent of Ernst & Young LLP
 23.5    Consent of KPMG Peat Marwick LLP
 23.6    Consent of Keefe, Bruyette & Woods, Inc.
 24.1    Powers of Attorney
 99.1    Form of Proxy

* Incorporated herein by reference

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